IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

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In re:	:	Chapter 11
:
BUFFETS HOLDINGS, INC.,	:	Case No. 08-10141 (MFW)
a Delaware corporation, et al.,[1]	:
	:	Jointly Administered
Debtors.	:
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DISCLOSURE STATEMENT FOR DEBTORS’ THIRD
AMENDED JOINT PLAN OF REORGANIZATION
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

Dated:	March 11, 2009	YOUNG CONAWAY STARGATT & TAYLOR, LLP
	Wilmington, Delaware	Pauline K. Morgan (No. 3650)
Joel A. Waite (No. 2925)
M. Blake Cleary (No. 3614)
Joseph M. Barry (No. 4221)
Sean T. Greecher (No. 4484)
The Brandywine Building
1000 West Street, 17th Floor
Wilmington, Delaware 19801
Telephone: (302) 571-4757
Facsimile: (302) 571-1253

Counsel for the Debtors and Debtors in Possession

1      The Debtors in these cases, along with the last four digits of each Debtor’s federal tax identification number, are:  Buffets Restaurants Holdings, Inc. (9569); Buffets Holdings, Inc. (4018); Buffets, Inc. (2294); HomeTown Buffet, Inc. (3002); OCB Restaurant Company, LLC (7607); OCB Purchasing Co. (7610); Buffets Leasing Company, LLC (8138); Ryan's Restaurant Group, Inc. (7895); Buffets Franchise Holdings, LLC (8749); Tahoe Joe's, Inc. (7129); HomeTown Leasing Company, LLC (8142); OCB Leasing Company, LLC (8147); Big R Procurement Company, LLC (5198); Ryan's Restaurant Leasing Company, LLC (7405); Fire Mountain Restaurants, LLC (8003); Ryan's Restaurant Management Group, LLC (6739): Tahoe Joe's Leasing Company, LLC (8145); Fire Mountain Leasing Company, LLC (7452); Fire Mountain Management Group, LLC (7299).  The address for all of the Debtors is 1460 Buffet Way, Eagan, MN 55121.

TABLE OF CONTENTS

F.	Provisions Regarding Means of Implementation, Voting, Distributions and Treatment of Disputed, Contingent and Unliquidated Claims	63
G.	Tort Claims	72
H.	Estimation	73
I.	Nonconsensual Confirmation	73
J.	Effect of Confirmation of the Plan	73
K.	Retention of Jurisdiction	78
L.	Miscellaneous Provisions	79
M.	Executory Contracts and Unexpired Leases	82
N.	Benefit Plans	83
O.	Confirmation and Effectiveness of the Plan	84

VIII. PROJECTIONS AND VALUATION		86

A.	Financial Projections	86
B.	Valuation of the Reorganized Debtors	91

IX. CERTAIN RISK FACTORS TO BE CONSIDERED		94

A.	Projected Financial Information	94
B.	Risks Related to the Debtors’ Business and Operations	95
C.	Ability to Refinance Certain Indebtedness and Restrictions Imposed by Indebtedness	101
D.	Certain Bankruptcy Law Considerations	102
E.	Certain Risks Relating to the Equity Securities under the Plan	102

X. CONFIRMATION PROCEDURE		103

A.	Solicitation of Votes	103
B.	The Confirmation Hearing	104
C.	Confirmation	105

XI. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN		108

A.	Alternative Plan of Reorganization or Plan of Liquidation	108
B.	Liquidation Under Chapter 7	108

XII. SECURITIES LAW MATTERS		108

A.	Bankruptcy Code Exemptions from Registration Requirements	109

XIII. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN		111

A.	Consequences to Creditors	112
B.	Additional Tax Considerations for All Holders of Claims	114
C.	Consequences to the Debtors — Cancellation of Debt	116
D.	Section 382	117

XIV. CONCLUSION		119

ii

ALL CREDITORS ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.  PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT, INCLUDING THE FOLLOWING SUMMARY, ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN, EXHIBITS ANNEXED TO THE PLAN, THE PLAN SUPPLEMENT, THIS DISCLOSURE STATEMENT AND ALL EXHIBITS TO THIS DISCLOSURE STATEMENT.  THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED, AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY TIME AFTER SUCH DATE.  ALL CREDITORS SHOULD READ CAREFULLY THE “RISK FACTORS” SECTION HEREOF BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.  SEE ARTICLE IX BELOW, “CERTAIN RISK FACTORS TO BE CONSIDERED.”

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND RULE 3016 OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE AND NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER APPLICABLE LAW.  THIS DISCLOSURE STATEMENT HAS BEEN NEITHER APPROVED NOR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.  PERSONS OR ENTITIES TRADING IN OR OTHERWISE PURCHASING, SELLING, OR TRANSFERRING CLAIMS OR EQUITY INTERESTS OF THE DEBTORS SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSES FOR WHICH THEY WERE PREPARED.

THE INFORMATION IN THIS DISCLOSURE STATEMENT IS BEING PROVIDED SOLELY FOR PURPOSES OF VOTING TO ACCEPT OR REJECT THE PLAN.  NOTHING IN THIS DISCLOSURE STATEMENT MAY BE USED BY ANY ENTITY FOR ANY OTHER PURPOSE.

THE TERMS OF THE PLAN GOVERN IN THE EVENT OF ANY INCONSISTENCY WITH THE PLAN SUMMARY IN THIS DISCLOSURE STATEMENT.  ALL EXHIBITS TO THIS DISCLOSURE STATEMENT ARE INCORPORATED INTO AND ARE A PART OF THIS DISCLOSURE STATEMENT AS IF SET FORTH IN FULL HEREIN.

AS TO CONTESTED MATTERS, EXISTING LITIGATION INVOLVING, OR POSSIBLE ADDITIONAL LITIGATION TO BE BROUGHT BY, OR AGAINST, THE DEBTORS, ADVERSARY PROCEEDINGS, AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, A STIPULATION, OR A WAIVER, BUT RATHER AS A STATEMENT MADE WITHOUT PREJUDICE SOLELY FOR SETTLEMENT PURPOSES, WITH FULL RESERVATION OF RIGHTS, AND IS NOT TO BE USED FOR ANY LITIGATION PURPOSE WHATSOEVER BY ANY PERSON, PARTY OR ENTITY.  AS SUCH, THIS DISCLOSURE STATEMENT SHALL NOT BE ADMISSIBLE IN ANY NONBANKRUPTCY PROCEEDING INVOLVING THE DEBTORS OR ANY OTHER PARTY IN INTEREST, NOR SHALL IT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES, FINANCIAL OR OTHER EFFECTS OF THE PLAN AS TO HOLDERS OF CLAIMS AGAINST OR EQUITY INTERESTS IN THE DEBTORS.

I.

INTRODUCTION

On January 22, 2008 (the “Petition Date”), Buffets Holdings, Inc. (“Buffets Holdings”); Buffets, Inc. (“Buffets”); HomeTown Buffet, Inc.; OCB Restaurant Company, LLC; OCB Purchasing Co.; Buffets Leasing Company, LLC; Ryan’s Restaurant Group, Inc.; Buffets Franchise Holdings, LLC; Tahoe Joe’s, Inc. (“Tahoe Joe’s”); HomeTown Leasing Company, LLC; OCB Leasing Company, LLC; Big R Procurement Company, LLC; Ryan’s Restaurant Leasing Company, LLC; Fire Mountain Restaurants, LLC; Ryan’s Restaurant Management Group, LLC: Tahoe Joe’s Leasing Company, LLC; Fire Mountain Leasing Company, LLC; and Fire Mountain Management Group, LLC (collectively, in reference to all periods prior to August 29, 2008, and collectively with the inclusion of Buffets Restaurants Holdings, Inc. in reference to all periods on or after August 29, 2008, the “Debtors”) filed their petitions for relief under chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware (the “Court”).  On August 29, 2008, Buffets Restaurants Holdings, Inc. (“BRHI”) filed its petition for relief under chapter 11 of the Bankruptcy Code with the Court.  All of the Debtors’ bankruptcy cases are being jointly administered for procedural purposes only.

On October 30, 2008, the Debtors filed their proposed joint plan of reorganization, and on December 16, 2008 the Debtors filed their amended proposed joint plan of reorganization (the “First Amended Plan”), along with a disclosure statement describing the terms of the First Amended Plan (the “Prior Disclosure Statement”).  On February 20, 2009, the Debtors filed their second amended proposed joint plan of reorganization (the “Second Amended Plan”), along with a disclosure statement describing the terms of the Second Amended Plan.  On March 11, 2009, the Debtors filed their third amended proposed joint plan of reorganization (the “Plan”)2 which sets forth the manner in which Claims against and Equity Interests in the Debtors will be treated.  This Disclosure Statement (the “Disclosure Statement”) describes certain aspects of the Plan, the Debtors’ business and related matters.

THE PLAN REPRESENTS A GLOBAL SETTLEMENT AMONG THE DEBTORS, THEIR SECURED PRE-PETITION LENDERS AND THE CREDITORS COMMITTEE.  AS SET FORTH IN THE LETTER FROM THE CREDITORS COMMITTEE ACCOMPANYING THE DISCLOSURE STATEMENT, THE CREDITORS COMMITTEE SUPPORTS THE PLAN AND URGES UNSECURED CREDITORS TO VOTE IN FAVOR OF THE PLAN.  THE DEBTORS, LIKEWISE, URGE ALL CREDITORS TO VOTE IN FAVOR OF THE PLAN.

2           All capitalized terms used and not defined herein shall have the meanings ascribed to them in the Plan.

As discussed in further detail in Article VII.E herein, the provisions of the Plan constitute a good faith compromise and settlement of the Valuation Litigation and all Claims brought, or that could have been brought, in the Valuation Complaint, in consideration for the classification, distribution, releases and other benefits provided to the Debtors’ estates and creditors under the Plan, including without limitation the distributions to be made to holders of Allowed General Unsecured Claims, Allowed Senior Note Claims and Allowed Convenience Class Claims.  After a careful review of the Debtors’ business and their prospects for reorganization, as well as the risks and costs associated with the Valuation Litigation, the Debtors and the Creditors Committee, in consultation with their legal and financial advisors, concluded that recoveries to creditors would be maximized by effectuating this settlement.  In addition, the value to be distributed to the Debtors’ creditors under the Plan exceeds any value to be distributed if the Debtors’ assets were to be liquidated.

The Plan contemplates (among other things):  (i) payment in full in Cash either on or after the Effective Date to holders of Allowed (a) Administrative Claims, (b) Fee Claims, (c) Priority Tax Claims, (d) New Money Facility Claims, and (e) Other Priority Claims, (ii) that holders of Allowed Rollover Facility Claims shall receive shares of New BRHI Common Stock having a value equal to the value of their Allowed Rollover Facility Claims, calculated using a per share value of $22.71, provided however, that holders of Allowed Rollover Facility Claims that commit to participate (or for whom an affiliate or related entity commits to  participate) as lenders in the First Lien Exit Facility in an amount equal to or greater than 60% of the amount of their Allowed Rollover Facility Claims (exclusive of any interest accrued) on or before the Rollover Opt-In Deadline, and who fund such committed amount on or before the Effective Date, shall, in lieu of receiving New BRHI Common Stock, have their Rollover Facility Claims satisfied by replacement debt obligations issued under the Second Lien Exit Facility in an amount equal to their Allowed Rollover Facility Claims and provided further that each holder of an Allowed Rollover Facility Claim that commits to participate (or for whom an affiliate or related entity commits to participate) as a lender in the First Lien Exit Facility in an amount equal to or greater than 20% of the amount of its Allowed Rollover Facility Claim (but less than 60% of the amount of its Allowed Rollover Facility Claim, exclusive of any interest accrued) on or before the Rollover Opt-In Deadline, and who funds such committed amount on or before the Effective Date, shall have its Rollover Facility Claim satisfied by (a) replacement debt obligations issued under the Second Lien Exit Facility in an amount equal to (x) the percentage of the amount of such holder’s Allowed Rollover Facility Claim that is committed to fund the First Lien Exit Facility multiplied by (y) the amount of such holder’s Allowed Rollover Facility Claim, plus (b) the number of shares of New BRHI Common Stock, calculated using a per share value of $22.71, necessary to provide such holder the full satisfaction of its Rollover Facility Claim after taking into account such holder’s recovery in the form of replacement debt obligations issued under the Second Lien Exit Facility; (iii) a pro rata distribution of 9,300,000 shares of New BRHI Common Stock (subject to dilution based upon the issuance of New BRHI Common Stock pursuant to the Management Incentive Plan and the exercise of the New BRHI Warrants), plus the prospect of additional recoveries from the Litigation Trust Proceeds, to the holders of Pre-Petition Secured Credit Facility Claims; (iv) the satisfaction of all PF Letter of Credit Facility Claims in full by the New Second Lien Letter of Credit Facility if agreement is reached with the existing issuer or a replacement issuer of the PF Letters of Credit or, alternatively, the termination and winding down of the PF Letter of Credit Facility; (v) to holders of Allowed Other Secured Claims, either reinstatement of such claims, a Cash payment, or return of the Collateral securing such Allowed Secured Claim; (vi) a pro rata distribution of 573,510 shares of New BRHI Common Stock (subject to dilution based upon the issuance of New BRHI Common Stock pursuant to the Management Incentive Plan and the exercise of the New BRHI Warrants), 253,391 New BRHI Warrants, and the prospect of additional recoveries from the Litigation Trust Proceeds, to holders of Senior Note Claims; (vii) a pro rata distribution of 126,490 shares of New BRHI Common Stock (subject to dilution based upon the issuance of New BRHI Common Stock pursuant to the Management Incentive Plan and the exercise of the New BRHI Warrants), 55,887 New BRHI Warrants, and the prospect of additional recoveries from the Litigation Trust Proceeds, to holders of Allowed General Unsecured Claims in Class 6; (viii) a Cash payment to holders of Allowed Convenience Claims in an amount equal to 8% of the total Allowed amount of each such Convenience Claim; and (ix) no recovery to holders of Subordinated Claims or Equity Interests.  In no event will such holders be entitled to receive value in excess of the Allowed amount of their Claims.

This Disclosure Statement is submitted pursuant to section 1125 of the Bankruptcy Code to holders of Claims against and Interests in the Debtors in connection with (i) the solicitation of acceptances of the Debtors’ Plan and (ii) the hearing to consider confirmation of the Plan (the “Confirmation Hearing”) scheduled for April 17, 2009, at 2:00 p.m., prevailing Eastern Time.

Attached as Exhibits to this Disclosure Statement are copies of the following:

•	The Plan (Exhibit A);

•
An Order of the Court (excluding the exhibits thereto) dated December 16, 2008 (the “Initial Disclosure Statement Order”), among other things, approving the Prior Disclosure Statement and establishing certain procedures with respect to the solicitation and tabulation of votes to accept or reject the First Amended Plan (Exhibit B-1);

•
An Order of the Court (excluding the exhibits thereto) dated March 11, 2009 (the “Amended Disclosure Statement Order,” and together with the Initial Disclosure Statement Order, the “Disclosure Statement Orders”), among other things, approving the Disclosure Statement and establishing certain modified procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan (Exhibit B-2);

•	The Debtors’ Financial Projections (Exhibit C);

•	The Debtors’ Liquidation Analysis (Exhibit D) and

•	A letter from the Creditors Committee urging unsecured creditors to vote in favor of the Plan.

In addition, the Buffets Holdings, Inc.’s, Annual Report on Form 10-K for the fiscal year ended July 2, 2008 which was filed on September 30, 2008 is available for inspection online at the Securities and Exchange Commission’s website, at the following address: http://www.sec.gov/Archives/edgar/data/1292731/000095013708012178/c35594e10vk.htm.

Finally, a Ballot for the acceptance or rejection of the Plan is enclosed with the Disclosure Statement submitted to the holders of Claims that are entitled to vote to accept or reject the Plan.

On March 11, 2009, after notice and a hearing, the Court approved the Amended Disclosure Statement Order, determining that the Disclosure Statement contains “adequate information” as that term is defined in section 1125 of the Bankruptcy Code.  Section 1125(a)(1) of the Bankruptcy Code defines “adequate information” as “information of a kind, and in sufficient detail, as far as is reasonably practicable in light of the nature and the history of the debtor and the condition of the debtor’s books and records, including a discussion of the potential material Federal tax consequences of the plan to the debtor, any successor to the debtor, and a hypothetical investor typical of the holders of claims or interests in the case, that would enable such a hypothetical investor of the relevant class to make an informed judgment about the plan, but adequate information need not include such information about any other possible or proposed plan and in determining whether a disclosure statement provides adequate information, the court shall consider the complexity of the case, the benefit of additional information to creditors and other parties in interest, and the cost of providing additional information….” 11 U.S.C. § 1125(a)(1).  NO STATEMENTS OR INFORMATION CONCERNING THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREBY HAVE BEEN AUTHORIZED, OTHER THAN THE STATEMENTS AND INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT AND THE INFORMATION ACCOMPANYING THIS DISCLOSURE STATEMENT.  ALL OTHER STATEMENTS REGARDING THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREBY, WHETHER WRITTEN OR ORAL, ARE UNAUTHORIZED.

APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT, HOWEVER, CONSTITUTE A DETERMINATION BY THE COURT AS TO THE FAIRNESS OR MERITS OF THE PLAN.

The Disclosure Statement Orders set forth in detail the deadlines, procedures and instructions for voting to accept or reject the Plan and for filing objections to confirmation of the Plan, the record date for voting purposes, and the applicable standards for tabulating Ballots.  In addition, detailed voting instructions accompany each Ballot.  Each holder of a Claim entitled to vote on the Plan should read in their entirety the Disclosure Statement, the Plan, the Disclosure Statement Orders and the instructions accompanying the Ballots before voting on the Plan.  These documents contain, among other things, important information concerning the classification of Claims for voting purposes and the tabulation of votes.  No solicitation of votes to accept the Plan may be made except pursuant to section 1125 of the Bankruptcy Code.

A.	Holders of Claims Entitled to Vote

Pursuant to the provisions of the Bankruptcy Code, only holders of allowed claims or equity interests in classes of claims or equity interests that are impaired are entitled to vote to accept or reject a proposed chapter 11 plan.  Classes of claims or equity interests in which the holders of claims or equity interests are unimpaired under a chapter 11 plan are deemed to have accepted the plan and are not entitled to vote to accept or reject the plan.  Classes of claims or equity interests in which the holders of claims or equity interests are impaired but are not entitled to receive or retain any property on account of such claims or equity interests are deemed to have rejected the plan and similarly are not entitled to vote to accept or reject the plan.

Classes 2 (Rollover Facility Claims), 3A (Pre-Petition Secured Credit Facility Claims), 3B (PF Letter of Credit Facility Claims), 4 (Other Secured Claims), 5 (Senior Note Claims), 6 (General Unsecured Claims), 7 (Convenience Claims), 9 (Subordinated Claims) and 10 (Equity Interests) under the Plan may be or are Impaired.  To the extent Claims in Classes 2, 3A, 3B, 4, 5, 6 and 7 are not the subject of an objection, the holders of such Claims are entitled to vote to accept or reject the Plan.  Classes 9 and 10 will receive no distributions pursuant to the Plan and, thus, pursuant to section 1126(g) of the Bankruptcy Code, such holders are deemed to reject the Plan and are not entitled to vote to accept or reject the Plan.  Class 1 (Other Priority Claims) and Class 8 (Intercompany Claims) under the Plan are unimpaired.  Pursuant to section 1126(f) of the Bankruptcy Code, holders of Claims in Classes 1 and 8 are conclusively deemed to have accepted the Plan and therefore may not vote to accept or reject the Plan.  Pursuant to the Amended Disclosure Statement Order, since the treatment of Claims in Classes 4 and 7 is wholly unaffected by the changes set forth in the Plan, the results of such Classes’ votes to accept or reject the First Amended Plan are deemed to be the intent of such Classes to accept or reject the Plan.  ACCORDINGLY, A BALLOT TO ACCEPT OR REJECT THE PLAN IS BEING PROVIDED ONLY TO HOLDERS OF CLAIMS IN CLASSES 2, 3A, 3B, 5, and 6.

The Bankruptcy Code defines “acceptance” of a plan by a class of claims as acceptance by creditors in that class that hold at least two-thirds in dollar amount and represent more than one-half in number of the claims that cast ballots for acceptance or rejection of the plan.  For a more detailed description of the requirements for confirmation of the Plan, see Article X below.

Because Classes 9 and 10 are deemed to reject the Plan, the Debtors intend to request confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code.  Section 1129(b) permits the Court to confirm a plan of reorganization notwithstanding the nonacceptance of a plan by one or more impaired classes of claims or equity interests.  Under that section, a plan may be confirmed if it does not “discriminate unfairly” and is “fair and equitable” with respect to each nonaccepting class.  For a more detailed description of the requirements for confirmation of a nonconsensual plan, see Article X.C below.

For a summary of the treatment of each Class of Claims and Interests, see Article II below.

B.	Voting Procedures

If you are entitled to vote to accept or reject the Plan, a Ballot is enclosed for the purpose of voting on the Plan.  If you hold a Claim in more than one Class and you are entitled to vote Claims in more than one Class, you will receive separate Ballots that must be used for each separate Class of Claims.  Please vote and return your Ballot(s).

If you received a Ballot from a broker, bank or other institution, return the completed Ballot(s) to such broker, bank or other institution promptly so that it can be forwarded to the Debtors’ voting tabulation agent, Epiq Systems – Bankruptcy Solutions.  If you received a Ballot(s) from the Debtors, please vote and return your Ballot(s) directly to the following address:

Epiq Systems – Bankruptcy Solutions
Attn:  Buffets Balloting
757 Third Avenue, 3rd Floor
New York, NY 10017
Tel.:  (646) 282-2500

DO NOT RETURN YOUR NOTES OR ANY OTHER INSTRUMENTS OR AGREEMENTS THAT YOU MAY HAVE WITH YOUR BALLOT(S).

TO BE COUNTED, YOUR BALLOT(S) INDICATING ACCEPTANCE OR REJECTION OF THE PLAN MUST BE ACTUALLY RECEIVED NO LATER THAN 4:00 P.M., PREVAILING EASTERN TIME, ON APRIL 10, 2009.

Any Claim in Classes 2, 3A, 3B, 5, or 6 to which an objection or request for estimation is pending, is not entitled to vote unless the holder of such Claim has obtained an order of the Court temporarily allowing such Claim for the purpose of voting on the Plan.  In addition, the Debtors propose that Ballots cast by alleged creditors whose Claims (a) are not listed on the Debtors’ Schedules of liabilities or (b) are listed as disputed, contingent and/or unliquidated on the Debtors’ Schedules of liabilities, but who have timely filed proofs of claim in unliquidated or unknown amounts that are not the subject of an objection filed by the Debtors will have their Ballots counted towards satisfying the numerosity requirement of section 1126(c) of the Bankruptcy Code, but will not have their Ballots counted toward satisfying the aggregate Claim amount requirements of that section.

Pursuant to the Initial Disclosure Statement Order, the Court set December 16, 2008, the date of the entry of the Initial Disclosure Statement Order, as the record date (the “Voting Record Date”) for voting on the Plan.  Accordingly, only holders of record as of December 16, 2008 will receive a Ballot and may vote on the Plan.

If you are a holder of a Claim entitled to vote on the Plan and did not receive a Ballot(s), received a damaged Ballot(s) or lost your Ballot(s), or if you have any questions concerning the Disclosure Statement, the Plan or the procedures for voting on the Plan, please call Epiq Systems – Bankruptcy Solutions at (646) 282-2500 from 9 a.m. to 6 p.m., prevailing Eastern Time, Monday through Friday.

C.	Confirmation Hearing

Pursuant to section 1128 of the Bankruptcy Code, the Court has scheduled a hearing to consider confirmation of the Plan for April 17, 2009 at 2:00 p.m. prevailing Eastern Time before the Honorable Mary F. Walrath, United States Bankruptcy Court, 824 North Market Street, 5th Floor, Wilmington, Delaware 19801 (the “Confirmation Hearing”).  The Court has directed that objections, if any, to confirmation of the Plan be served and filed so that they are received on or before April 10, 2009 at 4:00 p.m., prevailing Eastern Time, in the manner described below in Article X.B.  The Confirmation Hearing may be adjourned from time to time by the Court without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing.

THE DEBTORS BELIEVE THAT THE PLAN WILL ENABLE THEM TO REORGANIZE SUCCESSFULLY AND TO ACCOMPLISH THE OBJECTIVES OF CHAPTER 11 AND THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF THE DEBTORS AND THEIR CREDITORS.  THE DEBTORS URGE CREDITORS TO VOTE TO ACCEPT THE PLAN.

IN ADDITION, THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS BELIEVES THAT THE PLAN WILL ENABLE THE DEBTORS TO REORGANIZE SUCCESSFULLY AND TO ACCOMPLISH THE OBJECTIVES OF CHAPTER 11 AND THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF UNSECURED CREDITORS.  THE CREDITORS COMMITTEE URGES UNSECURED CREDITORS TO VOTE TO ACCEPT THE PLAN.

II.

OVERVIEW OF THE PLAN

A.	Summary of Classification and Treatment

The following table briefly summarizes the classification and treatment of Claims and Equity Interests under the Plan and the estimated distributions to be received by the holders of Allowed Claims and Interests thereunder.

SUMMARY OF CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY
INTERESTS UNDER THE PLAN.3

Class	Designation	Impairment	Entitled to Vote	Treatment of Allowed Claims	Approximate Recovery
Unclassified	Administrative Claims	Unimpaired	No (deemed to accept)
Each holder of an Allowed Administrative Claim shall receive from the Debtors (a) Cash in an amount equal to the amount of such Allowed Administrative Claim on the later of the Effective Date and the date such Administrative Claim becomes an Allowed Administrative Claim, or as soon thereafter as is practicable, or (b) such other treatment as the Debtors and such holder shall have agreed upon in writing; provided, however, that Allowed Ordinary Course Administrative Claims shall be paid in full in the ordinary course of business of the Reorganized Debtors in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to, such transactions, provided further, however, that any Claim under 507(b) of the Bankruptcy Code held by the Pre-Petition Secured Credit Facility Lenders shall, by agreement of such lenders, either be deemed to be satisfied by the treatment of such lenders’ Claims under Classes 2 and 3 of the Plan or treated in such other manner as agreed to by the Debtors and the Pre-Petition Secured Credit Facility Lenders.  If and to the extent the Indenture Trustee has provided and will continue to provide necessary and substantial services beneficial to the Estates from the Petition Date through the Effective Date, the Debtors shall pay the reasonable fees, costs and expenses incurred by the Indenture Trustee prior to the Effective Date, not to exceed $350,000, without further order of the Court, provided that (a) such fees, costs and expenses are reimbursable under the terms of the Indenture, and (b) any dispute in connection with such fees, costs and expenses has been resolved by Final Order.
100%

3           This table is only a summary of the classification and treatment of Claims and Equity Interests under the Plan.  Reference should be made to the entire Disclosure Statement and the Plan for a complete description of the classification and treatment of Claims and Equity Interests.

Class	Designation	Impairment	Entitled to Vote	Treatment of Allowed Claims	Approximate Recovery
Unclassified	Priority Tax Claims	Unimpaired	No (deemed to accept)
Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall receive, at the sole option of the Reorganized Debtors, (a) Cash in an amount equal to such Allowed Priority Tax Claim on the later of the Effective Date and the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable, but no later than thirty (30) days after the Effective Date, or (b) through equal annual installment payments in cash (i) of a total value, as of the Effective Date of the Plan, equal to the allowed amount of such Claim; (ii) over a period ending not later than 5 years after the Petition Date; and (iii) in a manner not less favorable than the most favored nonpriority unsecured claim provided for by the Plan.
					100%

Unclassified	New Money Facility Claims	Unimpaired	No (deemed to accept)	On or before the Effective Date, holders of New Money Facility Claims shall receive payment in full in Cash of all obligations calculated in accordance with the DIP Credit Facility, except to the extent that the holders of New Money Facility Claims agree to a different treatment.	100%

Class 1	Other Priority Claims	Unimpaired	No (deemed to accept)	Except to the extent that a holder of an Allowed Other Priority Claim shall have agreed in writing to a different treatment, in full and final satisfaction of such claim, each holder of an Allowed Other Priority Claim in Class 1 shall receive payment in an amount equal to such Allowed Other Priority Claim in full in Cash as soon as practicable after the later of the Effective Date and the date when such Other Priority Claim becomes an Allowed Other Priority Claim.	100%

Class	Designation	Impairment	Entitled to Vote	Treatment of Allowed Claims	Approximate Recovery
Class 2	Rollover Facility Claims	Impaired	Yes
The holders of Allowed Rollover Facility Claims shall receive in full satisfaction of all Rollover Facility Claims, shares of New BRHI Common Stock having a value equal to the value of their Allowed Rollover Facility Claims, calculated using a per share value of $22.71, provided, however, that holders of Allowed Rollover Facility Claims that commit to participate (or for whom an affiliate or related entity commits to participate) as lenders in the First Lien Exit Facility in an amount equal to or greater than 60% of the amount of their Allowed Rollover Facility Claims (exclusive of any interest accrued) on or before the Rollover Opt-In Deadline, and who fund such committed amount on or before the Effective Date, shall, in lieu of receiving New BRHI Common Stock, have their Rollover Facility Claims satisfied by replacement debt obligations issued under the Second Lien Exit Facility in an amount equal to their Allowed Rollover Facility Claims and provided further that each holder of an Allowed Rollover Facility Claim that commits to participate (or for whom an affiliate or related entity commits to participate) as a lender in the First Lien Exit Facility in an amount equal to or greater than 20% of the amount of its Allowed Rollover Facility Claim (but less than 60% of the amount of its Allowed Rollover Facility Claim, exclusive of any interest accrued) on or before the Rollover Opt-In Deadline, and who funds such committed amount on or before the Effective Date, shall have its Rollover Facility Claim satisfied by (a) replacement debt obligations issued under the Second Lien Exit Facility in an amount equal to (x) the percentage of the amount of such holder’s Allowed Rollover Facility Claim that is committed to fund the First Lien Exit Facility multiplied by (y) the amount of such holder’s Allowed Rollover Facility Claim, plus (b) the number of shares of New BRHI Common Stock, calculated using a per share value of $22.71, necessary to provide such holder the full satisfaction of its Rollover Facility Claim after taking into account such holder’s recovery in the form of replacement debt obligations issued under the Second Lien Exit Facility.
100%

Class	Designation	Impairment	Entitled to Vote	Treatment of Allowed Claims	Approximate Recovery
Class 3A	Pre-Petition Secured Credit Facility Claims	Impaired	Yes
Except to the extent that a holder of a Pre-Petition Secured Credit Facility Claim shall have agreed in writing to a different treatment, each holder of a Pre-Petition Secured Credit Facility Claim in Class 3A shall receive, in full satisfaction of such Claim, (i) a pro rata distribution of 9,300,000 shares of New BRHI Common Stock, to be distributed on the Effective Date or as soon thereafter as is practicable, and (ii) a pro rata share of the Excess Litigation Trust Proceeds, if any, allocable to the Secured Credit Facility Deficiency, provided, however, that in no event shall the holders of Class 3A Pre-Petition Secured Credit Facility Claims recover any value in excess of the Allowed amount of such claims.  The percentage of equity of Reorganized BRHI represented by the 9,300,000 shares is subject to dilution based upon the issuance of New BRHI Common Stock pursuant to the Management Incentive Plan and the exercise of the New BRHI Warrants.
65.1%[4]

4 In calculating estimated recoveries for the holders of Class 3 Claims, the Debtors have not attributed any value to potential recoveries resulting from the pursuit of Litigation Trust Claims. Depending upon the value of the New BRHI Common Stock, the actual recovery will likely be higher or lower than these estimates.

Class	Designation	Impairment	Entitled to Vote	Treatment of Allowed Claims	Approximate Recovery
Class 3B	PF Letter of Credit Facility Claims	Impaired	Yes
PF Letter of Credit Facility Claims shall be treated in one of the two following manners:  (i) If, prior to the confirmation Date, the existing issuer of the PF Letters of Credit agrees to continue renewing such letters of credit on terms acceptable to the Debtors or the Debtors identify another institution willing to replace the existing issuer of the PF Letters of Credit on terms acceptable to the Debtors, then on the Effective Date, the PF Letter of Credit Facility shall be replaced by the PFLC Exit Financing Facility, and all PF Letter of Credit Facility Claims shall be fully satisfied by the implementation of such PFLC Exit Financing Facility.  In connection therewith, amounts in the Credit Linked Deposit Account equal to the balance of the letters of credit outstanding under the PF Letter of Credit Facility as of the Effective Date shall remain on deposit to support the outstanding letters of credit or any renewal or replacement letters of credit issued under the PFLC Exit Financing Facility and any draws on such letters of credit.  To the extent such funds are not ultimately used to satisfy draws on the letters of credit, upon expiration of the letters of credit, such funds shall be returned to the lenders with funds on deposit in the Credit Linked Deposit Account; or (ii) If prior to the Confirmation Date, the existing issuer of the PF Letters of Credit does not agree to serve as issuer of letters of credit under the proposed PFLC Exit Financing Facility on terms acceptable to the Debtors and an agreement has not been reached with an acceptable replacement letter of credit issuer, then on the Effective Date the PF Letter of Credit Facility will not be replaced by the PFLC Exit Financing Facility, but instead, (i) the PF Letter of Credit Facility shall terminate, (ii) the letters of credit outstanding under the PF Letter of Credit Facility shall remain outstanding until the earlier of their release by the beneficiary thereof, a draw on such letter of credit or the expiration of the existing term of such letter of credit, (iii) the Credit Linked Deposit Account shall remain in place to fund any draws on such letters of credit and the rights of the issuer of the letters of credit to such funds in the event of a draw of such existing letters of credit shall be unaltered; (iv) the lenders with funds on deposit in the Credit Linked Deposit Account shall have a second lien on the Debtors’ assets, pari passu with the lien granted under the Second Lien Exit Facility, to secure any payment made from the Credit Linked Deposit Account to satisfy draws on such letters of credit, which second lien obligation shall otherwise be on the terms to be set forth in the Plan Supplement; and (v) to the extent the existing letters of credit are released or expire without being drawn, funds in the Credit Linked Deposit Account equal to the amount of such released or expired letters of credit shall be returned to the lenders whose funds are on deposit in the Credit Linked Deposit Account.
~100%

Class	Designation	Impairment	Entitled to Vote	Treatment of Allowed Claims	Approximate Recovery
Class 4	Other Secured Claims	May be Impaired	Yes
Except to the extent that a holder of an Allowed Other Secured Claim shall have agreed in writing to a different treatment, at the sole option of the Debtors, in full and final satisfaction of such claim, (i) each Allowed Other Secured Claim shall be reinstated and rendered unimpaired in accordance with section 1124(2) of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of an Allowed Other Secured Claim to demand or receive payment of such Allowed Other Secured Claim prior to the stated maturity of such Allowed Other Secured Claim from and after the occurrence of a default, (ii) each holder of an Allowed Other Secured Claim shall receive Cash in an amount equal to such Allowed Other Secured Claim, including any interest on such Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, on the later of (a) thirty (30) days after Effective Date, and (b) the date such Other Secured Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable (but no later than thirty (30) days after the date such Other Secured Claim becomes an Allowed Other Secured Claim) or (iii) each holder of an Allowed Other Secured Claim shall receive the Collateral securing its Allowed Other Secured Claim and any interest on such Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, in full and complete satisfaction of such Allowed Other Secured Claim as soon as is practicable, on the later of (y) thirty (30) days after Effective Date and (z) the date such Other Secured Claim becomes an Allowed Other Secured Claim.

Notwithstanding the foregoing, to the extent an Allowed Other Secured Claim arises on account of property taxes, such Allowed Other Secured Claim shall be treated as Priority Tax Claims, and any applicable liens shall remain unimpaired until such Allowed Other Secured Claim is paid in full.  Any applicable interest shall be calculated in a manner consistent with section 511 of the Bankruptcy Code.
~100%

Class	Designation	Impairment	Entitled to Vote	Treatment of Allowed Claims	Approximate Recovery
Class 5	Senior Note Claims	Impaired	Yes
Each holder of an Allowed Claim in Class 5 shall receive a pro rata distribution of (i) 573,510 shares of New BRHI Common Stock, (ii) 81.93% (253,391) of the New BRHI Warrants, (iii) 81.93% of the first $5,000,000 in Litigation Trust Proceeds, if any, and (iv) 81.93% of the Excess Litigation Trust Proceeds, if any, allocable to Allowed Senior Note Claims and Allowed General Unsecured Claims, provided, however, that in no event shall the holders of Senior Note Claims recover value in excess of the Allowed amount of such Claims.  The distributions of New BRHI Common Stock and New BRHI Warrants will be made on the Effective Date or as soon as practicable thereafter.  The percentage of equity of Reorganized BRHI represented by the 573,510 shares is subject to dilution based upon the issuance of New BRHI Common Stock pursuant to the Management Incentive Plan and the exercise of the New BRHI Warrants.
4.8%[5]

Class 6	General Unsecured Claims	Impaired	Yes
Each holder of an Allowed General Unsecured Claim in Class 6 shall receive a pro rata distribution of (i) 126,490 shares of New BRHI Common Stock, (ii) 18.07% (55,887) of the New BRHI Warrants, (iii) 18.07% of the first $5,000,000 in Litigation Trust Proceeds, if any, and (iv) 18.07% of the Excess Litigation Trust Proceeds, if any, allocable to Allowed Senior Note Claims and Allowed General Unsecured Claims, provided, however, that in no event shall the holders of General Unsecured Claims recover value in excess of the Allowed amount of such Claims.  The distributions of New BRHI Common Stock and New BRHI Warrants shall be made within the later of (i) ninety (90) days after the Effective Date or as soon thereafter as reasonably practicable, and (ii) thirty (30) days after the date on which such holder’s claim becomes an Allowed General Unsecured Claim.  The percentage of equity of Reorganized BRHI represented by the 126,490 shares is subject to dilution based upon the issuance of New BRHI Common Stock pursuant to the Management Incentive Plan and the exercise of the New BRHI Warrants.
4%[6]

5 In calculating estimated recoveries for the holders of Class 5 Claims, the Debtors have not attributed any value to potential recoveries resulting from the pursuit of Litigation Trust Claims or the exercise of New BRHI Warrants.  Depending upon the actual amount of Claims in the Class and the value of the New BRHI Common Stock and New BRHI Warrants, the actual recovery will likely be higher or lower than these estimates.

6 In calculating estimated recoveries for the holders of Class 6 Claims, the Debtors have not attributed any value to potential recoveries resulting from the pursuit of Litigation Trust Claims or the exercise of New BRHI Warrants.  Depending upon the actual amount of Claims in the Class and the value of the New BRHI Common Stock and New BRHI Warrants, the actual recovery will likely be higher or lower than these estimates.

Class	Designation	Impairment	Entitled to Vote	Treatment of Allowed Claims	Approximate Recovery
Class 7	Convenience Claims	Impaired	Yes	Each holder of an Allowed Convenience Claim shall receive, in full and final satisfaction of such claim, a distribution in Cash equal to eight percent (8%) of such holder’s Allowed Convenience Claim within the later of (i) thirty (30) days after the Effective Date, and (ii) 30 days after the date on which such holder’s claim becomes an Allowed Convenience Claim.	8%

Class 8	Intercompany Claims	Unimpaired	No (deemed to accept)	Each Intercompany Claim shall be, at the option of the Debtors or the Reorganized Debtors, either (i) reinstated and continued in full or in part, or (ii) eliminated in full or in part by offset, distribution, cancellation, assumption or contribution of such Intercompany Claim or otherwise.	100%

Class 9	Subordinated Claims	Impaired	No (deemed to reject)	The holders of Subordinated Claims shall neither receive distributions nor retain any property under the Plan on account of such Subordinated Claims.	0%

Class 10	Equity Interests	Impaired	No (deemed to reject)	Holders of Equity Interests shall not be entitled to receive any distributions or retain any property under the Plan or from the Debtors or Reorganized Debtors on account of such Interests.	0%

B.	Summary of Modifications to Plan Structure and Treatment

This Plan modifies the proposed treatment of certain holders of Claims from what previously had been proposed in the First Amended Plan.  However, the changes affect the treatment of the holders of Class 2 Rollover Claims, and provide further clarification regarding the treatment of Class 3B PF Letter of Credit Facility Claims.  The modifications set forth in this Plan do not change the anticipated recovery as set forth in the First Amended Plan for the holders of all other Claims.

The First Amended Plan contemplated that holders of Class 2 Rollover Facility Claims would be satisfied by the Second Lien Exit Facility, holders of Class 3 Pre-Petition Secured Credit Facility Claims would have received 93% of the New BRHI Common Stock, holders of Class 5 Senior Note Claims would have received 5.7% of the New BRHI Common Stock, and holders of Class 6 General Unsecured Claims would have received 1.3% of the New BRHI Common Stock.  Accordingly, under the First Amended Plan, the holders of stock in the Reorganized Debtors would be owners of an enterprise that, upon the Effective Date, would be subject to approximately $200 million in second lien debt pursuant to a Second Lien Exit Facility, in addition to obligations owed by the Reorganized Debtors under the First Lien Exit Facility.

Given the current state of credit markets, the Debtors, in consultation with their advisors, determined that it was not feasible to obtain third-party commitments for Exit Facilities sufficient to adequately fund the operations of the Reorganized Debtors and make required Plan payments on the Effective Date, while also satisfying the obligations to the holders of Class 2 Rollover Facility Claims.  Accordingly, the Plan no longer provides for the Class 2 Rollover Facility Claims to be wholly satisfied by a new Second Lien Exit Facility.  Rather, the Plan now contemplates that holders of Rollover Facility Claims will receive shares of New BRHI Common Stock with an anticipated value equal to the value of their Allowed Rollover Facility Claims.  Alternatively, the Plan gives holders of Rollover Facility Claims the option to receive a replacement debt obligation as part of the Second Lien Exit Facility, but only if such holders of Rollover Facility Claims commit to participate (or arrange for an affiliate or related entity to commit to participate on their behalf) in the funding of the First Lien Exit Facility in an amount equal to or greater than 60% of their Allowed Rollover Facility Claims, exclusive of any interest accrued; alternatively, if holders of Rollover Facility Claims commit to participate (or arrange for an affiliate or related entity to commit to participate on their behalf) in the funding of the First Lien Exit Facility in an amount equal to or greater than 20% of the amount of their Allowed Rollover Facility Claims (but less than 60% of the amount of their Allowed Rollover Facility Claims, exclusive of any interest accrued), such holders’ Rollover Facility Claims will be satisfied in part by replacement debt obligations, and in part by a distribution of shares of New BRHI Common Stock.

Functionally, then, if all holders of Rollover Facility Claims commit to participate in the funding of the First Lien Exit Facility, the Plan treatment will be no different than the contemplated treatment as set forth in the First Amended Plan – holders of Class 3A Pre-Petition Secured Credit Facility Claims will receive 93% of the New BRHI Common Stock (9,300,000 shares out of 10,000,000 shares to be issued); holders of Class 5 Senior Note Claims would receive 5.7% of the New BRHI Common Stock (573,510 shares out of 10,000,000 shares to be issued), and holders of Class 6 General Unsecured Claims would receive 1.3% of the New BRHI Common Stock (126,490 shares out of 10,000,000 shares to be issued); the Debtors would exit their Chapter 11 cases with a First Lien Exit Facility, the PFLC Exit Financing Facility, and a $200 million Second Lien Exit Facility for the benefit of the holders of Class 2 Rollover Facility Claims, all of whom would have committed to participate in the Second Lien Exit Facility in this scenario.

On the other extreme, if no holders of Rollover Facility Claims commit to participate in the funding of the First Lien Exit Facility, holders of Rollover Facility Claims would receive shares of New BRHI Common Stock along with the holders of Class 3A Pre-Petition Secured Credit Facility Claims, Class 5 Senior Note Claims and Class 6 General Unsecured Claims (with such parties each receiving the same number of shares as contemplated in the First Amended Plan, but a smaller percentage of ownership of the Reorganized Debtors, because additional New BRHI Common Stock would be issued to holders of Rollover Facility Claims).  However, the value of the Company’s equity would be higher (and therefore the “Approximate Recovery” as set forth in the above Summary of Classification and Treatment would be the same), because in this scenario the Reorganized Debtors would not carry $200 million in second lien liability owed to the holders of Class 2 Rollover Facility Claims (i.e., $200 million of debt that would have been on the Reorganized Debtors’ balance sheet if the First Amended Plan had been confirmed would be removed, and the potential holders of such debt would instead hold equity in Reorganized BRHI).

The Debtors anticipate that, in all likelihood, some of the holders of Class 2 Rollover Facility Claims will opt to receive shares of New BRHI Common Stock, while others will commit to participate in the First Lien Exit Facility and have their Rollover Facility Claims satisfied by replacement debt obligations pursuant to the Second Lien Exit Facility.  Accordingly, holders of Claims in Classes 3A, 5 and 6 will receive a somewhat smaller percentage of the New BRHI Common Stock than was contemplated under the First Amended Plan.  However, the Reorganized Debtors will have a smaller debt load on the Effective Date than was contemplated in the First Amended Plan, meaning that the value of equity will be greater and the Approximate Recovery to holders of Claims in Classes 3A, 5 and 6 will remain the same.

III.

OVERVIEW OF CHAPTER 11

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code.  Under chapter 11, a debtor is authorized to reorganize its business for the benefit of itself, its creditors and equity interest holders.  In addition to permitting rehabilitation of a debtor, another goal of chapter 11 is to promote equality of treatment for similarly situated creditors and equity interest holders with respect to the distribution of a debtor’s assets.

The commencement of a chapter 11 case creates an estate that is comprised of all of the legal and equitable interests of the debtor as of the filing date.  The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a “debtor in possession.”

The consummation of a plan of reorganization is the principal objective of a chapter 11 reorganization case.  A plan of reorganization sets forth the means for satisfying claims against and equity interests in the debtor.  Confirmation of a plan of reorganization by the bankruptcy court makes the plan binding upon a debtor, any issuer of securities under the plan, any person acquiring property under the plan and any creditor or equity interest holder of a debtor.  Subject to certain limited exceptions, the confirmation order discharges a debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan.

After a plan of reorganization has been filed, the holders of claims against or equity interests in a debtor are generally permitted to vote to accept or reject the plan.  Before soliciting acceptances of the proposed plan, however, section 1125 of the Bankruptcy Code requires a debtor to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment about the plan.  The Debtors are submitting this Disclosure Statement to holders of Claims against the Debtors to satisfy the requirements of section 1125 of the Bankruptcy Code.

IV.

COMPANY BACKGROUND

A.	General Background

As of December 12, 2007, the close of the last fiscal quarterly period immediately prior to the Petition Date, and as reflected in the amended Form 10-Q filed by Buffets Holdings on March 31, 2008, the books and records of Buffets Holdings and its subsidiaries indicated approximately $945,447,000 in assets and outstanding liabilities of approximately $1,189,342,000 which included approximately $580,025,000 of secured debt.7  As of December 15, 2008, approximately 8,191 claims were asserted against the Debtors in the aggregate amount of approximately $38,149,349,661.42, which includes a substantial number of duplicative or otherwise objectionable Claims.8

B.	The Debtors

Buffets, Inc. (“Buffets”) was founded in 1983 to develop buffet-style restaurants under the name Old Country Buffet®.  In October 1985, Buffets successfully completed an initial public offering with seven restaurants, and by 1988 had 47 company-owned units and nine franchised units.  In September 1996, Buffets merged with HomeTown Buffet, a similar publicly-held scatter-bar, buffet-style restaurant company established and developed by one of Buffets’ co-founders.  The merger of Buffets and HomeTown Buffet added 80 company-owned restaurants in 11 states and 19 franchised restaurants in eight states, bringing the total number of restaurants to 346 company-owned restaurants and 24 franchised restaurants in 36 states as of December 31, 1996.

7           As noted in the Buffets Holdings Form 10-Q, the reporting of assets and liabilities requires the Debtors to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the applicable reporting period.

8           The Bar Date for Claims other than Administrative Claims passed on July 21, 2008.  The Debtors have now begun to reconcile the recently filed claims against their books and records.  The Debtors anticipate that, through objections to duplicate and otherwise objectionable Claims to be filed in coming weeks, they will significantly reduce the number and amount of Claims on file.

On October 2, 2000, Buffets Holdings – an entity organized by investment funds affiliated with Caxton-Iseman Capital, LLC and Sentinel Capital Partners, both New York based private equity firms – acquired Buffets in a buyout from its public shareholders.  Buffets Holdings is a holding company whose assets consist substantially of the capital stock of Buffets.  On December 29, 2005, Buffets Holdings announced that its stockholders formed BRHI.  BRHI then entered into a contribution agreement with Caxton-Iseman Investments, L.P., Sentinel Capital Partners II, L.P., and members of Buffets Holdings senior management (the “Contribution Agreement”).  In accordance with the Contribution Agreement holders of 100% of Buffets Holdings’ outstanding common stock contributed their shares of common stock of Buffets Holdings to BRHI in exchange for proportional amounts of BRHI common stock.  As a result, Buffets Holdings is a wholly-owned subsidiary of BRHI.

On November 1, 2006, Buffets, through a wholly-owned subsidiary, merged with Ryan’s Restaurant Group, Inc. (“Ryan’s”) – a similar restaurant concept to Buffets with more than 300 steak-buffet restaurants operating primarily in the Southeastern United States – in a cash transaction valued at approximately $834.0 million, including debt that was repaid at closing.  Under the merger, Buffets’ wholly-owned subsidiary merged with and into Ryan’s with Ryan’s remaining as the surviving corporation.  As a result of the merger, Ryan’s became a wholly-owned subsidiary of Buffets and operates as a separate division of Buffets.

Also on November 1, 2006, Buffets and Ryan’s entered into a sale leaseback transaction (the “Sale Leaseback Transaction”) with certain affiliates of Fortress Investment Group LLC (the “Fortress Affiliates”), involving approximately 275 Ryan’s restaurants and seven Buffets restaurants.  The Sale Leaseback Transaction documents provide that Buffets and Ryan’s, as applicable, conveyed the land (or, in certain cases, underlying ground leases) and related improvements with respect to those properties to the Fortress Affiliates or their assignees and simultaneously leased those properties back pursuant to unitary and individual leases, each for an initial lease term of approximately 20 years.  The purchase price for the portfolio of sale leaseback properties was approximately $566.8 million, a portion of which was used to fund the Ryan’s merger.  Simultaneously with the Ryan’s merger, 144 restaurant locations sold in the Sale Leaseback Transaction were transferred by the Fortress Affiliates to Realty Income Corporation and certain of its affiliates and were leased back to either Fire Mountain or Ryan’s Restaurants and continued to operate as Ryan’s brand restaurants pursuant to 105 individual leases.

As a result, in part, of the Ryan’s merger, as of January 15, 2008, the Debtors had 615 company-owned steak-buffet restaurants operated under the Buffets and Ryan’s brands, 11 Tahoe Joe’s Famous Steakhouse® restaurants and 16 franchised locations collectively operating in 42 states.  The Debtors have completed a full integration of the Ryan’s brand operations into the Buffets brand operations, to optimize operational efficiencies and, in turn, increase the Debtors’ profitability.  Specifically, the Debtors completed consolidation of all corporate-level departments (such as human resources, legal, tax and real estate), payroll and benefits processes, financial and accounting systems and purchasing initiatives.  The Debtors have also worked to consolidate certain store operations, store-level best practices, menu and promotional strategies and marketing synergies.  Through each of these initiatives and others, the Debtors are attempting to maximize efficiencies throughout their businesses.  The Debtors believe that the full integration of the Ryan’s brand operations will result in the Debtors’ realization of the full value of the Ryan’s brand merger and will improve the Debtors’ bottom line.

Buffets Restaurants Holdings, Inc., a Delaware Corporation, is a holding company that owns 100% of the stock of Buffets Holdings.  Buffets Holdings, a Delaware corporation, is a holding company that wholly owns Buffets, a Minnesota corporation, which is the Debtors’ principal operating entity and the primary obligor on the Debtors’ prepetition secured bank debt and unsecured bond debt.  Buffets, in turn, is the direct parent of the Debtors HomeTown Buffet, Inc., OCB Restaurant Company, LLC, OCB Purchasing Co., Buffets Leasing Company, LLC, Ryan’s Restaurant Group, Inc. and Buffets Franchise Holdings, LLC (collectively, the “Direct Buffets Subsidiaries”), through which the Debtors’ restaurants are operated.  Each of the other Debtors is indirectly owned by Buffets through one of the Direct Buffets Subsidiaries or a subsidiary thereof.

C.	The Businesses

The Debtors comprise the nation’s largest steak-buffet restaurant chain and the second largest restaurant company in the family dining segment of the restaurant industry.  The restaurants principally operate under the names Old Country Buffet®, Country Buffet®, HomeTown Buffet® (collectively the “Buffets brand”), Ryan’s® and Fire Mountain® (collectively the “Ryan’s brand”).  The Debtors also owned and operated, as of the Petition Date, eleven Tahoe Joe’s Famous Steakhouse® restaurants. The Debtors have a national footprint of restaurant locations, which are strategically concentrated in high population density regions.  Strong brand awareness in these regions enables the Debtors to maximize penetration within such markets and achieve operating and advertising synergies.

The Debtors maintain a high level of food quality and service in all of their restaurants through uniform operational standards initiated at the corporate level.  The Debtors’ strategy is to offer quality food at an exceptional value.  Product quality is maintained by preparing food in small batches of six to eight servings at a time, with preparations scheduled by monitoring current customer traffic and applying the Debtors’ proprietary food production forecasting model.  The Debtors’ buffet restaurants employ uniform menus, recipes and ingredient specifications, except for minor differences supporting regional preferences.  The Debtors’ restaurants operating under the Buffets brand offer an extensive menu with approximately 100 menu items at each meal, including entrees, soups, salads, fresh vegetables, non alcoholic beverages and desserts.  Typical entrees include steak, chicken, carved roast beef, ham, shrimp, fish and casseroles.  The Debtors’ restaurants operating under the Ryan’s brand offer similar menu items and entrees.

The Debtors were early innovators of the “scatter bar” – a buffet format believed to reduce the waiting time of customers’ access to food, thereby enhancing the dining experience and increasing table turns.  All of the Debtors’ steak-buffet restaurants serve lunch and dinner seven days a week, and the Buffets brand restaurants and most of the Ryan’s brand restaurants offer breakfast on Saturdays and Sundays.

The Debtors’ buffet restaurants use an all inclusive, all you can eat, pricing strategy designed to provide a very high dining value to their customers.  The company’s core proposition of great food at a great value attracts a broad variety of customers, including families, singles and senior citizens.  In order to further enhance guests’ dining experience, management has focused on providing a level of customer service designed to supplement the self service buffet format, including such features as limited table side service and greeters.

Approximately two-thirds of the Debtors’ restaurant facilities are freestanding units and one-third are located in strip shopping centers or malls.  On average, each of the Buffets brand restaurants served approximately 6,700 customers per week in fiscal year 2008, while each Ryan’s brand restaurant served approximately 5,000 customers per week in fiscal year 2008.  In the aggregate in fiscal year 2008, the Debtors’ restaurants serve approximately 3.6 million customers per week.

As of January 15, 2008, the Debtors employed over 36,000 employees.  Except for approximately 585 corporate employees, nearly half of which work at the Debtors’ corporate headquarters in Eagan, Minnesota, the Debtors’ employees work at the Debtors’ restaurants.

D.	Debtors’ Prepetition Capital Structure

1.	Secured Financing

Prior to the Petition Date, Buffets was a borrower under a secured credit facility with Credit Suisse, as a lender and administrative agent, and certain other lender-parties (collectively, the “Prepetition Secured Lenders”) thereto dated November 1, 2006, as amended on March 13, 2007 and as further amended by a Forbearance Agreement and Second Amendment to Credit Agreement dated as of January 7, 2008 (the “Forbearance Agreement”) (the credit agreement, as amended, shall hereinafter be referred to as the “Pre-Petition Secured Credit Facility”).

The Pre-petition Secured Credit Facility was comprised of a term loan in the original principal amount of $530 million (the “Term Loan”), a primary revolving credit facility (the “Primary Revolver”) in the original principal amount of $40 million, and a secondary letter of credit facility in the amount of $70 million (the “Secondary Revolver”).  As of January 15, 2008, the outstanding amounts due under the Term Loan, Primary Revolver and Secondary Revolver were approximately $524 million, $40 million and $70 million (comprised of approximately $16.3 million in borrowings and approximately $53.7 million in letter of credit obligations), respectively.  Each of the other Debtors except for BRHI guaranteed the obligations of Buffets under the Pre-Petition Secured Credit Facility.

2.	Unsecured Financings

In addition to the Pre-Petition Secured Credit Facility, pursuant to an indenture dated as of November 1, 2006 with HSBC Bank USA, N.A., as successor trustee, Buffets issued $300 million (original principal amount) of 12.5% senior unsecured notes (as amended from time-to-time, the “Senior Notes”) due November 1, 2014.  Interest on the Senior Notes is payable semi-annually on January 1st and July 1st.  As of the Petition Date, the Debtors had not made the interest payment under the Senior Notes due on January 1, 2008 in the amount of approximately $18.75 million.  Payment of the Senior Notes is guaranteed by all the other Debtors, with the exception of BRHI.

In addition to the foregoing bank and bond indebtedness, the Debtors also had approximately $55,000,000 in ordinary course trade debt that was unpaid as of the Petition Date.

3.	Equity Interests in Buffets Holdings

On the Petition Date, Buffets Holdings had 3,600,000 shares of common stock authorized for issuance, with 3,104,510 shares issued and outstanding as of September 19, 2007.  Buffets Holdings also had 1,100,000 shares of preferred stock authorized for issuance, but none issued and outstanding as of September 19, 2007.  Pursuant to the terms of the Contribution Agreement, as discussed above, Buffets Holdings is wholly-owned by BRHI.

V.

EVENTS LEADING TO THE COMMENCEMENT
OF THE CHAPTER 11 CASES

A variety of external economic factors led to a decline in the Debtors’ operating performance prior to the Petition Date.  The Debtors believe that the leading adverse factor was a marked decline in discretionary spending among the Debtors’ core customers.  This resulted from higher gasoline and energy costs, increased debt service loads due to rate increases on adjustable rate mortgages, lower consumer confidence and a general economic downturn.  Discretionary consumer spending has been further hampered by the sharp decline in readily available credit.  This followed the collapse of the sub-prime mortgage market, stagnation of home valuations, and lower available home equity due to previous consumer refinancing efforts.  Together, these factors significantly depressed consumer spending in the family dining segment and negatively impacted the Debtors’ guest counts at their restaurants.  Additionally, the Debtors’ performance was adversely impacted by increases in the federal and state minimum wages, food costs and energy costs.  The decline in guest counts, together with increased operating costs, negatively impacted the Debtors’ performance.  These issues significantly hampered the Debtors’ ability to service their non-trade-related debt and caused a liquidity strain.

In the months prior to the Petition Date, the Debtors, in consultation with their professionals, diligently evaluated a number of options to address their financial issues.  These efforts included sharing information with and engaging in discussions with the Debtors’ secured lenders, bondholders and stockholders with the goal of consensually restructuring the Debtors’ balance sheet to bring it into line with the Debtors’ debt servicing capabilities.  In connection with those efforts, the Debtors entered into the Forbearance Agreement in an effort to allow sufficient time to negotiate a consensual restructuring with their creditor constituencies and to help ensure that the Debtors would have debtor-in-possession financing in place in the event a bankruptcy filing became necessary.  Thereafter, the Debtors continued sharing information with and talking to the Prepetition Secured Credit Facility Lenders and certain holders of the Senior Notes.  However, further deterioration in the Debtors’ liquidity necessitated the commencement of these cases before substantial progress could be made on a restructuring of the Debtors’ balance sheet.

VI.

THE CHAPTER 11 CASES

A.	Significant “First Day” Motions; Retention of Professionals

On the Petition Date and during the first few weeks of the Chapter 11 Cases, the Court entered several orders authorizing the Debtors to pay various prepetition claims.  These orders were designed to ease the strain on the Debtors’ relationships with customers, employees and vendors as a consequence of the filings.  The Court entered orders authorizing the Debtors, among other things, to (i) pay prepetition compensation, benefits and employee expense reimbursements to employees, as well as continue certain workers’ compensation programs and insurance policies; (ii) pay certain taxes that the Debtors are required to collect from third parties and remit to the appropriate taxing authorities; (iii) continue certain customer practices and programs; (iv) pay prepetition claims of critical vendors (the “Critical Vendor Motion”), (v) pay certain food suppliers and vendors entitled to administrative priority under Bankruptcy Code sections 503(b)(9) and 507(a)(2) (the “503(b)(9) Motion”), (vi) pay prepetition claims of suppliers of goods that may be considered “perishable agricultural commodities,” as such term is defined under Perishable Agricultural Commodities Act of 1930, 7 U.S.C. §§ 499a, et seq., as amended (the “PACA Motion”), 9 and (vii) obtain postpetition financing, repay certain prepetition secured debt, and grant first priority liens, super-priority administrative expense status and adequate protection to the Debtors’ postpetition lenders.  The Debtors also filed motions seeking relief from certain administrative requirements of the Bankruptcy Code and to establish procedures to resolve adequate assurance requests for their approximately 4,400 utility accounts.

In addition, the Debtors filed several applications seeking orders authorizing the retention of certain professionals.  Specifically, the Debtors filed applications, which have been approved by the Court, to retain (i) Young Conaway Stargatt & Taylor, LLP, as counsel, (ii) Kroll Zolfo Cooper, now known as Zolfo Cooper (“Zolfo Cooper”), as bankruptcy consultants and special financial advisors, (iii) Houlihan Lokey Howard & Zukin Capital, Inc., as investment banker, (iv) Paul, Weiss, Rifkind, Wharton & Garrison LLP, as special corporate counsel, (v) Huntley Mullaney Spargo & Sullivan, LLC (“HMSS”), as special real estate consultant, (vi) J.H. Chapman Group, L.L.C. (“Chapman”), as special advisor with respect to the disposition of the Debtors’ Tahoe Joe’s operations, (vii) Deloitte & Touche LLP, as independent auditors and accountants, (viii) Quinn Emanuel Urquhart Oliver & Hedges, LLP, as special bankruptcy litigation counsel, (ix) PricewaterhouseCoopers LLP, as tax advisor, and (x) certain ordinary course professionals.

9           As of October 21, 2008, the Debtors have paid, in the aggregate, approximately $32,450,000 to 171 vendors pursuant to the Critical Vendor Motion, the 503(b)(9) Motion, and the PACA Motion.  The primary recipients of these payments have been the Debtors’ food suppliers and vendors of food, beverages and goods related to the preparation and service thereof.  In return for such payments, the vendors who have received payments under the Debtors’ critical vendor program have restored the Debtors’ normal trade terms that existed prepetition.

B.	DIP Facility, Letter of Credit Facility, and Exit Facilities

To provide the Debtors with the cash and liquidity necessary to continue operating and to maintain normal vendor relations postpetition, on January 22, 2008, the Debtors sought Court approval of Buffets’ entry into a $385 million debtor-in-possession revolving credit facility (the “DIP Facility”) consisting of two loans of equal terms, as set forth in that certain Senior Secured Super Priority Debtor In Possession Credit Agreement (as amended from time to time, the “DIP Credit Agreement”),10 together with that certain Fee Letter dated January 22, 2008 and each of the other Loan Documents, the “DIP Documents”), from Credit Suisse, Cayman Islands Branch, as Administrative Agent (in such capacity, the “DIP Administrative Agent”) for itself and the banks and other financial institutions or entities that may become parties to the DIP Credit Agreement from time to time (together with the DIP Administrative Agent and including the fronting and issuing banks for the letters of credit, the “DIP Lenders”), to be arranged by Credit Suisse Securities (USA) LLC (“CS Securities”), as Sole Lead Arranger and Sole Bookrunner, and, at the option of CS Securities, one or more financial institutions as Syndication Agent.

On January 23, 2008, the Court approved the DIP Credit Agreement on an interim basis and on February 22, 2008, the Court approved the DIP Credit Agreement on a final basis.  On May 19, 2008, the Court entered an amended and restated final order (the “DIP Financing Order”) approving the DIP Credit Agreement.  After negotiations with the DIP Lenders, the Creditors Committee and other interested parties, and prior to the Court’s final approval of the DIP Credit Agreement, the parties agreed to modify the terms of the DIP Facility.  The DIP Facility, as finally approved, consists of (i) an $85,000,000 New Money Facility, to fund the Debtors’ working capital requirements during their Chapter 11 Cases, and (ii) a $200,000,000 Rollover Facility, to replace a portion of the Pre-petition Secured Credit Facility.  The obligations under the DIP Facility are guaranteed by each of the other Debtors.

On February 27, 2008, the court entered an interim order [Docket No. 411], granting the Debtors’ Motion For Interim And Final Orders Pursuant To Sections 105, 363 And 364 Of The Bankruptcy Code Approving (I) Letter Of Credit Reimbursement And Security Agreement, (II) Third Amendment To The Debtors’ Pre-Petition Letter Of Credit Facility, And (III) The Payment Of Certain Fees And Costs Related Thereto [Docket No. 539] (the “LC Motion”) and authorizing the Debtors (i) to continue to honor their obligations under their existing pre-petition letter of credit facility, and (ii) to enter into a post-petition letter of credit facility and issue letters of credit up to an aggregate amount of $10 million thereunder.

On March 12, 2008, the Court entered its order [Docket No. 491] granting the LC Motion on a final basis and authorizing the Debtors (i) to continue to honor their obligations under their existing pre-petition letter of credit facility, and (ii) to enter into a post-petition letter of credit facility and issue letters of credit up to an aggregate amount of $25 million thereunder.

10     All capitalized terms not otherwise defined in this subsection shall have the meanings ascribed to such terms in the DIP Credit Agreement, or the Court’s orders approving the DIP Credit Agreement.

In August and September, 2008, the Debtors experienced a sales shortfall due to a decline in customer traffic across their restaurant chain (which the Debtors anticipated would be short-term) and also suffered the effects of weather-related losses.  The Debtors believe that this decline in customer traffic was not specific to the Debtors’ restaurants, but rather was felt throughout the casual dining market, caused by, among other things, home dining during the heavy media coverage of the Olympic Games and Democratic and Republican National Conventions.  In addition, tropical storms and hurricanes occurring throughout the Gulf region and Southeastern portion of the United States during this period had a significant adverse impact on many of the Debtors’ restaurants.  Specifically, the Debtors estimate that Hurricane Gustav resulted in over a $1 million sales decline in the Ryan’s restaurant chain, Hurricane Ike affected approximately 70 units directly and 100 units indirectly, and ten restaurants suffered major damage during these storms (certain of which were closed for several days).  Because of these events, for that financial reporting period, the Debtors did not meet the EBITDA Covenant under the DIP Credit Agreement, causing an event of default.

On September 30, 2008, the Debtors filed a motion [Docket No. 1518] seeking authority and approval of a forbearance agreement and second amendment (the “DIP Amendment and Forbearance Agreement”) to the DIP Credit Agreement.  Under the DIP Amendment and Forbearance Agreement, the DIP Lenders agreed to forbear from exercising certain of their default-related rights and remedies against the Debtor-parties to the DIP Credit Agreement with respect to the Debtors’ failure to meet the minimum EBITDA level during one of the Debtors’ fiscal reporting periods, and agreed to certain other amendments to the DIP Credit Agreement.  The parties also agreed to include in the DIP Amendment and Forbearance Agreement an extension of the deadline by which the Debtors were required to file a chapter 11 plan of reorganization from September 30, 2008 to October 30, 2008.  Further, the Debtors granted to the Lenders and DIP Administrative Agent, among others, a general release and waiver related to (i) any Loan Document, (ii) any transaction, action or omission contemplated thereby, or (iii) any aspect of the dealings or relationships between or among the Debtors, on the one hand, and the Lenders, on the other hand, relating to any Loan Document or transaction, action or omission contemplated thereby.  The Court entered an order on October 14, 2008 approving the DIP Amendment and Forbearance Agreement [Docket No. 1587].

In October, 2008, the Debtors again experienced a sales shortfall due to a decline in customer traffic across their restaurant chain.  Given the nationwide economic circumstances, a general downturn in consumer confidence, rising unemployment statistics, and an impending holiday season anticipated to be challenging for many consumers, the Debtors believe that the number of consumers dining out during October declined sharply.  Because of this, for the Debtors’ fiscal financial reporting period ending on October 22, 2008, the Debtors did not meet the EBITDA Covenant for that financial reporting period.  As a result, an event of default occurred under the DIP Credit Agreement.

In light of the foregoing, beginning in early November, the Debtors initiated discussions with certain of the Lenders and the DIP Administrative Agent regarding an amendment to the DIP Credit Agreement and a forbearance with respect to the event of default, pending approval of such amendment.  On December 1, 2008, the Loan Parties and certain lenders holding more than 50% of the outstanding New Money Loans (the “Required Lenders”) agreed to terms of a forbearance, pursuant to which the Lenders agreed to forbear from exercising certain of their default-related rights and remedies against the Loan Parties.  In connection with this agreement, the Debtors were required to pay a forbearance fee in the amount of 0.25% of the aggregate amount of outstanding New Money Loans and a retainer of $250,000 to counsel for the Required Lenders.  The Forbearance Agreement afforded time to negotiate a further amendment to the DIP Credit Agreement.

On or about December 8, 2008, the Loan Parties and the Required Lenders executed a Forbearance Agreement, Limited Waiver and Third Amendment to Credit Agreement (the “Third Amendment”).  Under the Third Amendment, the DIP Lenders agreed to waive their rights to exercise certain of their default-related rights and remedies against the Debtor-parties to the DIP Credit Agreement with respect to the Debtors’ failure to meet the minimum EBITDA level during one of the Debtors’ fiscal reporting periods, and also agreed to certain other amendments to the DIP Credit Agreement, including an extension of the maturity date.  The Third Amendment provided, inter alia, for the Debtors to pay an amendment fee in the amount of 3% of the outstanding amount of New Money Loans and for an increase in the interest rate applicable to the outstanding New Money Loans.  On December 9, 2008, the Debtors filed a motion [Docket No.1823] seeking approval of the Third Amendment and authorization to pay the amendment fee.  The Court entered an order on December 16, 2008 approving the Third Amendment [Docket No. 1855].

Under the Plan, the Rollover Lenders have the option of agreeing to commit to participate (or arranging for an affiliate or related entity to commit to participate on their behalf) as lenders in the First Lien Exit Facility in an amount equal to or greater than 60% of the amount of their Allowed Rollover Facility Claims (exclusive of any interest accrued) on or before the Rollover Opt-In Deadline.  If holders of Rollover Facility Claims fund such committed amount on or before the Effective Date, such claimants shall, in lieu of receiving New BRHI Common Stock, have their Rollover Facility Claims satisfied by replacement debt obligations issued under the Second Lien Exit Facility in an amount equal to their Allowed Rollover Facility Claims.  Alternatively, holders of Rollover Facility Claims can opt to commit to participate (or arrange for an affiliate or related entity to commit to participate on their behalf) in the funding of the First Lien Exit Facility in an amount equal to or greater than 20% of the amount of their Rollover Facility Claims (but less than 60% of their Allowed Rollover Facility Claims, exclusive of any interest accrued); such holders’ Rollover Facility Claims will be satisfied in part by replacement debt obligations issued under the Second Lien Exit Facility and in part by a distribution of shares of New BRHI Common Stock.  As more fully described in Section VIII of this Disclosure Statement, Credit Suisse Securities (USA) LLC (together with its affiliates, “Credit Suisse”) as sole lead arranger, sole bookrunner, sole administrative agent and sole collateral agent, is in the process of securing a First Lien Exit Facility, which will be used to make other required Distributions under the Plan, to satisfy certain plan-related expenses and to fund the Reorganized Debtors’ working capital needs.

C.	Official Committee of Unsecured Creditors

On January 29, 2008, the United States Trustee for the District of Delaware appointed an official committee of unsecured creditors in these Chapter 11 Cases (the “Creditors Committee”).  The Creditors Committee is currently comprised of Commissary Operations, Inc., HSBC Bank USA, National Association, Kimco Realty Corporation, Levine Leichtman Capital Partners Deep Value Fund L.P., The Coca-Cola Company, Van Eerden Food Service, and Realty Income Corporation.

The Creditors Committee has, with Court approval, employed and retained (i) Otterbourg, Steindler, Houston & Rosen, P.C. and Pachulski Stang Ziehl & Jones LLP as its co-counsel and (ii) FTI Consulting, Inc. as its financial advisor.

D.	Ad Hoc Committee of Holders of 12 1/2 % Senior Notes

Prior to the Petition Date, an ad hoc committee of holders of the Senior Notes was formed by certain large holders that together held approximately $255,000,000 or 85% of the aggregate outstanding principal amount of the Senior Notes.  The ad hoc committee of holders of Senior Notes employed and retained (i) Kramer Levin Naftalis & Frankel LLP and Pachulski Stang Ziehl & Jones LLP as its co-counsel and (ii) Alvarez & Marsal as its financial advisor.  Following the United States Trustee’s appointment of the Creditors Committee, the ad hoc committee of noteholders ceased to function.

E.	Claims Process

1.           Last Date to File Proofs of Claim

On May 12, 2008, the Court entered an order (the “Bar Date Order”) requiring any person or entity holding or asserting a prepetition Claim against the Debtors to file a written proof of claim with Epiq Systems – Bankruptcy Solutions on or before July 21, 2008.  The Bar Date Order further provides that any person or entity (other than, among others, professionals retained in the Chapter 11 Cases, any Debtor asserting a claim against another Debtor, and any direct or indirect non-debtor subsidiary of a Debtor asserting a claim against a Debtor) that fails to timely file a proof of claim will be forever barred, estopped and enjoined from voting on, or receiving a distribution under, the Plan and will be forever barred, estopped and enjoined from asserting a Claim against the Debtors, their estates, the Reorganized Debtors, and any of their successors or assigns.

2.           Claims Reconciliation and Review

The Debtors have filed four omnibus objections to claims of various taxing authorities, accompanied with motions seeking determination of certain tax liabilities pursuant to sections 505 and 506 of the Bankruptcy Code (collectively, the “Tax Objections and Motions”).  The Court has entered orders approving the Tax Objections and Motions solely with respect to those parties who failed to respond to the omnibus objections.  The Tax Objections and Motions have been adjourned with respect to all parties who have responded thereto.

On September 26, 2008, the Debtors filed their fifth (non-substantive), sixth (substantive), and seventh (substantive) omnibus objections, and on October 24, 2008, the Debtors filed their eighth (substantive) and ninth (non-substantive) omnibus objections to various claims.  The Bankruptcy Court entered orders sustaining these objections, in part, on October 29 and 30 [Docket Nos. 1664, 1670 and 1671].  On December 5, 2008, the Debtors filed their tenth (non-substantive), eleventh (substantive), and twelfth (substantive) objections to claims, and on January 6, 2009, the Court entered orders sustaining these objections in part [Docket Nos. 1961, 1962, and 1963].  The Debtors filed their thirteenth omnibus objection to claims on January 7, 2009 [Docket No. 1964], which objection remains pending.

The Debtors are currently assessing all of the proofs of claim filed as of the Bar Date and expect to object to further Claims in the coming weeks and months.

3.           Review and Resolution of Property Tax Claims

On September 15, 2008, the Debtors filed a motion for authority to adopt and implement procedures for the settlement and payment of pre-petition and post-petition real and personal property taxes, which procedures (the “Property Tax Procedures”) were approved by the Court by order dated September 29, 2008 [Docket No. 1513].  Under the Property Tax Procedures, the Debtors are authorized to settle disputed property tax claims addressed in the Tax Objections and Motions after notice to the United States Trustee, counsel to the Creditors Committee and counsel to the Debtors’ pre-petition and post-petition lenders.  Further, the Debtors obtained authority to pay any and all amounts agreed to under a settlement agreement or tax claim amounts determined by the Debtors to be valid after providing notice of the proposed payment to the United States Trustee, counsel to the Creditors Committee and counsel to the Debtors’ pre-petition and post-petition lenders.

The Debtors have worked with those parties in an effort to consensually resolve the Tax Objections and Motions, and are reviewing their personal and real property tax obligations to determine whether payment of such obligations prior to the effective date of a chapter 11 plan would be beneficial to the estates.

F.	Assumption/Rejection of Leases and Executory Contracts

Pursuant to the Bankruptcy Code, the Debtors have (a) 120 days after the Petition Date to assume or reject unexpired leases of nonresidential real property unless such time period is extended by the Court for cause and (b) until confirmation of the Plan to assume or reject executory contracts.  The Court may extend the period to assume or reject unexpired leases of nonresidential real property for 90 days for cause, and may further extend such period only upon prior written consent of the lessor.  By various Court orders, the deadline to assume or reject the Debtors’ unexpired leases of nonresidential real property in the Chapter 11 Cases was extended through August 19, 2008.  The Debtors also obtained written consent from certain landlords to further extensions of time for the Debtors to assume or reject approximately 68 of the Debtors’ real property leases.  On July 25, 2008, the Debtors filed a motion seeking approval of such consensual extensions, which motion was approved by the Court by order dated August 13, 2008.  The Debtors reserve the right to seek further extensions of the current deadlines to assume or reject real property leases if necessary.

The Debtors, together with their retained, court-approved professionals and advisors, carefully analyzed their portfolio of leases of non-residential real property to determine whether it would be in the best interest of the Debtors and their creditors to assume or reject those leases.  This analysis has included consideration of the following factors with respect to each individual restaurant location:

(a)	Restaurant operating performance (both historical and projected);

(b)	Competition within the geographical market, including any expected changes in competition due to the opening or closing of competing restaurants;

(c)	Rent and other material terms under the leases;

(d)	Market rent for leases of similar properties;

(e)	Remaining term of leases;

(f)	Condition of buildings;

(g)	Additional miscellaneous considerations (e.g., trade vendor relations, road construction, dynamics of the local market area, etc.).

Based on an analysis of the above factors, the Debtors closed a number of restaurants, rejected certain leases, assigned certain leases to third parties and terminated other leases pursuant to various orders of the Court.

Consistent with the Initial Solicitation and Disclosure Statement Order, the Debtors served notice [see Docket No. 1880] of the possible assumption of certain executory contracts and leases, and fixing cure amounts in connection therewith.  The Debtors received a number of objections to this notice.  While a majority of such objections have been resolved and the Debtors expect that the remainder will be resolved, if necessary, a hearing will be held in connection with confirmation of the Plan to establish the appropriate cure amounts for the various assumed executory contracts and unexpired leases.

1.           Closing of Restaurant Locations; Rejected Leases and Executory Contracts

(a)           Wave One

Immediately after commencing these chapter 11 cases, the Debtors filed their first rejection motion seeking authority to reject leases, subleases and executory contracts related to 16 restaurant locations that were closed pre-petition or not operated by the Debtors [Docket No. 22], which the Court approved in part on February 13, 2008 [Docket No. 412] and denied in part.11  Shortly thereafter, the Debtors filed their second rejection motion seeking authority to reject the leases, subleases and executory contracts related to three additional closed restaurant locations [Docket No. 109], which the Court approved in part on February 27, 2008 [Docket No. 412].  The Court entered a second order on the second rejection motion on August 19, 2008 [Docket No. 1320], which provided for the rejection of a lease and sublease of property located at 6405 Fallbrook Avenue, West Hills, California.

11           The first rejection motion was denied with respect to the Debtors’ former location in Moline, Illinois as discussed below in subsection 4.  However, the lease for this location was terminated through an agreement approved by an order of the Court entered on June 27, 2008 [Docket No. 1022].

In addition, shortly after filing these chapter 11 cases, the Debtors, together with HMSS and Zolfo Cooper, conducted a comprehensive initial review of their restaurant portfolio and decided to conduct an initial wave of closings (“Wave One”) of 51 underperforming restaurants.  In February 2008, the Debtors closed the Wave One restaurants and coordinated the removal of their property and the winding down of their businesses at the restaurant locations.  The Debtors were diligent in providing assistance to terminated employees and in working to clean sites, salvage equipment and ensure an orderly transfer of the properties.

Unable to assign or otherwise dispose of the leases related to 44 of the Wave One restaurants, the Debtors filed their third and sixth rejection motions seeking authority to reject these leases [Docket Nos. 356 and 424], which the Court approved in part over various objections in four separate orders [Docket Nos. 494, 502, 594 and 595] and denied in part.12

The Debtors also negotiated agreements with two landlords for Wave One restaurants whereby such leases were terminated in exchanged for valuable claim waivers from the landlords.  The Court approved these agreements by order dated March 31, 2008 [Docket No. 608].  The Court also approved agreements terminating leases for properties in Burleson, Texas [Docket No. 662] and Kirkland, Washington [Docket No. 1298].  The remainder of the leases related to Wave One locations were assumed through separate orders, which are discussed in further detail below.

(b)           Subsequently Rejected Leases

Throughout their Chapter 11 Cases, the Debtors continued to review and analyze their real estate portfolio to determine whether continued operations at each restaurant location would be in the best interests of the Debtors and their estates.

On May 12, 2008, the Debtors filed their ninth rejection motion seeking, inter alia, authority to reject a lease of real property located in Sacramento, California where the Debtors formerly operated a Tahoe Joe’s restaurant.  The Debtors determined that this location was not and would not become profitable.  The Debtors closed the restaurant, vacated the premises, and removed or sold any property of value owned by the Debtors on the premises.  An order approving the ninth rejection motion was entered on June 2, 2008.

12           The third rejection motion was denied with respect to the Debtors’ former location in Muskegon, Michigan as discussed below in subsection 4.  However, the lease for this location was terminated through an agreement approved by an order of the Court entered on September 29, 2008 [Docket No. 1512].

On July 25, 2008, the Debtors filed their tenth rejection motion seeking, inter alia, authority to reject seven real property leases nationwide after determining that such leases were not valuable to the estates and continued operations at the leased locations were either unprofitable or unlikely to remain profitable.  The Court entered an order on August 13, 2008 approving the rejection of these seven real property leases.

On August 27, 2008, the Court entered an order approving the consensual rejection of a lease for real property located in Forest Park, Illinois [Docket No. 1362].  The Debtors initially moved to assume this lease, but determined in light of the alleged cure amount that it would be in their best interests to reject the lease.

On December 16, 2008, the Court entered an order approving the Debtors’ fifteenth rejection motion seeking to reject ten real property leases [Docket No. 1863].

2.             Assumed Executory Contracts

(a)           Assumption and Assignment of Certain Leases

In addition to the lease rejections described above, the Debtors also negotiated agreements to assume and assign several of their leases.  Assumption and assignment agreements were achieved for two leases for restaurant locations that were closed pre-petition in El Paso, Texas and San Diego, California, which the Court approved on March 11 and March 27, 2008, respectively [Docket Nos. 481 and 592].

In an effort to obtain value for the Wave One leases, the Debtors, through HMSS, contacted approximately 450 parties believed to have potential interest in accepting an assignment of the Wave One leases, and set up a website with information and guidelines for submitting bids on the leases.  Even with the recent slowdown in the real estate market, the Debtors were able to negotiate deals to assume and assign five of the Wave One leases in exchange for a total of $508,000.

The Debtors filed motions to approve these lease assumptions and assignments, which have been approved [Docket Nos. 609 and 610].  Further, as discussed in detail below, the Court approved the Debtors’ motion to sublet the Debtors’ Warrington, Pennsylvania property, which serves to pass through essentially all of the Debtors’ leasehold rights and obligations in connection with that location.

The Debtors additionally filed a motion to approve the assignment of a lease for real property located in Nogales, Arizona on March 25, 2008 [Docket No. 563], which the Court approved on April 14, 2008 [Docket No. 673].  The Debtors negotiated the assignment of this lease to one of the Debtors’ franchisees because the restaurant was underperforming and constituted a burden to the Debtors’ estates.  Because the Debtors assigned the lease to a successful franchisee, the Debtors may still obtain value from the location through the collection of franchise fees.

(b)           Amendment and Assumption of Corporate Headquarters Lease

On June 18, 2008, Buffets and Buffets Holdings filed a motion for order authorizing their entry into that certain Second Amendment to Amended and Restated Lease Agreement (the “Second Amendment”) with respect to the Debtors’ corporate headquarters located in Eagan, Minnesota (the “HQ Lease”).  Buffets engaged Serve Two (MN) QRS 14-106, Inc., the current landlord (the “Landlord”) in substantive negotiations regarding a significant rent reduction, as well as a reduction in the initial lease term.  After extensive, good faith and arm’s-length negotiations between the Landlord, Buffets, and Buffets Holdings, with all parties being represented by counsel, the parties executed the Second Amendment to the HQ Lease.

The Second Amendment provides Buffets with a $1,018,019.00 per-year base rent reduction and shortens the initial base term from 2020 to 2009.  In exchange, the Landlord required the (i) assumption of the HQ Lease as amended by the Second Amendment and ratification of that certain Guaranty and Suretyship Agreement dated September 28, 2000 and executed by Buffets Holdings, as amended by the Second Amendment; (ii) reimbursement of up to $32,000 in legal fees and expenses and other related expenses incurred by the Landlord in connection with the Second Amendment without further court approval; and (iii) allowance of non-priority general unsecured claims against each of Buffets and Buffets Holdings, each in the amount of $5,494,599.00 (representing the approximate claim to which the Landlord may be entitled as damages based on the rent reduction in the Second Amendment).  Buffets sought approval of the Second Amendment because the concessions from the Landlord result in a significant cost savings to its estate – even considering the allowed unsecured claims afforded to the Landlord under the Second Amendment – and provide significant flexibility to the Debtors in the foreseeable future in the event they wish to relocate to alternative space.

The Court entered an order approving the entry into the Second Amendment on June 27, 2008.

(c)           FIGRYANH Master Lease

Prior to and shortly after the Petition Date, the Debtors, together with HMSS, their court-approved real estate consultants and advisors, carefully analyzed the Master Land and Building Lease, dated as of November 1, 2006 (the “FIGRYANH Master Lease”), which covered 130 different restaurant locations, to determine whether it would be in the best interest of the Debtors and their creditors to assume, reject or attempt to renegotiate the FIGRYANH Master Lease.  Based on this analysis and after consultation with HMSS, the Debtors determined it necessary to seek to renegotiate certain aspects of the FIGRYANH Master Lease or, if renegotiation was unsuccessful, to reject the lease.

Accordingly, the Debtors attempted to renegotiate the FIGRYANH Master Lease prior to filing a motion to reject.  However, these efforts were initially unsuccessful.  Thereafter, on July 10, 2008, certain of the Debtors filed a motion to reject the FIGRYANH Master Lease by and among various affiliates of Fortress Investment Group LLC and the applicable Debtors, as tenants, and to implement certain restaurant closing procedures.  Following a hearing on July 30, 2008, at which the Court declined to approve the restaurant closing procedures, the Debtors engaged in extensive good faith and arm’s-length negotiations to provide a superior alternative for the Debtors than outright rejection.

Ultimately, the parties to the FIGRYANH Master Lease agreed to an amendment of the terms of the FIGRYANH Master Lease, which the Debtors believe was necessary to make the lease beneficial to their estates.  The benefits provided to the Debtors pursuant to the amendment of the FIGRYANH Master Lease include, but are not limited to, reductions of the base rent obligations thereunder, as well as modifications to the terms of the FIGRYANH Master Lease that grant flexibility to (x) close certain unprofitable store locations over time, (y) terminate the FIGRYANH Master Lease with respect to those locations, and (z) obtain additional reductions in monthly rental payments in the future.  On September 2, 2008, the Debtors filed a motion to approve the assumption of the amended FIGRYANH Master Lease [Docket No. 1380].  On September 15, 2008, the Court approved the motion and authorized the assumption of the amended FIGRYANH Master Lease [Docket No. 1478].

(d)           Settlement Agreement with Realty Income Corporation

On July 10, 2008, the Debtors filed a motion [Docket No. 1076] seeking approval of a confidential stipulation and settlement agreement (the “Realty Income Stipulation”) with Realty Income Corporation and certain of its affiliates (collectively, “Realty Income”) regarding amendments to more than 100 leases of nonresidential real property (each a “Realty Income Lease”).

Pursuant to the Realty Income Stipulation, the Debtors entered into an amendment to each Realty Income Lease (the “Amendments to Lease”) which provides the Debtors either (a) a reduction of rent and an early expiration of the initial lease term or (b) an early expiration of the initial lease term.13 In return for these significant modifications, Realty Income has required the tenants under the Realty Income Leases to agree that the amendment and assumption of every Realty Income Lease is a condition precedent to the amendment and assumption of every other Realty Income Lease.  Consequently, if the Debtors subsequently reject a Realty Income Lease without the consent of the landlords under the Realty Income Leases, the Realty Income Stipulation and the Amendments to Lease shall be deemed void ab initio, the Debtors will lose the significant benefit of the Amendments to Lease; the parties return to the status quo ante position as if the Realty Income Stipulation had never been entered, the tenants under the Realty Income Leases must repay any savings actually achieved under the Amendments to Lease, and the affected landlords under the Realty Income Lease is entitled to a rejection damage claim pursuant to section 503(b)(7) of the Bankruptcy Code with respect to any rejected Realty Income Lease.

The Realty Income Stipulation also provides Realty Income with the following allowed non-priority general unsecured claims in respect of the Realty Income Leases:  a $9 million claim in the Buffets’ bankruptcy case, an $8,575,000 claim in the Fire Mountain bankruptcy case, and a $425,000 claim in the Ryan’s Restaurant bankruptcy case.  The maximum aggregate amount distributable to Realty Income under any and all such claims shall be $9 million.  The Realty Income Stipulation also establishes a cure amount payable in connection with assumption of the Realty Income Leases in the amount of $66,959.81 together with prompt payment of all currently due but unpaid taxes, plus all accrued interest and penalties thereon.

13           In addition to the execution of the Amendments to Lease, Buffets Inc., as guarantor will be signing the Amendments to Lease as an acknowledgement.

On September 15, 2008, the Court entered an order approving the Realty Income Stipulation, authorizing the Amendments to Lease, and approving assumption of the Realty Income Leases, as amended [Docket No. 1449].

(e)           Assumption of Various Leases

On July 25, 2008, the Debtors filed four omnibus motions [Docket Nos. 1170, 1171, 1172, and 1173] (collectively, the “Initial Omnibus Assumption Motions”) seeking authority to assume approximately 324 leases and agreements, solely to the extent such agreements constitute unexpired leases of nonresidential real property.  The Debtors determined that the restaurants operated on the premises covered by the leases listed in the Initial Omnibus Assumption Motions are profitable and constitute valuable assets that the Debtors should retain for the benefit of their estates and creditors, and that the agreements provide benefits to the Debtors’ estates that outweigh the corresponding obligations.

The Debtors received a number of objections to the Initial Omnibus Assumption Motions, primarily related to the proper cure amounts with respect to individual leases or agreements, the Debtors’ obligations to comply with contractual indemnification provisions, and the Debtors’ obligations to satisfy year-end adjustments provided for under the leases or agreements.  The Debtors and objecting landlords ultimately agreed to the terms of orders approving the Initial Omnibus Assumption Motions which resolved the objections of the objecting landlords or preserved the parties’ rights to consensually resolve any remaining disputes concerning the fixing of cure amounts as to the individual leases or agreements, and the Court, through various orders, approved the Initial Omnibus Assumption Motions [Docket Nos. 1308, 1309, 1310, 1311, 1357, 1358, 1359, 1465, 1468, 1469, and 1479].

On September 12, 2008, the Debtors filed a fifth omnibus motion seeking authority to assume five additional leases and agreements to the extent such agreements constitute unexpired leases of nonresidential real property, after similarly determining such leases were profitable and valuable assets.  The Court entered an order approving this assumption motion on September 29, 2008 [Docket No. 1511].

On November 26, 2008, the Debtors filed a sixth omnibus motion seeking authority to assume fifteen additional leases and agreements to the extent such agreements constitute unexpired leases of nonresidential real property, after similarly determining such leases were profitable and valuable assets.  The Court entered an order approving this assumption motion on December 16, 2008.

3.            Lease Terminations

The Debtors have also negotiated deals to terminate two Wave One leases in exchange for valuable claim waivers from the landlords, which the Court approved on March 31, 2008 [Docket No. 608].

The Debtors also filed a motion for authority to terminate a lease for a restaurant location in Burleson, Texas on March 25, 2008 [Docket No. 564], which the Court approved on April 10, 2008 [Docket No. 662].  This lease contained a provision permitting the Debtors to terminate the lease with respect to the Burleson location if they identified a purchaser willing to pay the landlord at least $2.5 million for the leased property.  The Debtors were able to find such a purchaser, thereby allowing them to terminate their burdensome obligations under the lease and close the restaurant.

Further, on January 6, 2009, the Court approved a motion authorizing the Debtors to terminate a lease of non-residential real property located in Waco, Texas pursuant to a termination agreement with the landlord for that property [Docket No. 1959].

4.           Sale/Lease Back Litigation

The Debtors engaged in substantial litigation with their landlords in connection with their proposed (i) rejection of the leases for their former restaurant locations in Moline, Illinois and Muskegon, Michigan, and (ii) assumption and assignment of the lease for their former restaurant location in Warrington, Pennsylvania (collectively, the “SLB Leases”).  The parties conducted extensive discovery and submitted briefs to address whether the master leases covering these locations are severable into individual leases, each subject to assumption or rejection.  The Court conducted an evidentiary hearing on the severability issue on April 14, 2008.  On May 16, 2008, the Court issued an opinion and order relating to the SLB Leases [Docket No. 835], finding among other things that the master leases were not severable.  The Debtors and Committee appealed this order.

After further negotiations, however, the Debtors were able to negotiate agreements with the necessary parties to terminate the SLB Leases solely with respect to the Moline and Muskegon properties, which termination agreements were approved on June 27, 2008 [Docket No. 1022] and September 29, 2008 [Docket No. 1512], respectively.  Further, the Debtors negotiated the terms of a sublease of the Warrington property, which agreement was approved on June 27, 2008 [Docket No. 1025].  The Debtors moved to assume the SLB Leases, and the Court entered an order approving their assumption on September 17, 2008.  In connection with this assumption, the Debtors and Committee agreed to dismiss their appeals of the Court’s order regarding the severability of the SLB Leases.

5.            Disposition of Remaining Leases

After the completion of the Wave One closures, the Debtors and their professionals commenced a review of the remaining store portfolio to determine if additional stores should be closed to position the Debtors for long-term success and growth.  As part of their review process, the Debtors examined numerous characteristics of each restaurant including, but not limited to, sales trends, competitive concerns, franchise potential, area demographics, lease terms, media and marketing efficiency, capital expenditure requirements, and whether guest traffic could be captured by remaining locations.  Where possible, the Debtors attempted to renegotiate lease terms with the respective landlords and in several instances successfully did so.

The Debtors will make any appropriate motions with respect to their remaining leases and executory contracts within the time period established by the Bankruptcy Code or such other time as may be set by the Court.  The Plan provides that except for unexpired leases and executory contracts that are the subject of a motion to reject that is pending on or decided prior to the Confirmation Date or are listed in the Plan as being specifically rejected, the Debtors will assume all of their executory contracts and unexpired leases effective as of the Effective Date.

G.	Disposition of Assets Not Essential to Reorganization

1.            Disposition of Fee-Owned Closed Locations

In addition to their efforts to dispose of financially burdensome leases, the Debtors and HMSS have also made a considerable effort to sell certain parcels of real property owned by the Debtors in fee-simple.  The Debtors have negotiated sales, and have obtained orders approving the sales of real properties and equipment located in Wichita, Kansas and Sikeston, Missouri [Docket No. 288]; Bourbonnais, Illinois [Docket No. 410]; Bellefontaine, Ohio, Kettering, Ohio, Springfield, Ohio, and Richmond, Indiana [Docket No. 607]; South Boston, Virginia [Docket No. 672]; Florence, Kentucky [Docket No. 881]; Niles, Ohio [Docket No. 1097]; Laurens, South Carolina [Docket No. 1296]; Middletown, Ohio and Weatherford, Texas [Docket No. 1960]; Fairfield, Ohio [Docket No. 1980], and Lexington, Kentucky and Lynchburg, Virginia [Docket No. 2086].  The approved sale transactions resulted in consideration to the Debtors in excess of $12,500,000.  Further, the Debtors have filed a motion to approve sales of property located in Kokomo, Indiana, Columbus, Ohio, and Battle Creek, Michigan, which are pending.  Through HMSS, the Debtors are continuing to market certain other fee-owned properties for sale.

2.            Disposition of Executory Contracts and Miscellaneous Assets Related to Closed Locations

The Debtors filed their fourth, fifth, seventh, eighth, ninth, tenth, eleventh, and twelfth rejection motions [Docket Nos. 357, 358, 590, 683, 815, 1174, 1363, and 1500, respectively] seeking authority to reject certain executory contracts, most of which related to Wave One store closures.  The Court approved each of those rejection motions [Docket Nos. 478, 480, 663, 782, 897, 1312, 1451, and 1581, respectively].  Additionally, on February 13, 2008, the Court approved procedures for the sale of miscellaneous assets primarily related to the Debtors’ closed restaurant locations and rejected leases [Docket No. 293].

3.            Sale of the Assets of Tahoe Joe’s, Inc.

Tahoe Joe’s operates ten sit-down steakhouse restaurants in California.  Unlike the Debtors’ other restaurant operations, Tahoe Joe’s provides made to order menu offerings as opposed to selections from a buffet bar.  Tahoe Joe’s also offers guests alcoholic beverages, which are not available at the Debtors’ other restaurants.

Prior to the Petition Date, beginning in March of 2007, the Debtors commenced a process to sell the Tahoe Joe’s restaurant division assets.  The Debtors retained Chapman to assist in the sale to (i) advise the Debtors on the disposition of Tahoe Joe’s, (ii) coordinate the due diligence and negotiation process with potential buyers of Tahoe Joe’s, and (iii) assist the Debtors in the negotiation of an acceptable purchase agreement and related strategy.

Ultimately, after marketing the Tahoe Joe’s assets for sale, the Debtors determined that the value available to the Debtors through a potential sale of the assets in the current market was less than the value of the assets if the Debtors continued to operate the Tahoe Joe’s chain as a reorganized business.  Accordingly, the Debtors terminated the marketing process and continue to operate the Tahoe Joe’s restaurants.  The Debtors may opt to further market the Tahoe Joe’s assets for sale at a later date.

H.	Motions for Approval of Employment-Related Compensation

1.            Severance Payments to Non-Insider Employees

On March 11, 2008, the Debtors filed a motion (the “Severance Motion”) with the Court seeking approval for entry of an order authorizing the Debtors to make severance payments to certain non-Insider employees in connection with the reorganization of the Debtors’ business operations.  On March 27, 2008, the Court entered an order approving the Severance Motion.

Prior to the Petition Date, the Debtors’ regular business practice was to periodically review the performance of their restaurants to determine, among other things, the restaurants’ profitability, likelihood to yield improved profitability, current trends in sales, guest count and cash flow, presence of the brand within the market, strength of the trading area, competitor penetration, physical condition of the unit, and the long-term fixed costs associated with continuing operations at the restaurants.  Restaurants that were not supporting the Debtors’ short and long term business needs were closed.  In addition, as units were closed, the Debtors reassessed the organization, including the number of non-restaurant employees needed to support the remaining restaurant units.  This involved an analysis of the organizational structure, exploration of redefined or consolidated position responsibilities, review of skill sets necessary, and/or elimination of positions and/or skill sets to “right-size” the corporate staff.

As a result of the Debtors’ decision to close restaurant locations both prior to and during the pendency of these bankruptcy cases, the Debtors determined it appropriate to reduce the number of their non-restaurant employees.  As part of this right-sizing effort, and in order to maximize the value of their estates, the Debtors obtained approval to offer severance benefits to the employees whose positions were eliminated or modified due to restaurant closures (the “Severance Program”).

Under the Severance Program, in addition to their ordinary wages and benefits for a certain period of time, approximately 75 non-restaurant employees (the “Terminated Employees”) were eligible for a severance payment.  The amount of the severance payment available to each Terminated Employee was the greater of either one week of current annualized base pay for each full year of service or a set number of weeks of severance pay based upon the Terminated Employee’s annual salary.

Eligibility for the benefits offered under the Severance Program were available to Terminated Employees, provided that the Terminated Employees (a) timely signed and returned, and did not subsequently revoke, an agreement providing for a general release of the Debtors (the “Severance Pay Agreement and General Release”); (b) complied with the Severance Pay Agreement and General Release including all noncompetition, confidentiality and nonsolicitation obligations; and (c) satisfactorily performed all tasks assigned by their supervisor through their termination date as determined by Debtors.

2.             Incentive Payments Related to the Sale of the Tahoe Joe’s Assets

On March 25, 2008, Tahoe Joe’s filed a motion [Docket No. 567] (the “Graber Motion”) for entry of an order authorizing, but not directing, Tahoe Joe’s to pay a sale-related incentive bonus to Greg Graber (“Graber”), its President and Chief Operating Officer, pursuant to a sale-based incentive bonus plan, a copy of which was attached to the Graber Motion (the “Incentive Plan”).  The Incentive Plan is designed to provide incentives to Graber based on the need for Graber’s efforts and expertise to facilitate the entry into and consummation of a transfer of all or substantially all of the common stock or assets of Tahoe Joe’s to a third party (a “Transfer Event”).  Pursuant to the Incentive Plan, if, in the reasonable exercise of the discretion of the board of directors of Tahoe Joe’s, Graber fully and properly performs his duties as a qualified employee of Tahoe Joe’s, and if Graber’s efforts contributed to a successful Transfer Event, Graber will be eligible to be awarded a Bonus (as defined in the Incentive Plan), over and above his base compensation at pre-petition levels.  In the event of a successful Transfer Event, Graber would be eligible for a Bonus equal to one percent (1%) of up to $17,000,000 of Net Proceeds (as defined in the Incentive Plan) resulting from such Transfer Event, and two percent (2%) of the amount of Net Proceeds above $17,000,000 resulting from such Transfer Event.

In addition, to be eligible for a Bonus, among other conditions set forth in the Incentive Plan, Graber must remain continuously employed by Tahoe Joe’s as its Chief Operating Officer or in a capacity superior to that position, from the date of entry into the Incentive Plan through the date of a Transfer Event; provided, however, that this requirement of continuous qualified employment is subject to the Limited Look-Back Provision (as defined in the Incentive Plan).

The Court entered an order approving the Graber Motion on April 28, 2008, but reserved decision solely as to the amount of the payments to be made under the Incentive Plan [Docket No. 770].  To date, as a sale of Tahoe Joe’s assets has not occurred, no obligations under the Incentive Plan have been triggered.  Upon closing of a sale of Tahoe Joe’s assets, the Debtors may return to the Court for approval of the amount of incentive pay to be provided to Graber.

3.             Approval of Annual Incentive Plans for Fiscal Years 2008 and 2009

On April 23, 2008, the Debtors filed a motion [Docket No. 749] (the “AIP Motion”) for entry of an order authorizing and approving performance-based Annual Incentive Plans for fiscal years 2008 (the “2008 AIP”) and 2009 (the “2009 AIP,” and together with the 2008 AIP, the “Annual Incentive Plans”).  To remain competitive, the Debtors, like many large companies, have traditionally incorporated into their management compensation system an annual performance-based incentive component.  Performance-based compensation forms an integral part of the total cash compensation paid by the Debtors to their key management personnel, including the Debtors’ corporate directors, managers, vice presidents, team leaders, executive vice presidents, and officers (the “Management Employees”).

Under the 2008 AIP, in the discretion of the Board of Directors, participating Management Employees were eligible for a bonus payment only if the Debtors exceeded the 2008 Performance Goal by a minimum of $250,000.00.  If the EBITDA for fiscal year 2008 fell between $80,285,512 and $81,995,512, a pool of bonus funds, up to the maximum amount of $1,710,000, would be created, plus ten percent (10%) of any EBITDA growth above $81,995,512 (the “2008 Pool”).  The 2008 Pool would be used to fund incentive payments to the Management Employees, with 54% of the 2008 Pool to approximately 15 Management Employees with titles of Vice President and above, 36% to approximately 102 Management Employees who are corporate support employees, and 10% to be allocated to Management Employees in the two groups above (but excluding the Debtors’ Chief Executive Officer and Chief Operating Officer) determined by the Board of Directors to have demonstrated exceptional performance in the fiscal year and in assisting the Debtors in exceeding the 2008 Performance Goal; provided, however, that no individual Management Employee was to receive more than $10,000 in compensation on account of this portion of the 2008 Pool.

In connection with the 2008 AIP, the Debtors also requested authority to honor an incentive-related bonus (the “Personal Performance Bonus”) set forth in the job offer letter, signed on or about November 16, 2007, by the Debtors and their Chief Operating Officer (the “COO”).  The Personal Performance Bonus was to become available to the COO if the Debtors experienced a reduction in both the Debtors’ food and labor costs by at least one percent (1%) each over the COO’s first year of employment, which would correlate to an annual savings of approximately $30,000,000 in operating costs.  The maximum Personal Performance Bonus available is $120,000.  The Debtors requested confirmation that they were authorized, in the sole discretion of the Board of Directors, to honor and pay the Personal Performance Bonus to the COO as part of the Annual Incentive Plans.  However, since the COO is one of the parties sharing in the 2008 Pool, the total amount of bonus compensation to be paid to the COO on account of the Personal Performance Bonus plus his portion of the 2008 Pool shall not exceed $120,000.

Similarly, in the discretion of the Board of Directors, management Employees participating in the Annual Incentive Plans would be eligible for incentive compensation that is linked to EBITDA generated by the Debtors’ business for fiscal year 2009 EBITDA of $90,288,146, the EBITDA level set forth in the Debtors’ debtor-in-possession budget for the 2009 fiscal year (the “2009 Performance Goal,” and together with the 2008 Performance Goal, the “Performance Goals”).

The 2009 AIP provides that if the EBITDA generated by the Debtors’ business for the 2009 fiscal year is between $90,288,146 and $91,963,146, a pool of bonus funds, up to the maximum amount of $1,675,000, will be created, plus fifty percent (50%) of any EBITDA growth from $91,963,146 to $92,463,146, plus twenty percent (20%) of any EBITDA growth from $92,463,146 to $102,900,000 (the “2009 Pool”).  The 2009 Pool will be used to fund incentive payments to the Management Employees, with 54% of the 2009 Pool to approximately 15 Management Employees with titles of Vice President and above, 36% to approximately 112 Management Employees who are corporate support employees, and 10% of the 2009 Pool to be allocated to Management Employees in the two groups above (but excluding the Debtors’ Chief Executive Officer and Chief Operating Officer) who have been determined by the Board of Directors to have demonstrated exceptional performance in the fiscal year and in assisting the Debtors in exceeding the 2009 Performance Goal; provided, however, that no individual Management Employee shall receive more than $10,000 in compensation on account of this portion of the 2009 Pool.  Further, the Debtors would create an additional pool, equal to ten percent (10%) of any Fiscal Year 2009 EBITDA growth beyond $102,900,000 (the “Supplemental 2009 Pool”), which would be used to fund incentive payments to certain Management Employees, with 75% of the Supplemental 2009 Pool provided to approximately 15 Employees with titles of Vice President and above, and 25% of the 2009 Pool to approximately 112 Employees who are corporate support employees.

The Court entered an order approving the AIP Motion on May 14, 2008 [Docket No. 826].  The Debtors exceeded the targets in the 2008 AIP.  In accordance with the terms thereof, the Debtors’ board of directors approved the funding and payment of the 2008 Pool in a total amount of $1,989,341.51.

I.	Post-Petition Insurance Policies

On the Petition Date, the Debtors filed a motion [Docket No. 9] authorizing them to continue financing arrangements for insurance policies (collectively, the “Policies”) which provide coverage for, among other things, property and liability risks on the Debtors’ real and personal property, contamination of the Debtors’ products, liability that may arise out of the Debtors’ employment practices, and for worker’s compensation claims against the Debtors.  On January 23, 2008, the Court entered an interim order [Docket No. 35] permitting the Debtors to honor the terms of their existing premium finance and security agreements with respect to the Policies (the “PFAs”), and on March 25, 2008, the Court entered a final order [Docket No. 553] approving the Debtors’ continued performance pursuant to the terms of the PFAs.

On May 14, 2008, the Debtors filed a motion [Docket No. 823] (the “ACE Motion”) authorizing the Debtors to renew or enter into new post-petition insurance policies and related agreements with ACE American Insurance Company and its affiliates (collectively, “ACE”), (ii) authorizing the Debtors to assume the workers’ compensation and employer’s liability insurance policies and related agreements, to the extent that they are executory, (iii) authorizing the Debtors to provide ACE with letters of credit and other security for their obligations to ACE under the policies and related agreements, as well as other post-petition insurance policies and agreements, and (iv) ordering that all letters of credit and other security provided by the Debtors to ACE shall secure the Debtors’ obligations to ACE.  The Court entered an order approving the ACE Motion on June 6, 2008 [Docket No. 924].

J.	Valuation Complaint

In the DIP Financing Order, the Debtors acknowledged, represented, stipulated, and agreed, inter alia, (i) that the Debtors would not contest the Pre-Petition Secured Credit Facility Lenders’ assertion that the value of the Pre-Petition Collateral14 is not less than the aggregate amount of the Existing Obligations as of the Petition Date (subject to the rights of other parties, such as the Creditors Committee, to contest such assertion) and (ii) that no claim or cause of action held by the Debtors exists against the Pre-Petition Secured Credit Facility Lenders, their officers, directors, employees, agents, subsidiaries, assigns, successors or professionals, in their respective capacities as such, whether arising under applicable state or federal law, or whether arising under or in connection with any of the Existing Credit Agreement (or the transactions contemplated thereunder), the Existing Obligations, the liens granted to the Pre-Petition Lenders or any Adequate Protection Obligations, including without limitation, any right to assert any disgorgement or recovery. The DIP Financing Order gave the Creditors Committee until April 30, 2008 to file a complaint (i) challenging the validity, perfection or enforceability of the Pre-Petition Secured Credit Facility Lenders’ claimed pre-petition liens; and/or (ii) that as a result of the Pre-Petition Lenders’ not having perfected security interests in certain property of the Debtors, the Pre-Petition Lenders’ liens did not encumber the “going-concern” value of the Debtors’ entire “enterprise.”

On April 28, 2008, the Creditors Committee filed a complaint on behalf of the Debtors’ estates (the “Valuation Complaint”) against Credit Suisse, Cayman Islands Branch (individually and as Collateral Agent, DIP Administrative Agent, Swingline Lender and Issuing Bank, “Credit Suisse”) and the Debtors’ other pre-petition lenders for whom Credit Suisse acts as agent (collectively with Credit Suisse, the “Valuation Defendants”), seeking declaratory relief as to the methodology to be used in valuing the collateral securing the Valuation Defendants’ liens for the purpose of determining whether, and to what extent, the Valuation Defendants’ pre-petition claims should be treated at the time of allowance as “secured claims” under 11 U.S.C. § 506(a), and the extent to which, if any, the Valuation Defendants may charge the Debtors’ estates for their contract interest, fees and/or costs in addition to the principal amount of the Valuation Defendants’ pre-petition claims pursuant to 11 U.S.C. § 506(b).  The Valuation Complaint initiated an adversary proceeding in the Debtors’ Bankruptcy Cases titled Official Committee of Unsecured Creditors of Buffets Holdings, Inc. v. Credit Suisse, Cayman Islands Branch, Adv. No. 08-50603 (MFW) (the “Valuation Litigation”).  The Creditors Committee disputed the contention of the Valuation Defendants that the liens securing the parties’ pre-petition claims encumber “substantially all” of the Debtors’ pre-petition assets, and that, as such, pursuant to 11 U.S.C. §§ 506(a) and (b) should be determined based upon the “going concern value” of the Debtors’ entire enterprise.  The Creditors Committee posited that, while the value of those particular assets that are encumbered by the Valuation Defendants’ pre-petition liens may indeed be valued individually on a “going concern” basis, the “going concern” value of any of the Debtors’ assets that are not subject to the Valuation Defendants’ pre-petition liens, and the value of any “goodwill” associated with such unencumbered assets, must be subtracted from any “going concern” valuation of the Debtors’ entire “enterprise” to determine the extent to which the Valuation Defendants are “over secured” or “under secured” for purposes of 11 U.S.C. §506(a), and therefore the extent to which, if any, the Valuation Defendants may recover their contract interest, costs and fees under 11 U.S.C. § 506(b), in addition to the principal amount of their pre-petition claims.

14           Capitalized terms not defined in this section shall have the meanings provided to them in the Valuation Complaint.

On May 15, 2008, the Court approved a stipulation entered into by the Creditors Committee and Credit Suisse, which provided that the time for Credit Suisse to answer, move or otherwise respond to the Valuation Complaint was extended to forty-five (45) days after the earlier of the Creditors Committee (a) giving written notice to Credit Suisse that it does not intend to amend the Valuation Complaint; or (b) serving an amended complaint on Credit Suisse.

The Creditors Committee filed its amended Valuation Complaint on August 13, 2008. On September 29, 2008, the Valuation Defendants filed their Motion to Partially Dismiss With Prejudice Plaintiff’s Complaint Pursuant to Federal Rule of Civil Procedure 12(b)(6) and Federal Rule of Bankruptcy Procedure 7012(b) (the “Partial Dismissal Motion”) with respect to the third and fifth causes of action asserted in the Valuation Complaint in their entirety, and with respect to the second cause of action asserted in the Valuation Complaint in part.  After briefing by the parties, the Court heard oral argument in connection with the Partial Dismissal Motion on November 12, 2008, and ruled in favor of the Valuation Defendants with respect to the fifth cause of action and a portion of the second cause of action.  The Court’s ruling was reflected in an Order entered on November 25, 2008 [Docket No. 1777].  The ruling still, however, left open the substance of the Valuation Litigation.

Because a conclusion or compromise of the Valuation Litigation was of such critical importance to the Debtors’ prospects for a prompt emergence from chapter 11, the Debtors, the Creditors Committee and the Pre-Petition Secured Credit Facility Lenders engaged in extensive discussions and negotiations in an attempt to resolve the Valuation Litigation, as well as the treatment to be afforded to creditors under a plan of reorganization.  On or about December 2, 2008, a global settlement in principle was achieved, the terms of which are embodied in this Plan.  The Debtors and the Creditors Committee believe that the resolution of the Valuation Litigation reflected in this Plan is in the best interest of the Debtors, all creditors, and all parties in interest in these cases, and provides the Debtors with the best opportunity for a successful reorganization of their business.  A detailed description of the Valuation Litigation Settlement is provided in Article VII.E below.

K.	Initial Disclosure Statement and Amendment of First Amended Plan

On December 16, 2008, the Court approved the Initial Disclosure Statement and authorized the Debtors to begin soliciting acceptance of the First Amended Plan.  In accordance with the Initial Solicitation and Disclosure Statement Order, the Debtors compiled a list of all potential executory contracts and leases that they may seek to assume in connection with confirmation of the Plan and provided notice of the Debtors’ potential assumption and proposed cure amounts to all counterparties on December 19, 2008.  Additionally, between December 16 and December 24, 2008, the Debtors and their agents prepared and distributed (i) solicitation packages to those parties entitled to vote on the First Amended Plan, and (ii) notices of the hearing to confirm the First Amended Plan to those parties not entitled to vote on the First Amended Plan.  The deadline to vote to accept or reject the First Amended Plan has passed,15 and preliminary results indicated that the holders of impaired claims voted overwhelmingly to accept the First Amended Plan.

In the Initial Solicitation and Disclosure Statement Order, the Court initially scheduled a hearing on confirmation of the First Amended Plan for February 3, 2009.  However, as of that date, the Debtors had not been able to finalize their exit financing commitments.  The Debtors required a committed exit financing package sufficient to repay their new money debtor-in-possession financing, to fund certain obligations under the First Amended Plan, and to provide necessary working capital on a going-forward basis.  For this reason, the Debtors adjourned the hearing on confirmation of the First Amended Plan and have continued to work diligently to identify and secure satisfactory exit financing commitments.  To that end, the Debtors engaged Credit Suisse to assist with the process of obtaining a formal commitment from a syndicate of banks, financial institutions and other institutional lenders, as arranged by Credit Suisse, to participate in the Exit Facilities.  In working with potential participants in the Exit Facilities, it became clear that the structure of the First Amended Plan would need to be modified in order to attract sufficient participation from lenders.  Accordingly, the Debtors made certain amendments to the First Amended Plan designed to facilitate the procurement of a First Lien Exit Facility, which are embodied in the Second Amended Plan.

L.	Disclosure Statement/Plan Confirmation Hearings

On March 11, 2009, the Court entered the Amended Disclosure Statement Order.  As provided by the Amended Disclosure Statement Order, the hearing to consider confirmation of the Plan is scheduled for April 17, 2009.

VII.

SUMMARY OF THE PLAN

A.	Introduction

The Debtors believe that confirmation of the Plan provides the best opportunity for maximum recoveries for their creditors.  The Debtors believe, and will demonstrate to the Court, that their creditors will receive at least as much, and likely more, in value under the Plan than they would receive in a liquidation under chapter 7 of the Bankruptcy Code.

15           As authorized by the Initial Solicitation and Disclosure Statement Order, the Debtors extended the voting deadline for the holders of Class 2 Rollover Facility Claims.

THE FOLLOWING IS A SUMMARY OF SOME OF THE SIGNIFICANT ELEMENTS OF THE PLAN.  THIS DISCLOSURE STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION SET FORTH IN THE PLAN.

B.	Classification and Treatment of Administrative Claims, Claims and Equity Interests Under the Plan

Only administrative expenses, claims and equity interests that are “allowed” may receive distributions under a chapter 11 plan.  An “allowed” administrative expense, claim or equity interest simply means that the Debtors agree, or in the event of a dispute, that the Court determines, that the administrative expense, claim or equity interest, including the amount thereof, is in fact a valid obligation of, or equity interest in, the Debtors.  Section 502(a) of the Bankruptcy Code provides that a timely filed administrative expense, claim or equity interest is automatically “allowed” unless the debtor or another party in interest objects.  However, section 502(b) of the Bankruptcy Code specifies certain claims that may not be “allowed” in a bankruptcy case even if a proof of claim is filed.  These include, without limitation, claims that are unenforceable under the governing agreement or applicable non-bankruptcy law, claims for unmatured interest on unsecured and/or undersecured obligations, property tax claims in excess of the debtor’s equity in the property, claims for certain services that exceed their reasonable value, nonresidential real property lease and employment contract rejection damage claims in excess of specified amounts, and late-filed claims.  In addition, Bankruptcy Rule 3003(c)(2) prohibits the allowance of any claim or equity interest that either is not listed on the debtor’s schedules or is listed as disputed, contingent, or unliquidated if the holder has not filed a proof of claim or equity interest before the deadline to file proofs of claim and equity interests.

The Bankruptcy Code also requires that, for purposes of treatment and voting, a chapter 11 plan divide the different claims against, and equity interests in, the Debtors into separate classes based upon their legal nature.  Claims of a substantially similar legal nature are usually classified together, as are equity interests of a substantially similar legal nature.  Because an entity may hold multiple claims and/or equity interests which give rise to different legal rights, the holders of such claims and/or equity interests may find themselves as members of multiple classes of claims and/or equity interests.

Under a chapter 11 plan, the separate classes of claims and equity interests must be designated either as “impaired” (altered by the plan in any way) or “unimpaired” (unaltered by the plan).  If a class of claims or interests is “impaired,” the Bankruptcy Code affords certain rights to the holders of such claims or interests, such as the right to vote on the plan (unless the plan provides for no distribution to the holder, in which case, the holder is deemed to reject the plan), and the right to receive an amount under the chapter 11 plan that is not less than the value that the holder would receive if the debtor were liquidated under chapter 7.  Under section 1124 of the Bankruptcy Code, a class of claims or interests is “impaired” unless, with respect to each claim or interest of such class, the plan (i) does not alter the legal, equitable or contractual rights of the holders of such claims or interests or (ii) irrespective of the holders’ right to receive accelerated payment of such claims or interests after the occurrence of a default, cures all defaults (other than those arising from, among other things, the debtor’s insolvency or the commencement of a bankruptcy case), reinstates the maturity of the claims or interests in the class, compensates the holders of such claims or interests for any damages incurred as a result of their reasonable reliance upon any acceleration rights and does not otherwise alter their legal, equitable or contractual rights.  Typically, this means that the holder of an unimpaired claim will receive on the later of the effective date of the plan of reorganization or the date on which amounts owing are due and payable, payment in full, in cash, with postpetition interest to the extent permitted and provided under the governing agreement between the parties (or, if there is no agreement, under applicable non-bankruptcy law), and the remainder of the debtor’s obligations, if any, will be performed as they come due in accordance with their terms.  Thus, other than its right to accelerate the debtor’s obligations, the holder of an unimpaired claim will be placed in the position it would have been in had the debtor’s case not been commenced.

Consistent with these requirements the Plan divides the Claims against, and Equity Interests in, the Debtors into the following Classes and affords the treatments described:

Class	Designation	Impairment

Unclassified	Administrative Claims	Paid in Full

Unclassified	Fee Claims	Paid in Full

Unclassified	Priority Tax Claims	Paid in Full

Unclassified	New Money Facility Claims	Paid in Full

Class 1	Other Priority Claims	Unimpaired

Class 2	Rollover Facility Claims	Impaired

Class 3A	Pre-Petition Secured Credit Facility Claims	Impaired

Class 3B	PF Letter of Credit Facility Claims	Impaired

Class 4	Other Secured Claims	May be Impaired

Class 5	Senior Note Claims	Impaired

Class 6	General Unsecured Claims	Impaired

Class 7	Convenience Claims	Impaired

Class 8	Intercompany Claims	Unimpaired

Class 9	Subordinated Claims	Impaired

Class 10	Equity Interests	Impaired

For purposes of computing distributions under the Plan, Allowed Claims do not include postpetition interest unless otherwise specified in the Plan.

1.             Unclassified — Administrative Claims

Administrative Claims include any right to payment constituting a cost or expense of administration of the Chapter 11 Cases of a kind specified under section 503(b) of the Bankruptcy Code and entitled to priority under section 507(a)(1), 507(b) or 1114(e)(2) of the Bankruptcy Code, including, without limitation, any actual and necessary costs and expenses of preserving the Debtors’ estates, any actual and necessary costs and expenses of operating the Debtors’ business, any indebtedness or obligations incurred or assumed by the Debtors in Possession in connection with the conduct of their business, including, without limitation, for the acquisition or lease of property or an interest in property or the rendition of services, all compensation and reimbursement of expenses to the extent awarded by the Court under sections 330, 331 or 503 of the Bankruptcy Code, any fees or charges assessed against the Debtors’ estates under section 1930 of chapter 123 of title 28 of the United States Code and any Claim for goods delivered to the Debtors within twenty (20) days of the Petition Date and entitled to administrative priority pursuant to section 503(b)(9) of the Bankruptcy Code.

Each holder of an Allowed Administrative Claim shall receive from the Debtors (a) Cash in an amount equal to the amount of such Allowed Administrative Claim on the later of the Effective Date and the date such Administrative Claim becomes an Allowed Administrative Claim, or as soon thereafter as is practicable, or (b) such other treatment as the Debtors and such holder shall have agreed upon in writing; provided, however, that Allowed Ordinary Course Administrative Claims shall be paid in full in the ordinary course of business of the Reorganized Debtors in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to, such transactions, provided further, however, that any Claim under section 507(b) of the Bankruptcy Code held by the Pre-Petition Secured Credit Facility Lenders shall, by agreement of such lenders (such agreement being expressly limited to, and conditioned upon, confirmation of the Plan), either be deemed to be satisfied by the treatment of such lenders’ Claims under Classes 2 and 3A of the Plan or treated in such other manner as agreed to by the Debtors and the Pre-Petition Secured Credit Facility Lenders.  If and to the extent the Indenture Trustee has provided and will continue to provide necessary and substantial services beneficial to the Estates from the Petition Date through the Effective Date, the Debtors shall pay the reasonable fees, costs and expenses incurred by the Indenture Trustee prior to the Effective Date, not to exceed $350,000, without further order of the Court, provided that (a) such fees, costs and expenses are reimbursable under the terms of the Indenture, and (b) any dispute in connection with such fees, costs and expenses has been resolved by Final Order.

Unless a prior date has been established pursuant to the Bankruptcy Code, the Bankruptcy Rules or a prior order of the Court, the Confirmation Order will establish a bar date for filing applications for the allowance of Administrative Claims (except for (i) Fee Claims, (ii) Ordinary Course Administrative Claims, (iii) the post-petition claims of the Pre-Petition Administrative Agent under the Pre-Petition Secured Credit Facility, (iv) the post-petition claims of the DIP Administrative Agent under the DIP Credit Facility, (v) the fees and expenses of the professionals of the Pre-Petition Administrative Agent under the Pre-Petition Secured Credit Facility and the DIP Administrative Agent under the DIP Credit Facility and (vi) the fees and expenses of Credit Suisse Securities (USA) LLC under that certain $120,000,000 Funded Senior Secured Exit Credit Facility Engagement Letter dated February 6, 2009), which date (the “Administrative Claims Bar Date”) will be the first business day that is thirty (30) days after the Confirmation Date.  Holders of Administrative Claims, except for (i) Fee Claims, (ii) Ordinary Course Administrative Claims, (iii) the post-petition claims of the Pre-Petition Administrative Agent under the Pre-Petition Secured Credit Facility, (iv) the post-petition claims of the DIP Administrative Agent under the DIP Credit Facility, (v) the fees and expenses of the professionals of the Pre-Petition Administrative Agent under the Pre-Petition Secured Credit Facility and the DIP Administrative Agent under the DIP Credit Facility and (vi) the fees and expenses of the professionals of the Pre-Petition Administrative Agent under the Pre-Petition Secured Credit Facility and the DIP Administrative Agent under the DIP Credit Facility and (vi) the fees and expenses of Credit Suisse Securities (USA) LLC under that certain $120,000,000 Funded Senior Secured Exit Credit Facility Engagement Letter dated February 6, 2009, not paid prior to the Confirmation Date shall submit requests for payment on or before the applicable Administrative Claims Bar Date or forever be barred from doing so.  The notice of confirmation to be delivered pursuant to Bankruptcy Rules 3020(c) and 2002(f) will set forth the Administrative Claims Bar Date and constitute good and sufficient notice of the Administrative Claims Bar Date.  The Reorganized Debtors shall have 120 days (or such longer period as may be allowed by order of the Court, which may be entered without notice or a hearing) following the Administrative Claims Bar Date to review and object to all Administrative Claims.

2.             Unclassified — Fee Claims

Fee Claims are Administrative Claims under section 330(a), 331 or 503 of the Bankruptcy Code for compensation of a Professional or other Person for services rendered or expenses incurred in the Chapter 11 Cases on or prior to the Effective Date (including reasonable expenses of the members of the Creditors Committee incurred as members of the Creditors Committee in discharge of their duties as such).

All requests for compensation or reimbursement of Fee Claims pursuant to sections 327, 328, 330, 331, 503 or 1103 of the Bankruptcy Code for services rendered prior to the Effective Date shall be filed and served on the Reorganized Debtors, counsel to the Reorganized Debtors, the United States Trustee, and counsel to the Creditors Committee and such other entities who are designated by the Bankruptcy Rules, the Confirmation Order or other order of the Court, no later than forty-five (45) days after the Effective Date.  Holders of Fee Claims that are required to file and serve applications for final allowance of their Fee Claims and that do not file and serve such applications by the required deadline shall be forever barred from asserting such Claims against the Debtors, Reorganized Debtors or their respective properties, and such Fee Claims shall be deemed discharged as of the Effective Date.  Objections to any Fee Claims must be filed and served on the Reorganized Debtors, counsel for the Reorganized Debtors, and the requesting party no later than seventy-five (75) days after the Effective Date.

3.             Unclassified — Priority Tax Claims

Priority Tax Claims include any unsecured Claim that is entitled to a priority in right of payment under sections 502(i) or 507(a)(8) of the Bankruptcy Code.

Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall receive, at the sole option of the Reorganized Debtors, (a) Cash in an amount equal to such Allowed Priority Tax Claim on the later of the Effective Date and the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable, but no later than thirty (30) days after the Effective Date, or (b) through equal annual installment payments in cash (i) of a total value, as of the Effective Date of the Plan, equal to the allowed amount of such Claim; (ii) over a period ending not later than five years after the Petition Date; and (iii) in a manner not less favorable than the most favored nonpriority unsecured claim provided for by the Plan.  Any applicable interest shall be calculated in a manner consistent with Section 511 of the Bankruptcy Code.

4.             Unclassified — New Money Facility Claims

New Money Facility Claims are all Claims arising under or relating to the New Money Facility and all agreements and instruments relating thereto.

On or before the Effective Date, holders of New Money Facility Claims shall receive payment in full in Cash of all obligations calculated in accordance with the DIP Credit Facility, except to the extent that the holders of New Money Facility Claims agree to a different treatment.

5.            Classification and Treatment of Claims

(a)           Class 1 – Other Priority Claims

Other Priority Claims include any Claim entitled to priority pursuant to section 507(a) of the Bankruptcy Code (other than Administrative Claims and Priority Tax Claims), including, without limitation, certain allowed employee compensation and benefit claims of the Debtors’ employees (up to maximum limits as set forth in the Bankruptcy Code) incurred within one hundred eighty (180) days prior to the Petition Date.

Except to the extent that a holder of an Allowed Other Priority Claim shall have agreed in writing to a different treatment, in full and final satisfaction of such claim, each holder of an Allowed Other Priority Claim in Class 1 shall receive payment in an amount equal to such Allowed Other Priority Claim in full in Cash as soon as practicable after the later of the Effective Date and the date when such Other Priority Claim becomes an Allowed Other Priority Claim.

Because the Court entered an order authorizing the Debtors to pay, among other things, unpaid prepetition employee compensation and benefits, the Debtors estimate that the Allowed Claims in Class 1 that are due and payable pursuant to the Plan on or before the Effective Date will be nominal.

Class 1 is unimpaired under the Plan.  Holders of Allowed Other Priority Claims in Class 1 are presumed to accept the Plan and are not entitled to vote to accept or reject the Plan.

(b)           Class 2 — Rollover Facility Claims

Rollover Facility Claims are all Claims arising under or relating to the Rollover Facility (as such term is defined in the DIP Credit Facility) and all agreements and instruments relating thereto.

The holders of Allowed Rollover Facility Claims shall receive in full satisfaction of all Rollover Facility Claims, shares of New BRHI Common Stock having a value equal to the value of their Allowed Rollover Facility Claims, calculated using a per share value of $22.71, provided, however, that holders of Allowed Rollover Facility Claims that commit to participate (or for whom an affiliate or related entity commits to participate) as lenders in the First Lien Exit Facility in an amount equal to or greater than 60% of the amount of their Allowed Rollover Facility Claims (exclusive of any interest accrued) on or before the Rollover Opt-In Deadline, and who fund such committed amount on or before the Effective Date, shall, in lieu of receiving New BRHI Common Stock, have their Rollover Facility Claims satisfied by replacement debt obligations issued under the Second Lien Exit Facility in an amount equal to their Allowed Rollover Facility Claims and provided further that each holder of an Allowed Rollover Facility Claim that commits to participate (or for whom an affiliate or related entity commits to participate) as a lender in the First Lien Exit Facility in an amount equal to or greater than 20% of the amount of its Allowed Rollover Facility Claim (but less than 60% of the amount of its Allowed Rollover Facility Claim, exclusive of any interest accrued) on or before the Rollover Opt-In Deadline, and who funds such committed amount on or before the Effective Date, shall have its Rollover Facility Claim satisfied by (a) replacement debt obligations issued under the Second Lien Exit Facility in an amount equal to (x) the percentage of the amount of such holder’s Allowed Rollover Facility Claim that is committed to fund the First Lien Exit Facility multiplied by (y) the amount of such holder’s Allowed Rollover Facility Claim, plus (b) the number of shares of New BRHI Common Stock, calculated using a per share value of $22.71, necessary to provide such holder the full satisfaction of its Rollover Facility Claim after taking into account such holder’s recovery in the form of replacement debt obligations issued under the Second Lien Exit Facility.

Class 2 is impaired under the Plan.  The holders of Allowed Rollover Facility Claims are entitled to vote to accept or reject the Plan.

(c)           Class 3A — Pre-Petition Secured Credit Facility Claims

Pre-Petition Secured Credit Facility Claims are all Claims arising under or relating to the Pre-Petition Secured Credit Facility and all agreements and instruments relating thereto, including the PF L/C Loans to the extent they have been drawn or will be drawn as of the Effective Date.

Except to the extent that a holder of a Pre-Petition Secured Credit Facility Claim shall have agreed in writing to a different treatment, each holder of a Pre-Petition Secured Credit Facility Claim in Class 3A shall receive, in full satisfaction of such Claim, (i) a pro rata distribution of 9,300,000 shares of New BRHI Common Stock, to be distributed on the Effective Date or as soon thereafter as is practicable, and (ii) a pro rata share of the Excess Litigation Trust Proceeds, if any, allocable to the Secured Credit Facility Deficiency, provided, however, that in no event shall the holders of Class 3A Pre-Petition Secured Credit Facility Claims recover any value in excess of the Allowed amount of such claims.  The percentage of equity of Reorganized BRHI represented by the 9,300,000 shares is subject to dilution based upon the issuance of New BRHI Common Stock pursuant to the Management Incentive Plan and the exercise of the New BRHI Warrants.

Class 3A is impaired under the Plan.  Holders of Pre-Petition Secured Credit Facility Claims in Class 3A are entitled to vote to accept or reject the Plan.

(d)           Class 3B — PF Letter of Credit Facility Claims

PF Letter of Credit Facility Claims means any Claim owed to the Pre-Petition Secured Credit Facility Lenders on account of the PF L/C Loans to the extent they have not been drawn as of the Effective Date.

PF Letter of Credit Facility Claims shall be treated in one of the two following manners:
(1)  If, prior to the Confirmation Date, the existing issuer of the PF Letters of Credit agrees to continue renewing such letters of credit on terms acceptable to the Debtors or the Debtors identify another institution willing to replace the existing issuer of the PF Letters of Credit on terms acceptable to the Debtors, then on the Effective Date, the PF Letter of Credit Facility shall be replaced by the PFLC Exit Financing Facility, and all PF Letter of Credit Facility Claims shall be fully satisfied by the implementation of such PFLC Exit Financing Facility.  In connection therewith, amounts in the Credit Linked Deposit Account equal to the balance of the letters of credit outstanding under the PF Letter of Credit Facility as of the Effective Date shall remain on deposit to support the outstanding letters of credit or any renewal or replacement letters of credit issued under the PFLC Exit Financing Facility and any draws on such letters of credit.  To the extent such funds are not ultimately used to satisfy draws on the letters of credit, upon expiration of the letters of credit, such funds shall be returned to the lenders with funds on deposit in the Credit Linked Deposit Account.

(2) If, prior to the Confirmation Date, the existing issuer of the PF Letters of Credit does not agree to serve as issuer of letters of credit under the proposed PFLC Exit Financing Facility on terms acceptable to the Debtors and an agreement has not been reached with an acceptable replacement letter of credit issuer, then on the Effective Date the PF Letter of Credit Facility will not be replaced by the PFLC Exit Financing Facility, but instead, (i) the PF Letter of Credit Facility shall terminate, (ii) the letters of credit outstanding under the PF Letter of Credit Facility shall remain outstanding until the earlier of their release by the beneficiary thereof, a draw on such letter of credit or the expiration of the existing term of such letter of credit, (iii) the Credit Linked Deposit Account shall remain in place to fund any draws on such letters of credit and the rights of the issuer of the letters of credit to such funds in the event of a draw of such existing letters of credit shall be unaltered; (iv) the lenders with funds on deposit in the Credit Linked Deposit Account shall have a second lien on the Debtors’ assets, pari passu with the lien granted under the Second Lien Exit Facility, to secure any payment made from the Credit Linked Deposit Account to satisfy draws on such letters of credit, which second lien obligation shall otherwise be on the terms to be set forth in the Plan Supplement; and (v) to the extent the existing letters of credit are released or expire without being drawn, funds in the Credit Linked Deposit Account equal to the amount of such released or expired letters of credit shall be returned to the lenders whose funds are on deposit in the Credit Linked Deposit Account.

Class 3B is impaired under the Plan.  The holders of PF Letter of Credit Facility Claims in Class 3B are entitled to vote to accept or reject the Plan.

(e)           Class 4 — Other Secured Claims

Other Secured Claims include any Claim, other than the DIP Financing Claims, the Pre-Petition Secured Credit Facility Claims, and the PF Letter of Credit Facility Claims, to the extent reflected in the Schedules or a proof of claim filed as a Secured Claim, which is secured by a Lien on Collateral to the extent of the value of such Collateral, as determined in accordance with section 506(a) of the Bankruptcy Code, or, in the event that such Claim is subject to setoff under section 553 of the Bankruptcy Code, to the extent of such setoff..

Except to the extent that a holder of an Allowed Other Secured Claim shall have agreed in writing to a different treatment, at the sole option of the Debtors, in full and final satisfaction of such claim, (i) each Allowed Other Secured Claim shall be reinstated and rendered unimpaired in accordance with section 1124(2) of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of an Allowed Other Secured Claim to demand or receive payment of such Allowed Other Secured Claim prior to the stated maturity of such Allowed Other Secured Claim from and after the occurrence of a default, (ii) each holder of an Allowed Other Secured Claim shall receive Cash in an amount equal to such Allowed Other Secured Claim, including any interest on such Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, on the later of (a) thirty (30) days after Effective Date, and (b) the date such Other Secured Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable (but no later than thirty (30) days after the date such Other Secured Claim becomes an Allowed Other Secured Claim) or (iii) each holder of an Allowed Other Secured Claim shall receive the Collateral securing its Allowed Other Secured Claim and any interest on such Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, in full and complete satisfaction of such Allowed Other Secured Claim as soon as is practicable, on the later of (y) thirty (30) days after Effective Date and (z) the date such Other Secured Claim becomes an Allowed Other Secured Claim.

Notwithstanding the foregoing, to the extent an Allowed Other Secured Claim arises on account of property taxes, such Allowed Other Secured Claim shall be treated as Priority Tax Claims, and any applicable liens shall remain unimpaired until such Allowed Other Secured Claim is paid in full.  Any applicable interest shall be calculated in a manner consistent with Section 511 of the Bankruptcy Code.

Class 4 may be impaired under the Plan, depending upon the option exercised by the Debtors for treatment of an Allowed Other Secured Claim.  The holders of Allowed Other Secured Claims in Class 4 are entitled to vote to accept or reject the Plan.  The Debtors believe that there will be few, if any, Allowed Claims in this Class.

(f)            Class 5 – Senior Note Claims

Senior Note Claims are the Claims of the holders of the senior unsecured notes issued by Buffets, Inc. pursuant to an indenture dated as of November 1, 2006 in the principal amount of $300,000,000 and due November 1, 2014.

Each holder of an Allowed Claim in Class 5 shall receive a pro rata distribution of (i) 573,510 shares of New BRHI Common Stock, (ii) 81.93% (253,391) of the New BRHI Warrants, (iii) 81.93% of the first $5,000,000 in Litigation Trust Proceeds, if any, and (iv) 81.93% of the Excess Litigation Trust Proceeds, if any, allocable to Allowed Senior Note Claims and Allowed General Unsecured Claims, provided, however, that in no event shall the holders of Senior Note Claims recover value in excess of the Allowed amount of such Claims.  The distributions of New BRHI Common Stock and New BRHI Warrants will be made on the Effective Date or as soon as practicable thereafter.  The percentage of equity of Reorganized BRHI represented by the 573,510 shares is subject to dilution based upon the issuance of New BRHI Common Stock pursuant to the Management Incentive Plan and the exercise of the New BRHI Warrants.

Class 5 is impaired under the Plan.  Each holder of an Allowed Senior Note Claim in Class 5 is entitled to vote to accept or reject the Plan.

(g)           Class 6 — General Unsecured Claims

A General Unsecured Claim is a Claim against any of the Debtors that is not an Administrative Claim, Priority Tax Claim, Other Priority Claim, Fee Claim, DIP Financing Claim, PF Letter of Credit Facility Claim, Pre-Petition Secured Credit Facility Claim, Other Secured Claim, Convenience Claim, Senior Note Claim or Pre-Petition Credit Facility Deficiency Claim and shall include, without limitation, (a) Claims of vendors or customers of the Debtors that are not Priority Claims, (b) Claims of employees of the Debtors that are not Priority Claims, (c) Claims arising as a result of the rejection by any of the Debtors of executory contracts or unexpired leases pursuant to section 365 of the Bankruptcy Code, (d) Claims arising as a result of pre-Petition Date litigation against any of the Debtors that are not subordinated under section 510(b) of the Bankruptcy Code.

Each holder of an Allowed General Unsecured Claim in Class 6 shall receive a pro rata distribution of (i) 126,490 shares of New BRHI Common Stock, (ii) 18.07% (55,887) of the New BRHI Warrants, (iii) 18.07% of the first $5,000,000 in Litigation Trust Proceeds, if any, and (iv) 18.07% of the Excess Litigation Trust Proceeds, if any, allocable to Allowed Senior Note Claims and Allowed General Unsecured Claims, provided, however, that in no event shall the holders of General Unsecured Claims recover value in excess of the Allowed amount of such Claims.  The distributions of New BRHI Common Stock and New BRHI Warrants shall be made within the later of (i) ninety (90) days after the Effective Date or as soon thereafter as reasonably practicable, and (ii) thirty (30) days after the date on which such holder’s claim becomes an Allowed General Unsecured Claim.  The percentage of equity of Reorganized BRHI represented by the 126,490 shares is subject to dilution based upon the issuance of New BRHI Common Stock pursuant to the Management Incentive Plan and the exercise of the New BRHI Warrants.

Class 6 is Impaired under the Plan.  Each holder of an Allowed General Unsecured Claim in Class 6 is entitled to vote to accept or reject the Plan.

(h)           Class 7 –Convenience Claims

A Convenience Claim means any Claim that would otherwise be a General Unsecured Claim that is Allowed in the Convenience Claim Amount or less, including, but not limited to a Claim that would otherwise be a General Unsecured Claim that would be Allowed in an amount greater than the Convenience Claim Amount but which is reduced to the Convenience Claim Amount or less by an irrevocable written election of the holder of such Claim and delivered to the Debtors, provided, however, that any Claim that was originally Allowed in excess of the Convenience Claim Amount may not be subdivided into multiple Convenience Claims in the Convenience Claim Amount or less for purposes of receiving the treatment provided under the Plan to holders of Allowed Convenience Claims; provided further, however, that, in the event a holder of an Allowed Unsecured Claim against the Debtors holds multiple Allowed Unsecured Claims against the Debtors, such Allowed Unsecured Claims shall not be aggregated for purposes of determining whether each such Allowed Unsecured Claim is a Convenience Claim.

Each holder of an Allowed Convenience Claim shall receive, in full and final satisfaction of such claim, a distribution in Cash equal to eight percent (8%) of such holder’s Allowed Convenience Claim within the later of (i) thirty (30) days after the Effective Date, and (ii) 30 days after the date on which such holder’s claim becomes an Allowed Convenience Claim.

Class 7 is Impaired under the Plan.  Each holder of an Allowed Convenience Claim in Class 7 is entitled to vote to accept or reject the Plan.

(i)            Class 8 — Intercompany Claims

Intercompany Claims include any Claim held by one of the Debtors against any other Debtor, including, without limitation, (a) any account reflecting intercompany book entries by such Debtor with respect to any other Debtor, (b) any Claim not reflected in book entries that is held by such Debtor, and (c) any derivative Claim asserted or assertable by or on behalf of such Debtor against any other Debtor.

Each Intercompany Claim shall be, at the option of the Debtors or the Reorganized Debtors, either (i) reinstated and continued in full or in part, or (ii) eliminated in full or in part by offset, distribution, cancellation, assumption or contribution of such Intercompany Claim or otherwise.

Class 8 is unimpaired under the Plan.  The holders of Intercompany Claims in Class 8 are presumed to accept the Plan and are not entitled to vote to accept or reject the Plan.

(j)            Class 9 – Subordinated Claims

Subordinated Claims include any claim that is subordinated pursuant to section 510(b) or 510(c) of the Bankruptcy Code.

The holders of Subordinated Claims shall neither receive distributions nor retain any property under the Plan on account of such Subordinated Claims.

Class 9 is impaired under the Plan.  The holders of Subordinated Claims are presumed to reject the Plan and are not entitled to accept or reject the Plan.

(k)           Class 10 –Equity Interests

An Equity Interest means any equity security within the meaning of section 101(16) of the Bankruptcy Code or any other instrument evidencing an ownership interest in any of the Debtors, whether or not transferable, and any option, warrant, or right, contractual or otherwise, to acquire, sell or subscribe for any such interest.

The holders of Equity Interests shall neither receive distributions nor retain any property under the Plan on account of such Equity Interests.

Class 10 is impaired under the Plan.  Holders of Equity Interests in class 10 are presumed to reject the Plan and are not entitled to vote to accept or reject the Plan.

C.	Provisions Regarding Corporate Governance and Management of the Reorganized Debtors

1.             Amendments to Certificates of Incorporation

(a)           Buffets Restaurants Holdings, Inc. On the Effective Date, or as soon thereafter as is practicable, the certificate of incorporation of BRHI shall be amended to (i) authorize the issuance of the New BRHI Common Stock and the New BRHI Warrants, (ii) provide for the cancellation of all outstanding Equity Interests in BRHI other than the New BRHI Common Stock and the New BRHI Warrants, and (iii) prohibit the issuance of nonvoting equity securities only so long as, and to the extent that, the issuance of nonvoting equity securities is prohibited.

(b)           The Subsidiaries.  On the Effective Date, or as soon thereafter as is practicable, the certificate of incorporation of each Debtor other than BRHI, Big R Procurement, Fire Mountain Management and Ryan’s Management shall be amended to (i) provide for the cancellation of all outstanding Equity Interests in the respective Debtor, (ii) authorize the issuance of the New Subsidiary Equity Interests in the applicable Reorganized Debtor, and (iii) prohibit the issuance of nonvoting equity securities only so long as, and to the extent that, the issuance of non-voting equity securities is prohibited.  On or prior to the Effective Date, the Debtors shall take all necessary steps and make all necessary filings to dissolve Big R Procurement, Fire Mountain Management and Ryan’s Management or merge such entities into their immediate corporate parent.

2.             Securities to be Issued Pursuant to the Plan

On the Effective Date, Reorganized BRHI shall issue the New BRHI Common Stock and the New BRHI Warrants, and the Reorganized Debtors other than Reorganized BRHI shall issue the New Subsidiary Equity Interests, the principal terms of which are described in the Plan Supplement.

3.             Management

(a)           Appointment of Officers and Directors.  The initial boards of directors of Reorganized BRHI, Buffets and Buffets Holdings shall be five-member boards comprised of four directors designated by the Pre-Petition Administrative Agent in consultation with the steering committee of the Pre-Petition Secured Credit Facility Lenders.  The fifth director shall be the Chief Executive Officer of Buffets.  The initial boards of directors of the Reorganized Subsidiaries, other than Buffets and Buffets Holdings, shall have the same composition and membership as such Subsidiaries had immediately prior to the Effective Date.  The identities, affiliations and the amount of compensation of the initial board members and initial officers of each Reorganized Debtor as of the Effective Date will be disclosed in the Plan Supplement. Any successors to the Reorganized Debtors’ initial boards will be appointed in compliance with the applicable Reorganized Debtor’s bylaws, articles of incorporation or other applicable corporate formation and governance documents.

(b)           Powers of Officers.  The officers of the Debtors or the Reorganized Debtors, as the case may be, shall have the power to enter into or execute any documents or agreements that they deem reasonable and appropriate to effectuate the terms of the Plan.

(c)           Management of Reorganized Debtors.  The officers of the Reorganized Debtors shall be substantially the same as the officers of the Debtors on the Effective Date.  The Reorganized Debtors’ officers shall serve in accordance with any employment agreement with the Reorganized Debtors and applicable non-bankruptcy law.  The Debtors will disclose the terms of such employment agreements in the Plan Supplement.

(d)           Reorganized Debtors’ Management Incentive Plan.  On the Effective Date, the Management Incentive Plan shall become effective.  Pursuant to the Management Incentive Plan, up to 10% of the shares of the New BRHI Common Stock, on a fully diluted basis, shall be reserved for issuance and distribution in accordance with the Management Incentive Plan.  The Management Incentive Plan shall otherwise be on the terms to be described generally in the Plan Supplement.

Holders of Claims in Class 5 and Class 6 on a combined basis will receive 700,000 shares of the New BRHI Common Stock issued as of the Effective Date.  Pursuant to the terms of the Management Incentive Plan, however, to the extent that the various targets established therein are met by the Reorganized Debtors, the ownership interest held by the holders of Claims in Classes 3A, 5, and 6 is subject to dilution upon issuance of shares of New BRHI Common Stock to eligible participants in the Management Incentive Plan.  Any potential dilution of the percentage ownership may take place over the multi-year period in which compensation can be earned by eligible management employees under the Management Incentive Plan.

(e)           Annual Incentive Plans.  On the Effective Date, the Reorganized Debtors shall continue to implement the Annual Incentive Plans.

(f)           Indemnification of Directors, Officers and Employees.  Upon the Effective Date, the charters and by-laws of Reorganized BRHI and each Reorganized Debtor shall contain provisions which (i) eliminate the personal liability of the Debtors’ and the Reorganized Debtors’ then-present and future directors and officers for post-emergence monetary damages resulting from breaches of their fiduciary duties to the fullest extent permitted by applicable law in the state in which the subject Reorganized Debtor is organized; and (ii) require such Reorganized Debtor, subject to appropriate procedures, to indemnify the Debtors’ and the Reorganized Debtors’ directors, officers, and other employees (as such employees are identified by the New Board) serving on or after the Effective Date for all claims and actions to the fullest extent permitted by applicable law in the state in which the subject Reorganized Debtor is organized.

4.             Corporate Reorganization.

Except as otherwise set forth herein or in the Plan, or as modified by appropriate corporate action after the Effective Date, the corporate structure and equity ownership of the Debtors and their subsidiaries shall be unchanged.

D.	Substantive Consolidation

Solely in connection with Distributions to be made to the holders of Allowed Claims, the Plan is predicated upon, and it is a condition precedent to confirmation of the Plan, that the Court provide in the Confirmation Order for the substantive consolidation of the Estates of the Debtors into a single Estate for purposes of the Plan and the Distributions thereunder.  To the extent a Claim (including any Disputed Claim) becomes an Allowed Claim, such Claim shall be satisfied in accordance with the provisions of the Plan.

Pursuant to the Confirmation Order (i) all assets and liabilities of the substantively consolidated Debtors will be deemed to be merged solely for purposes of the Plan and Distributions to be made hereunder, (ii) the obligations of each Debtor will be deemed to be the obligation of the substantively consolidated Debtors solely for purposes of the Plan and Distributions hereunder,16 (iii) any Claims filed or to be filed in connection with any such obligations will be deemed Claims against the substantively consolidated Debtors, (iv) each Claim filed in the Chapter 11 Case of any Debtor will be deemed filed against the Debtors in the consolidated Chapter 11 Cases in accordance with the substantive consolidation of the assets and liabilities of the Debtors, (v) all transfers, disbursements and distributions made by any Debtor hereunder will be deemed to be made by the substantively consolidated Debtors, and (vi) all guarantees of the Debtors of the obligations of any other Debtors shall be deemed eliminated so that any Claim against any Debtor and any guarantee thereof executed by any other Debtor and any joint or several liability of any of the Debtors shall be deemed to be one obligation of the substantively consolidated Debtors.  Holders of Allowed Claims in each Class shall be entitled to their share of assets available for distribution to such Class without regard to which Debtor was originally liable for such Claim.  Intercompany Claims shall be treated as provided in Class 8 of the Plan.  Notwithstanding the foregoing, such substantive consolidation shall not affect (a) the legal and corporate structure of the Reorganized Debtors or (b) guarantees that are required to be maintained post-Effective Date (i) in connection with executory contracts or unexpired leases that were entered into during the Chapter 11 Cases or that have been, or will hereunder be, assumed, (ii) pursuant to the express terms of the Plan, or (iii) in connection with the Exit Facilities.  The substantive consolidation proposed in the Plan shall not affect each Debtor’s obligation to file the necessary operating reports and pay any required fees pursuant to 28 U.S.C. § 1930(a)(6).  Such obligations shall continue until an order is entered closing, dismissing or converting each such Debtor’s Chapter 11 Case.

 16              Schedule F filed by Buffets indicated that because of the Debtors’ consolidation of their cash management and accounts payable systems, certain of the Debtors’ unsecured creditors and all of the Debtors’ scheduled accounts payable liabilities were included on the Schedule of Buffets notwithstanding the fact that certain of those obligations may be obligations of one of Buffets’ Subsidiaries.  To the extent that the Debtors’ estates are substantively consolidated, those general unsecured Claims identified in the Plan Supplement that were listed on Schedule F of the Buffets Schedules as contingent obligations, but for which no proofs of claim were filed, shall nonetheless be deemed Allowed in the amounts set forth in the Plan Supplement and treated in accordance with the Plan.

Unless the Court has approved the substantive consolidation of the Estates by a prior order, the Plan shall serve as, and shall be deemed to be, a motion for entry of an order substantively consolidating the Estates as set forth in the Plan.  If no objection to substantive consolidation under the Plan is timely filed and served, then the holders of Claims will be deemed to have consented to substantive consolidation for purposes of the Plan only and the Court may approve substantive consolidation of the Debtors’ Estates in the Confirmation Order.  If such objection(s) to the substantive consolidation provided for in the Plan is timely filed and served, a hearing with respect to the substantive consolidation of the Estates and the objections thereto shall be scheduled by the Court, which hearing may coincide with the Confirmation Hearing.

The Debtors believe that substantive consolidation is warranted here because, among other reasons, the Debtors historically operated on a consolidated basis.  All Debtors have essentially the same officers and directors.  For purposes of the Debtors’ negotiation of secured and certain unsecured financing, the parties to such financing arrangements treated the Debtors’ operations as unitary.  Customers and others identified the Debtors by their trade names at particular restaurant locations as opposed to their corporate identities.  However, the trade name of a restaurant location does not reliably correlate to the corporate entity that owns such location.  For example, a number of HomeTown Buffet-branded restaurants are owned by OCB Restaurant Co.; some Ryan’s-branded restaurants are owned by Fire Mountain Restaurants, LLC, and vice versa.  The Debtors’ unsecured creditors viewed the Debtors as a single entity when extending credit terms, as such negotiations and agreements customarily provided for services to be rendered to multiple restaurant brands and locations owned by various Debtors, and the Debtors capitalized upon the scale and operations of the entirety of the Debtors’ business operations to negotiate such agreements and maximize value.  Further, all accounts payable functions were performed from one centralized location (Eagan, Minnesota), by the same administrative staff working on behalf of all Debtors, and all debts were centralized and paid by one Debtor entity.  Additionally, while the Debtors’ financial systems did track intercompany transactions and debts in the aggregate, such amounts customarily were simply forgiven and written off at varying intervals by the Debtors’ boards of directors as a matter of administrative and accounting convenience.  Determining the sources of the Debtors’ pre-petition assets and liabilities on a per-entity basis would involve the nearly impossible task of reviewing and categorizing records of millions of individual transactions to trace such transactions back to the proper entity.  With respect to transactions undertaken by the previous owners of the assets acquired by the Debtors in connection with the Ryan’s Merger, since no such records exist, the task is impossible.

Indeed, given the nominal amount of assets held by various of the Debtors, the relatively few creditors of each of the Debtors other than Buffets, and the expense of generating separate plans of reorganization for each of the Debtors, the Debtors believe that the overall effect of substantive consolidation will be more beneficial than harmful to creditors and will allow for greater efficiencies and simplification in processing Claims and making distributions to holders of Allowed Claims.  Accordingly, the Debtors believe that substantive consolidation of the Debtors’ estates under the terms of the Plan will not adversely impact the treatment of any of the Debtors’ creditors, but rather will reduce administrative expenses by automatically eliminating duplicative claims asserted against more than one of the Debtors, decreasing the administrative difficulties and costs related to the administration of nineteen (19) separate Debtor’s estates separately, as well as eliminating the need to determine professional fees on a case-by-case basis and streamlining the process of making Distributions.

Sections 105(a) and 1123(a)(5) of the Bankruptcy Code empower a bankruptcy court to authorize substantive consolidation pursuant to a chapter 11 plan over the objections of creditors.  In re Owens Corning, 419 F.3d 195 (3d Cir. 2005) amended by 2005 U.S. App. Lexis 18043 (Aug. 23, 2005).  In reversing the district court’s consolidation of a parent company and a number of its subsidiary guarantors, the Third Circuit did not endorse any specific set of “factors” a court should consider in ordering consolidation.  Instead, the Third Circuit Court of Appeals articulated a number of “principles” to guide the court in its analysis.  Owens Corning, at 211.  These principles include:  (i) absent compelling circumstances courts must respect entity separateness; (ii) recognition that substantive consolidation nearly always addresses harms caused by debtors disregarding separateness; (iii) mere benefit of administration is “hardly a harm calling substantive consolidation into play;” (iv) substantive consolidation should be used rarely and as a last resort after alternative remedies have been considered and rejected; and (v) substantive consolidation may not be used as a “sword.”  Id.

Using these principles, the Third Circuit Court of Appeals set forth the standard by which courts in this jurisdiction must weigh requests for substantive consolidation where creditor consent is lacking.  Specifically, in ordering substantive consolidation (absent consent of the parties) courts must either find, with respect to the entities in question, that (a) prepetition, they disregarded their separateness “so significantly their creditors relied on the breakdown of entity borders and treated them as one legal entity,” or (b) postpetition, “their assets and liabilities are so scrambled that separating them is prohibitive and hurts all creditors.”  Id. (emphasis added).

For the reasons articulated earlier in this Article VII.D, the Debtors believe that substantive consolidation is justified in these cases.  The Plan provides a minor incremental difference in the treatment of holders of Senior Note Claims in Class 5 as compared to the treatment of holders of General Unsecured Claims in Class 6.  Holders of Senior Note Claims are entitled to a distribution percentage that slightly exceeds the estimated distribution to holders of General Unsecured Claims in Class 6 in recognition that Senior Note Claims were subject to guarantees from all operating Debtors.  Accordingly, such claimants are arguably the only parties whose rights might be prejudiced by the substantive consolidation of all the assets and liabilities of all 19 Debtors.  Further, the Pre-Petition Secured Credit Facility Lenders – the parties who arguably might incur the most adverse impact by a substantive consolidation of the Debtors’ estates – are deemed to consent to the treatment of their Claims as part of the settlement that the Plan embodies.  The Debtors submit that all other holders of Claims, who did not have guarantees from all operating Debtors, will receive improved treatment as a result of a substantive consolidation order than such claimants would receive without such treatment.  Absent a timely objection to the Debtors’ proposed substantive consolidation, the substantive consolidation Order may be entered by the Court.  If an objection is timely filed and served, a hearing with respect to the substantive consolidation of the Debtors’ estates may be requested by the Debtors, at which time the Debtors will seek to establish the requisites for substantive consolidation.

E.	The Valuation Litigation Settlement

As described in Article VI.J above, on April 28, 2008, the Creditors Committee filed the Valuation Complaint and initiated the Valuation Litigation against the Valuation Defendants seeking declaratory relief as to the method ultimately to be used in determining whether, and to what extent, the Valuation Defendants’ pre-petition claims should be treated at the time of allowance as “secured claims” under 11 U.S.C. § 506(a), and the extent to which, if any, the Valuation Defendants may charge the Debtors’ estates for their contract interest, fees and/or costs in addition to the principal amount of the Valuation Defendants’ pre-petition claims pursuant to 11 U.S.C. § 506(b).  A significant portion of the Valuation Complaint was the subject of the Partial Dismissal Motion, which was filed by the Valuation Defendants on September 29, 2008, and decided by the Court by Order dated November 25, 2008.

Although the Debtors are not named parties to the Valuation Litigation, the Debtors’ advisors reviewed and considered the validity of the Valuation Defendants’ security interests in connection with the negotiation and proposal of the DIP Financing Order and engaged in numerous discussions with both the Creditors Committee and the Valuation Defendants with respect to the Valuation Litigation.  Essentially, through the amended Valuation Complaint, the Creditors Committee contended that the Valuation Defendants do not have liens on a substantial portion of the Debtors’ assets and that, therefore, there is significant unencumbered value for distribution to general unsecured creditors.  The Valuation Defendants asserted that they have a lien on substantially all of the Debtors’ assets and that the value of any unencumbered assets is insufficient to even satisfy Administrative Claims and Priority Claims.  Ultimately, after extensive, good faith, arm’s length negotiations, in which the Debtors, the Creditors Committee and the Valuation Defendants were represented by experienced legal and financial advisors, the parties reached a compromise of the Valuation Litigation, as well as a global compromise of the treatment to be afforded to general unsecured creditors pursuant to the Plan.

Based on all known facts and circumstances, the Debtors and Creditors Committee believe that the settlement achieved with respect to the Valuation Litigation is in the best interests of the Debtors’ estates and facilitates the Debtors’ successful reorganization, as provided for in this Plan.  The Debtors have authority under section 1123(b)(3)(A) of the Bankruptcy Code to propose Court approval of a settlement of the Valuation Litigation as a component of the Plan, as the Valuation Litigation is an estate cause of action.  In re Exide Techs., 303 B.R. 48, 67 (Bankr. D. Del. 2003).

The Debtors and Creditors Committee believe that, given the facts at their disposal, the novelty, complexity and perceived viability of certain counts of the Valuation Complaint and the state of applicable law, the proposed settlement of the Valuation Litigation is appropriate and entirely within the reasonable range of possible litigation outcomes, and provides greater recoveries than what the Debtors and Creditors Committee believe unsecured creditors would receive if the Valuation Litigation proceeded to a judgment.  As the Court noted in In re Sea Containers Ltd., Case No. 06-11156, 2008 Bankr. LEXIS 2363, at *15 (Bankr. D. Del. September 19, 2008), “[i]n evaluating a settlement, the court must assess whether it is fair and equitable, but need not be convinced that the settlement is the best possible compromise.  The court need only conclude that the settlement ‘falls within the reasonable range of litigation possibilities’ somewhere ‘above the lowest point in the range of reasonableness.’” Id., citing In re Coram Healthcare Corp., 315 B.R. 321, 330 (Bankr. D. Del. 2004), Nellis v. Shugrue, 165 B.R. 115, 123 (S.D.N.Y. 1994); In re Exide Techs., 303 B.R. at 67.  Given the substantial uncertainty surrounding the ultimate outcome of the Valuation Litigation and the substantial administrative and priority claims to be satisfied from the proceeds of any unencumbered assets, it is the Debtors’ and Creditors Committee’s judgment that the distributions to be provided to unsecured creditors pursuant to the Plan reflect a fair and reasonable compromise of the Valuation Litigation, which exceed the anticipated recoveries resulting from a litigated judgment of the Valuation Litigation.  Accordingly, the Debtors and Creditors Committee believe that the Valuation Litigation Settlement and the distributions available to creditors of the Estates under the Plan are certainly well “above the lowest point in the range of reasonableness,” and that approval of the Valuation Litigation Settlement is warranted and appropriate.

Beyond the reasonableness of the proposed Valuation Litigation Settlement in and of itself, the Debtors and Creditors Committee believe that there are important business reasons for settling the Valuation Litigation through the Plan, and submit that prosecuting the Valuation Litigation to a final judicial determination would prove complex, lengthy, and expensive.  Continued litigation would result in further delay, expense, and inconvenience, which the Debtors and Creditors Committee believe would harm the Debtors’ prospects for a successful reorganization.  The Debtors face a competitive disadvantage to other industry competitors while operating their business as debtors-in-possession, and need to emerge from bankruptcy as quickly as possible, which will allow them to normalize relationships with customers, vendors, and employees, and will allow the focus of the Debtors’ senior management to turn exclusively to operating the business as opposed to undertaking such efforts while simultaneously managing a chapter 11 process.

Further, there are a number of pressures that compel an exit from bankruptcy protection before the time in which the Valuation Litigation likely could be fully adjudicated.  First, pursuant to the Third Amendment to the DIP Credit Agreement, the Debtors will be required to pay a fee of 1% of the outstanding New Money Loans if they do not emerge from chapter 11 by February 28, 2009, and the DIP Credit Facility will mature on April 30, 2009.  Further, if this Disclosure Statement is not approved by the Court by December 31, 2008, an event of default would occur under the DIP Credit Agreement.  If the Debtors were unable to obtain an extension of the DIP Credit Agreement, the Debtors would need to find a replacement source of debtor-in-possession financing, which in the current credit market would most likely be less favorable than the financing currently available in the DIP Credit Agreement.  In fact, in the current economic climate, and given the size and structure of the pre-petition indebtedness, it may be impossible to obtain replacement DIP financing.  The Debtors believe that, in light of the looming termination of the DIP Credit Agreement and given the favorable settlement of the Valuation Litigation proposed through this Plan, continuation of the Valuation Litigation represents an unacceptable risk to the viability of the Debtors’ business operations and ability to reorganize, which would result in a decrease in value available for distribution to creditors.  Accordingly, the Debtors and Creditors Committee believe that the paramount interest of all creditors of the Debtors’ estates is best served by approval and implementation of the Valuation Litigation Settlement, which provides significant value to all creditors, including holders of General Unsecured Claims.

The Plan provides that pursuant to Bankruptcy Rule 9019 and in consideration for the classification, distribution, releases and other benefits provided under the Plan, including without limitation the distributions to be made to holders of Allowed General Unsecured Claims and Allowed Senior Note Claims pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise and settlement of the Valuation Litigation and all Claims brought, or that could have been brought, in the Valuation Complaint, which shall be deemed settled pursuant to section 1123(b)(3)(A) of the Bankruptcy Code pursuant to the terms of the Valuation Litigation Settlement.  The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Valuation Litigation Settlement and the Bankruptcy Court’s findings shall constitute its determination that the Valuation Litigation Settlement is in the best interest of the Debtors, the estates, the creditors and other parties in interest, and is fair, equitable and within the range of reasonableness.  The Court’s entry of the Confirmation Order, subject to achievement of the Effective Date, shall further constitute a dismissal effective as of the Effective Date, with prejudice, of the Valuation Complaint and, in addition to the general injunction set forth in Article IX.E. of the Plan, from and after the Effective Date, the Creditors Committee, any holder of any Claim or Interest or any other party in interest shall be permanently enjoined from continuing in any manner the Valuation Litigation or raising or asserting any claim brought, or that could have been brought in, the Valuation Litigation.

F.	Provisions Regarding Means of Implementation, Voting, Distributions and Treatment of Disputed, Contingent and Unliquidated Claims

1.             Exit Facilities

On or prior to the Effective Date, the Debtors shall have closed on the First Lien Exit Facility and the Second Lien Exit Facility.  The holders of Rollover Facility Claims who consent to participate in the funding of the First Lien Exit Facility and actually fund such facility shall be satisfied through the issuance of debt obligations under the Second Lien Exit Facility.  The amounts borrowed under the First Lien Exit Facility shall be used to make the other required Distributions under the Plan, to satisfy certain plan-related expenses and to fund the Reorganized Debtors’ working capital needs.

2.             Issuance of New BRHI Common Stock, New BRHI Warrants and New Subsidiary Equity Interests

On the Effective Date, Reorganized BRHI shall issue and distribute the New BRHI Common Stock and the New BRHI Warrants pursuant to the terms of the Plan and each Reorganized Subsidiary shall issue and distribute the New Subsidiary Equity Interests.  The ownership and terms of the New Subsidiary Equity Interests shall be the same as the ownership and terms of the Equity Interests in the Subsidiaries immediately prior to the Effective Date, provided, however, that the number of shares issued shall be reduced as described in the Plan Supplement.

3.             Litigation Trust.

The Plan permits, but does not require, the creation of a Litigation Trust as of the Effective Date of the Plan, at the discretion of the Creditors Committee, to pursue Litigation Trust Claims.  The Plan defines Litigation Trust Claims as any and all Causes of Action against the holders of the Debtors’ pre-Petition Date Equity Interests, in their capacity as such (including, but not limited to Caxton-Iseman, Inc., or its affiliates, Sentinel Capital Partners and Roe H. Hatlen, but excluding any Person serving as a director or officer of the Debtors or Reorganized Debtors after the Effective Date), including, but not limited to claims in respect of any fees, dividends, compensation or other distributions received prior to the Petition Date by such holders of the Debtors’ pre-Petition Date Equity Interests, in their capacity as such, in connection with, among other matters, the merger of Buffets with Ryan’s Restaurant Group and related transactions.  For clarity, the Litigation Trust Claims include claims against Caxton-Iseman, Inc.’s affiliate Caxton-Iseman Capital, Inc., Sentinel Capital Partners and Roe H. Hatlen, for amounts received under the Second Amended and Restated Management and Fee Agreement dated as of November 1, 2006.  The Creditors Committee has not yet determined whether the creation of the Litigation Trust would be in the best interests of unsecured creditors and cannot estimate the value of Litigation Trust Proceeds, if any.  The holders of the Debtors’ Pre-Petition Date Equity Interests believe that no credible claims exist and would vigorously defend against such claims if asserted.  Therefore, the projected recoveries for holders of Class 3A, 5 and 6 Claims in this Disclosure Statement do not include any projected recoveries resulting from the pursuit of Litigation Trust Claims.  If the Litigation Trust is created, it shall be governed by the Litigation Trust Agreement, substantially in the form to be included in the Plan Supplement.

(a)	Governance; Appointment.

The Litigation Trust Agreement shall become effective on the Effective Date.  In accordance with the Litigation Trust Agreement, the Litigation Trust shall be supervised by the Litigation Trustee, who shall be designated by the Creditors Committee.  Subject to the Litigation Trust Agreement, the Litigation Trustee shall serve from and after the Effective Date until completion of his responsibilities.  Section VIII.C. of the Plan sets forth certain of the rights, duties and obligations of the Litigation Trustee and the terms of the Litigation Trust, all of which will be more fully described in the Litigation Trust Agreement.  In the event of any conflict between the terms of Section VIII.C. of the Plan and the terms of the Litigation Trust Agreement, the terms of Section VIII.C. of the Plan shall govern.

(b)	Duties and Powers of the Litigation Trust and Litigation Trustee.

The Litigation Trust shall be established for the sole purpose of providing for the prosecution, collection, compromise and settlement of the Litigation Trust Claims, provided, however, that, in any such litigation, the Litigation Trustee may not seek to recover amounts, exceeding the Allowed amount of claims of the holders of Senior Note Claims, General Unsecured Claims and the amount of the Pre-Petition Secured Credit Facility Deficiency, reduced by all other Distributions to be made under all other provisions of the Plan.  Such rights, powers and duties granted to the Litigation Trustee shall vest on the Effective Date without the need to obtain further Bankruptcy Court approval.  The Litigation Trustee shall pursue, litigate, compromise or abandon the Litigation Trust Claims with the objective of maximizing the return to holders of Senior Note Claims and General Unsecured Claims (subject to the foregoing limitation), in accordance with the Litigation Trust Agreement, and pay all associated costs.  The Litigation Trustee shall distribute any proceeds of the Litigation Trust Claims in accordance with the Litigation Trust Agreement and the terms of the Plan.

(c)	Transfer by Debtors to Litigation Trust.

On the Effective Date, the Debtors shall transfer, assign, deliver and distribute to the Litigation Trust all right, title and interest in the Litigation Trust Claims (subject to the limitations described above).  Subject to the terms of the Plan and the Litigation Trust Agreement, the Litigation Trust and the Litigation Trustee shall, on the Effective Date, be vested with and succeed to all right, title and interest of the Debtors in and to the Litigation Trust Claims.  Upon such transfer, the Debtors, the Debtors’ Estates, and the Reorganized Debtors shall have no other further rights or obligations with respect thereto.  Notwithstanding the foregoing, the Reorganized Debtors shall make available to the Litigation Trustee reasonable access during normal business hours, upon reasonable notice, to personnel and books and records of the Reorganized Debtors to enable the Litigation Trustee to perform the Litigation Trustee’s tasks under the Litigation Trust Agreement and the Plan, and the Debtors and the Reorganized Debtors shall permit the Litigation Trustee reasonable access to information related to the Litigation Trust Claims that is reasonably requested by the Litigation Trustee, as more specifically set forth in the Litigation Trust Agreement.

(d)	Funding of Litigation Trust.

The Litigation Trust shall not be funded by the Debtors or the Reorganized Debtors.

(e)	Retention of Professionals by the Litigation Trustee.

The Litigation Trustee may retain counsel and other professionals to assist in its duties, on such terms as the Litigation Trustee deems appropriate, without Bankruptcy Court approval.

(f)	Termination of Litigation Trustee.

Upon the final resolution of the Litigation Trust Claims and the distribution of any proceeds, the Litigation Trustee shall be relieved of further responsibility.

4.           Dissolution or Merger of Certain Subsidiaries.

On or immediately prior to the Effective Date, Big R Procurement, Ryan’s Restaurant Management and Fire Mountain Management shall either be dissolved or merged into their immediate parent corporations.  All other Debtors shall maintain their corporate existence and place in the existing corporate structure following the Effective Date subject to the Reorganized Debtors’ right and ability to modify their corporate structure after the Effective Date in accordance with applicable non-bankruptcy law.

5.           Voting of Claims

Each holder of an Allowed Claim in an Impaired Class of Claims shall be entitled to vote to accept or reject the Plan as provided in such order as may be entered by the Court establishing certain procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan, or any other order or orders of the Court.

6.           Distributions

(a)           Allowed Claims.

(i) Delivery of Distributions.  Distributions under the Plan shall be made by the Reorganized Debtors or their designee to the holders of Allowed Claims in all Classes at the addresses set forth on the Schedules, unless such addresses are superseded by proofs of claim or transfers of claim filed pursuant to Bankruptcy Rule 3001 by the Record Date (or at the last known addresses of such holders if the Debtors or the Reorganized Debtors have been notified in writing of a change of address).

(ii) Distribution of Cash.  Any payment of Cash by the Reorganized Debtors pursuant to the Plan shall be made at the option and in the sole discretion of the Reorganized Debtors by (i) a check drawn on, or (ii) wire transfer from, a domestic bank selected by the Reorganized Debtors.

(iii) Unclaimed Distributions of Cash.  Any distribution of Cash under the Plan that is unclaimed after one year after it has been delivered (or attempted to be delivered) shall become the property of the Reorganized Debtors notwithstanding any state or other escheat or similar laws to the contrary, and the entitlement by the holder of such unclaimed Allowed Claim to such distribution or any subsequent distribution on account of such Allowed Claim shall be extinguished and forever barred.

(iv) Unclaimed Distributions of New BRHI Common Stock and New BRHI Warrants.  Any distribution of New BRHI Common Stock or New BRHI Warrants under the Plan on account of an Allowed General Unsecured Claim that is unclaimed after six (6) months after it has been delivered (or attempted to be delivered) shall be held in the General Unsecured Claims Reserve to be distributed to the other holders of Allowed General Unsecured Claims in accordance with Article VIII.E.4. of the Plan and, notwithstanding any state or other escheat or similar laws to the contrary, and the entitlement by the holder of such Allowed Claim to such distribution or any subsequent distribution on account of such Allowed Claim shall be extinguished and forever barred.

(v) Saturdays, Sundays, or Legal Holidays.  If any payment, distribution or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, and shall be deemed to have been completed as of the required date.

(vi) Fractional New BRHI Common Stock, New BRHI Warrants,  and De Minimis Distributions.  Notwithstanding any other provision in the Plan to the contrary, no fractional interests of New BRHI Common Stock or New BRHI Warrants shall be issued or distributed pursuant to the Plan.  Whenever any payment of a fraction of a share of New BRHI Common Stock or New BRHI Warrants would otherwise be required under the Plan, the actual distribution made shall reflect a rounding of such faction to the nearest whole share (up or down), with half shares or less being rounded down and fractions in excess of a half of a share being rounded up.  If two or more holders are entitled to equal fractional entitlements and the number of holders so entitled exceeds the number of whole shares, as the case may be, which remain to be allocated, the Reorganized Debtors shall allocate the remaining whole shares to such holders by random lot or such other impartial method as the Reorganized Debtors deems fair, in the Reorganized Debtors’ sole discretion.  Upon the allocation of all of the whole New BRHI Common Stock and New BRHI Warrants authorized under the Plan, all remaining fractional portions of the entitlements shall be canceled and shall be of no further force and effect.

The Debtors or the Reorganized Debtors, as the case may be, shall not be required to, but may in their sole and absolute discretion, make distributions to any holder of a Claim of Cash in an amount less than $25.  In addition, the Debtors and the Reorganized Debtors shall not be required to, but may in their sole and absolute discretion, make any payment on account of any Claim in the event that the costs of making such payment exceeds the amount of such payment.

(vii) Distributions for Claims Allowed as of the Initial Distribution Date.  On the Initial Distribution Date, the Reorganized Debtors shall distribute Cash, New BRHI Common Stock, or Collateral, as the case may be, to the holders of Allowed Claims as contemplated in the Plan.

(viii) Distributions as of the Record Date.  As of the close of business on the Record Date, the claims register (for Claims) and transfer ledger (for Equity Interests) shall be closed, and there shall be no further changes in the record holders of any Claims or Equity Interests.  The Debtors and the Reorganized Debtors shall have no obligation to, but may in their sole and absolute discretion, recognize any transfer of any Claims or Equity Interests occurring after the Record Date.  The Debtors and the Reorganized Debtors shall instead be entitled to recognize and deal for purposes under the Plan with only those record holders stated on the claims register (for Claims) and transfer ledgers (for Equity Interests) as of the close of business on the Record Date.

(ix) Interest on Claims.  Except as specifically provided for in the Plan with respect to Pre-Petition Secured Credit Facility Claims, Priority Tax Claims or Other Secured Claims, no Claims (including Administrative Claims), Allowed or otherwise, shall be entitled, under any circumstances, to receive any interest on a Claim.

(x)  Establishment of Reserve Amounts for Disputed General Unsecured Claims.  In order to effect Distributions to holders of Allowed General Unsecured Claims in a timely manner, within sixty (60) days after the Effective Date, the Debtors shall file a motion for order establishing a reserve with respect to unliquidated and/or Disputed General Unsecured Claims for Distribution purposes.

(b)           Objections to and Resolution of Claims.

The Reorganized Debtors shall have the exclusive right to make and to file objections to, or otherwise contest the allowance of, Administrative Claims (other than Fee Claims) and Claims subsequent to the Confirmation Date.  Unless otherwise ordered by the Court, objections to, or other proceedings concerning the allowance of, Administrative Claims and Claims (other than Tort Claims) shall be filed and served upon the holders of the Administrative Claims or Claims as to which the objection is made, or otherwise commenced, as the case may be, as soon as practicable, but in no event later than the Claims Objection Deadline.  Objections to Fee Claims shall be filed and served within seventy-five (75) days of the Effective Date (or such longer period as may be allowed by order of the Court).

Objections to, or other proceedings contesting the allowance of, Administrative Claims and Claims may be litigated to judgment, settled or withdrawn, in the Reorganized Debtors’ sole discretion.  The Debtors may settle any such objections or proceedings without Court approval or may seek Court approval without notice to any Person.  Notwithstanding anything herein to the contrary, Tort Claims shall be liquidated, determined and satisfied in accordance with Article VII.F. hereof.

Unless an order of the Court specifically provides for a later date, any party filing a proof of Claim after the Confirmation Date shall not be entitled to treatment as a creditor with respect to such Claim for the purposes of voting on and distribution under the Plan, unless and until the party filing such Claim either obtains the written consent of the Reorganized Debtors to file such Claim late or obtains an order of the Court upon written motion on notice to the Reorganized Debtors that permits the filing of the Claim.  In the event any proof of Claim is permitted to be filed after the Claims Objection Deadline, the Reorganized Debtors shall have ninety (90) days from the date of such order or agreement to object to such Claim, which deadline may be extended by the Court on motion of the Reorganized Debtors without notice to Creditors.

(c)           Special Provisions Regarding Insured Claims.

Notwithstanding anything to the contrary in the Disclosure Statement, Plan or the Confirmation Order (including, without limitation, any provision that purports to be preemptory or supervening or grants an injunction or release):

(i) distributions under the Plan to each holder of an Insured Claim shall be in accordance with the treatment provided under the Plan for General Unsecured Claims; provided, however, that

(a)           to the extent a holder has an Allowed Insured Claim, all or a portion of which is within the applicable self-insured retention of the relevant insurance policy of the Debtors, then such holder shall have either an Allowed General Unsecured Claim or Convenience Claim for the amount which is within the applicable self-insured retention of the relevant insurance policy of the Debtors;

(b)           to the extent a holder has an Allowed Insured Claim, a portion of which exceeds the limits of coverage available from the relevant insurance policies of the Debtors, such holder shall have an Allowed General Unsecured Claim in the amount by which such Allowed Insured Claim exceeds the limits of coverage available from the Debtors’ relevant insurance policies;

(c)           any final settlement of or judgment on account of an Allowed Insured Claim, all or a portion of which is within the applicable self-insured retention of the relevant insurance policy of the Debtors, shall be satisfied first by the application of the full amount of Debtors’ self-insured retention under the relevant insurance policy, as though such self-insured retention were paid in full dollar for dollar, in cash (up to the amount of the settlement or judgment), even though the self-insured retention may be satisfied by way of a Distribution under the Plan in another form or amount, and regardless of the value of such Distribution under the Plan;

(d)           an Allowed Insured Claim shall not be valid or enforceable against the Debtors’ insurers unless and until, among other things, the applicable self-insured retention has been satisfied in accordance with the Plan by a Distribution under the Plan by the Debtors (or after the Effective Date, the Reorganized Debtors) on account of a Claim equal to the full amount of the self-insured retention;

(e)           the Debtors’ insurers shall have no duty or obligation to pay any amount within the self-insured retention of any insurance policy of the Debtors except as may be required by the applicable policies;

(f)           to the extent the Debtors and/or the Debtors’ insurers have an obligation to satisfy any Insured Claim, in whole or in part, in accordance with an applicable general liability policy, each Insured Claim that is not a Workers’ Compensation Claim or Automobile Liability Claim shall be adjusted, settled and/or paid  in accordance with the terms of the applicable insurance policies of the Debtors, subject to the terms, conditions, self insured retentions and limits of such policies and subject to the Plan;

(g)           each Automobile Liability Claim or Workers’ Compensation Claim  shall be adjusted, settled and/or paid in the ordinary course in accordance with the terms of the applicable insurance policies of the Debtors, subject to the terms, conditions and limits of such policies; and

(h)           nothing in this section shall constitute a waiver of any Litigation Rights the Debtors may hold against any Person, including the Debtors’ insurance carriers or a waiver of any rights, claims and defenses the insurers may have.  Nothing in this section is intended to, shall, or shall be deemed to preclude any holder of an Allowed Insured Claim from seeking and/or obtaining a distribution or other recovery from any insurer of the Debtors in addition to (but not in duplication of) any distribution such holder may receive under the Plan or to preclude any insurer from contesting or asserting defenses to the claims of such holders.  The Debtors do not waive, and expressly reserve their rights to assert that any insurance coverage is property of the Estates to which they are entitled and the insurers expressly reserve their rights to contest or assert defenses to any such assertion by the Debtors.  Nothing in the Disclosure Statement, Plan, or Confirmation Order shall be construed as, or is, a determination as to coverage in connection with any Insured Claim under any applicable insurance policy.

(ii)                  none of the Disclosure Statement, Plan, or Confirmation Order shall: (a) modify the coverage provided under the Debtors’ insurance policies, (b) alter in any way the rights and obligations of the Debtors’ insurers under their policies, or (c) except as provided in the Plan, alter in any way the rights and obligations of the Debtors (or after the Effective Date, the Reorganized Debtors) under the insurance policies, including, without limitation, any duty of the Debtors to defend, at their own expense, against claims asserted under the insurance policies.  The Debtors’ insurers shall retain any and all defenses to coverage that such insurers may have, including the right to contest and/or litigate with any party, including the Debtors (or after the Effective Date, the Reorganized Debtors), the existence, primacy, and/or scope of available coverage under any alleged applicable policy.  Nothing in the Disclosure Statement, Plan or Confirmation Order in any way permits any holder of a Workers’ Compensation Claim, Automobile Liability Claim or an Insured Claim to recover the same amounts from the insurers and any other party including, but not limited to, the Debtors or the Reorganized Debtors.  Nothing in the Disclosure Statement, Plan, or Confirmation Order shall modify the rights of the Debtors’ insurers with respect to the maintenance or use of any letters of credit, or other collateral and security provided to them, in connection with liabilities arising under the applicable insurance agreements.

(d)	Provisions regarding the ACE Companies’ insurance polices and Claims.

Notwithstanding anything to the contrary in the Disclosure Statement, Plan or the Confirmation Order (including, without limitation, any provision that purports to be preemptory or supervening or grants an injunction or release):

(i) on the Effective Date, the Debtors and the Reorganized Debtors jointly and severally shall assume the ACE WC Policies and the ACE AL Policies, if not assumed previously in accordance with Bankruptcy Code § 365 and shall cure all defaults related to such assumption;

(ii) the ACE WC Policies and the ACE AL Policies and the debts, obligations, and liabilities of Debtors (and after the Effective Date, the Reorganized Debtors) thereunder shall survive and shall not be amended, modified, waived or impaired in any respect by the Plan, the Confirmation Order or otherwise without the prior written agreement of the ACE Companies;

(iii) as of the Effective Date, the Reorganized Debtors shall be liable for all of the Debtors’ obligations and liabilities, whether now existing or hereafter arising, under the ACE WC Policies and the ACE AL Policies;

(iv) the claims of the ACE Companies arising under the ACE WC Policies and the ACE AL Policies (i) shall be Allowed Ordinary Course Administrative Claims, (ii) shall be due and payable in the ordinary course of business by the Debtors (or after the Effective Date, by the Reorganized Debtors) without any requirement for the ACE Companies to file or serve proof(s) of claim, cure amount claim or objection, or a motion or application for payment of Administrative Claim, and (iii) shall not be discharged or released by the Plan or the Confirmation Order; and

(v) nothing in the Disclosure Statement, Plan or Confirmation Order in any way: (i) discharges, releases or relieves the Debtors (or on or after the Effective Date, the Reorganized Debtors) from any debt or other liability under the ACE WC Policies and the ACE AL Policies; or (ii) limits, diminishes, or otherwise alters or impairs the Debtors’, Reorganized Debtors’ and/or the ACE Companies’ defenses, claims, Causes of Action, or other rights under applicable non-bankruptcy law with respect to the ACE WC Policies and the ACE AL Policies.

(e)           Reserve for Disputed General Unsecured Claims.

(1)           Establishment of General Unsecured Claims Reserve.  On the Effective Date or within thirty (30) days thereafter, the Reorganized Debtors shall place into reserve, from the General Unsecured Claims Consideration, New BRHI Common Stock and New BRHI Warrants with an aggregate liquidation value equal to 100% of the distributions to which holders of Disputed General Unsecured Claims would be entitled under the Plan as of such date as if the Disputed General Unsecured Claims were Allowed General Unsecured Claims either in the amounts of the Claims as filed or in such amounts as estimated by the Court (the “General Unsecured Claims Reserve”).

(2)           New BRHI Common Stock and New BRHI Warrants Held in General Unsecured Claims Reserve.  New BRHI Common Stock and New BRHI Warrants held in the General Unsecured Claims Reserve shall be held by the Reorganized Debtors in trust for the benefit of holders of Allowed General Unsecured Claims.  New BRHI Common Stock and New BRHI Warrants held in the General Unsecured Claims Reserve shall not constitute property of the Reorganized Debtors or any of them and no New BRHI Common Stock and New BRHI Warrants held in the General Unsecured Claims Reserve shall have any voting rights unless and until it is distributed in accordance herewith.  The Reorganized Debtors shall pay, or cause to be paid, out of any dividends paid on account of New BRHI Common Stock and New BRHI Warrants held in the General Unsecured Claims Reserve, any tax imposed on the General Unsecured Claims Reserve by any Governmental Unit with respect to income generated by New BRHI Common Stock and New BRHI Warrants held in the General Unsecured Claims Reserve and any costs associated with maintaining the General Unsecured Claims Reserve.  Any New BRHI Common Stock and New BRHI Warrants held in the General Unsecured Claims Reserve after all General Unsecured Claims have been Allowed or disallowed, including, but not limited to any unclaimed Distributions forfeited in accordance with Article VIII.F.1. of the Plan, shall be transferred by the Reorganized Debtors, in a supplemental distribution, pro rata, to holders of Allowed General Unsecured Creditors, provided, however, that to the extent such pro rata allocation results in a distribution of less than one share of New BRHI Common Stock or New BRHI Warrants to over fifty per cent (50%) of holders of Allowed General Unsecured Claims otherwise entitled to such distribution, the Reorganized Debtors shall have no obligation to make such distribution and all then-undistributed New BRHI Common Stock and New BRHI Warrants shall be cancelled and the entitlement of any Person thereto shall be extinguished and forever barred.

(f)           Distributions Following Allowance.  Notwithstanding anything to the contrary set forth in the Plan or in the Confirmation Order, each holder of a Disputed Claim that becomes an Allowed Claim subsequent to the Initial Distribution Date shall receive the Distribution to which such holder of an Allowed Claim is entitled at such time that the Reorganized Debtors determine, in their discretion, to make subsequent Distributions to holders of other Claims Allowed following the Initial Distribution Date, provided that the Reorganized Debtors shall make such Distributions at least semi-annually.  Nothing set forth in the Plan is intended to, nor shall it, prohibit the Debtors, in their discretion, from making a Distribution in satisfaction of  any Claim at any time after such Claim becomes an Allowed Claim.

(g)           Allocation of Consideration.  The aggregate consideration to be distributed to the holders of Allowed Claims in each Class under the Plan shall be treated as first satisfying an amount equal to the stated principal amount of the Allowed Claim for such holders, and any remaining consideration as satisfying accrued, but unpaid, interest and costs, if any, and attorneys’ fees, where applicable.

(h)           Cancellation and Surrender of Existing Securities and Agreements.  Notwithstanding any other provision of the Plan, as a condition precedent to receiving any distribution under the Plan, each holder of a promissory note, or other instrument or security evidencing a Claim (other than DIP Financing Claims) must tender such promissory note or other instrument or security to the Reorganized Debtors or their designee or must execute and deliver an affidavit of loss and furnish an indemnity or bond in substance and amount reasonably satisfactory to the Reorganized Debtors.

Any holder of a Claim (other than DIP Financing Claims) that fails to surrender such instrument or to provide the affidavit and indemnity or bond before the earlier to occur of (i) the second anniversary of the Effective Date and (ii) six months following the date such holder’s Claim becomes an Allowed Claim shall be deemed to have forfeited all rights and/or Claims and may not receive or participate in any distribution under the Plan.

G.	Tort Claims

Pursuant to the Plan, any prepetition Claims or portions thereof relating to personal injury, wrongful death or similar litigation Claims asserted against any of the Debtors (collectively, “Tort Claims”) including, but not limited to, employer liability claims, Automobile Liability Claims and Insured Claims but specifically excluding Workers’ Compensation Claims as to which a proof of claim was timely filed in the Chapter 11 Cases shall be determined and liquidated in accordance with the alternative dispute resolution procedures set forth in the Plan Supplement.  Any Tort Claim including, but not limited to, employer liability claims, Automobile Liability Claims and Insured Claims but specifically excluding Workers’ Compensation Claims determined and liquidated in accordance with Article VIII.F. of the Plan shall be deemed an Allowed Claim of the Debtors in such liquidated amount and satisfied in accordance with the Plan.  Nothing contained herein or in the Plan shall be deemed a waiver of any cause of action that the Debtors or the Reorganized Debtors may hold against any entity, other than released claims under the Plan, or any defense available to the Debtors or Reorganized Debtors in any way, including, without limitation, in connection with or arising out of any Tort Claim including, but not limited to, employer liability claims, Automobile Liability Claims and Insured Claims but specifically excluding Workers’ Compensation Claims.

H.	Estimation

The Reorganized Debtors may at any time request that the Court estimate any Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors or the Reorganized Debtors have previously objected to such Claim.  The Court will retain jurisdiction to estimate any Claim at any time, including during proceedings concerning any objection to such Claim.  In the event that the Court estimates any Disputed Claim, such estimated amount may constitute either (a) the Allowed amount of such Claim, (b) the amount on which a reserve is to be calculated for purposes of any reserve requirement of the Plan, or (c) a maximum limitation on such Claim, as determined by the Court.  If the estimated amount constitutes a maximum limitation on such Claim, the Debtor, or the Reorganized Debtors as the case may be, may elect to object to ultimate payment of such Claim.  All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another.

I.	Nonconsensual Confirmation

If less than all Impaired Classes accept the Plan, but at least one (1) Class of Claims impaired under the Plan has accepted the Plan (and which class’s acceptance is determined without inclusion of claims of Insiders), the Debtors may seek to have the Court confirm the Plan under section 1129(b) of the Bankruptcy Code.

J.	Effect of Confirmation of the Plan

1.           Continued Corporate Existence

The Debtors, as Reorganized Debtors, shall continue to exist after the Effective Date with all powers of a corporation or limited liability company, as the case may be, under the laws of the respective states governing their formation and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under such applicable state law, except as such rights may be limited and conditioned by the Plan and the documents and instruments executed and delivered in connection therewith.  In addition, the Reorganized Debtors may operate their business free of any restrictions imposed by the Bankruptcy Code, the Bankruptcy Rules or by the Court, subject only to the terms and conditions of the Plan as well as the documents and instruments executed and delivered in connection therewith, including without limitation, the documents and instruments included in the Plan Supplement.  The Reorganized Debtors shall be responsible for filing required post-confirmation reports and paying quarterly fees due to the Office of the United States Trustee.

2.           Dissolution of Creditors Committee

The Creditors Committee shall continue in existence until the Effective Date to exercise those powers and perform those duties specified in section 1103 of the Bankruptcy Code.  On the Effective Date, the Creditors Committee shall be dissolved and its members shall be deemed released of all their duties, responsibilities and obligations in connection with the Chapter 11 Cases or the Plan and its implementation, and the retention or employment of the Creditors Committee’s attorneys, financial advisors, and other agents shall terminate as of the Effective Date, provided, however, such attorneys and financial advisors shall be entitled to pursue their own Fee Claims and represent the Creditors Committee in connection with the review of and the right to be heard in connection with all Fee Claims.

3.           Vesting of Property

The property of the Debtors’ estates, including, without limitation, all of the Debtors’ Litigation Rights and causes of action against third parties, including, without limitation, causes of action described in Article IX.F. of the Plan shall be revested in the Reorganized Debtors on the Effective Date.

4.           Discharge of the Debtors

The rights afforded in the Plan and the treatment of all Claims and Equity Interests herein shall be in exchange for and in complete satisfaction, discharge, and release of all Claims of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtors, the Debtors in Possession, the Reorganized Debtors or any of their respective assets or properties, arising prior to the Effective Date.  Except as otherwise expressly specified in the Plan, the Confirmation Order shall act as of the Effective Date as a discharge of all debts of, Claims against, and Liens on the Debtors, their respective assets and properties, arising at any time before the Effective Date, regardless of whether a proof of Claim with respect thereto was filed, whether the Claim is Allowed, or whether the holder thereof votes to accept the Plan or is entitled to receive a distribution hereunder.  Except as otherwise expressly specified in the Plan, after the Effective Date, any holder of such discharged Claim shall be precluded from asserting against the Debtors, the Reorganized Debtors, or any of their respective assets or properties, any other or further Claim based on any document, instrument, act, omission, transaction, or other activity of any kind or nature that occurred before the entry of the Confirmation Order.

5.           Injunction

Except as otherwise expressly provided in the Plan, the Confirmation Order, or a separate order of the Court, all entities who have held, hold, or may hold Claims against the Debtors that arose before or were held as of the Effective Date, are permanently enjoined, on and after the Effective Date, from (a) commencing or continuing in any manner any action or other proceeding of any kind against the Debtors or the Reorganized Debtors, with respect to any such Claim, (b) the enforcement, attachment, collection, or recovery by any manner or means of any judgment, award, decree, or order against the Debtors or the Reorganized Debtors on account of any such Claim, (c) creating, perfecting, or enforcing any encumbrance of any kind against the Debtors or the Reorganized Debtors or against the property or interests in property of the Debtors on account of any such Claim and (d) asserting any right of setoff, or subrogation of any kind against any obligation due from the Debtors or the Reorganized Debtors or against the property or interests in property of the Debtors on account of any such Claim.  Such injunction shall extend to successors of the Debtor (including, without limitation, the Reorganized Debtors) and their respective properties and interests in property.  Such injunction shall not apply in respect of Ordinary Course Administrative Claims and the Pre-Petition Administrative Agent’s and DIP Administrative Agent’s fees and their professionals’ fees and expenses.

6.           Preservation of Causes of Action

The Reorganized Debtors shall retain all Litigation Rights, other than as expressly provided below.  Except as expressly provided in the Plan or the Confirmation Order, nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any such Litigation Rights.  Nothing contained in the Plan or the Confirmation Order shall be deemed a waiver or relinquishment of any Claim, Litigation Rights, right of setoff, or other legal or equitable defense that the Debtors had immediately prior to the Petition Date that is not specifically waived or relinquished by the Plan.  The Reorganized Debtors shall have, retain, reserve and be entitled to assert all such Claims, Litigation Rights, rights of setoff and other legal or equitable defenses that the Debtors had immediately prior to the Petition Date as fully as if the Chapter 11 Cases had not been commenced, and all of the Reorganized Debtors’ legal and equitable rights respecting any Claim that are not specifically waived or relinquished by the Plan may be asserted after the Effective Date to the same extent as if the Chapter 11 Cases had not been commenced.

Based on the Debtors’ initial analysis, however, the Debtors do not anticipate that the Litigation Rights will yield any substantial value.  The Debtors continue their analysis and reserve the right to proceed with any such actions that the Debtors deem of value.

7.           Votes Solicited in Good Faith

The Debtors have, and upon confirmation of the Plan shall be deemed to have, solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code.  The Debtors (and each of their respective affiliates, agents, directors, officers, members, employees, advisors, and attorneys) have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of the securities offered and sold under the Plan and therefore have not, and on account of such offer and issuance will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer or issuance of the securities offered and distributed under the Plan.

8.           Claims Incurred After the Effective Date

Claims incurred by the Debtors after the Effective Date including (without limitation) Claims for Professionals’ fees and expenses incurred after such date, may be paid by the Reorganized Debtors in the ordinary course of business and without application for or Court approval, subject to any agreements with any claim holders.

9.           Releases by the Debtors

The Plan provides that on the Effective Date, the Debtors and the Reorganized Debtors, on behalf of themselves and their estates, shall be deemed to release unconditionally (a) all of their respective officers, current and former directors, employees, partners, advisors, attorneys, financial advisors, accountants, and other professionals, (b) the DIP Administrative Agent and the Pre-Petition Administrative Agent, (c) officers, directors, principals, members, employees, partners, subsidiaries, affiliates, advisors, attorneys, financial advisors, accountants, and other professionals of each of the DIP Administrative Agent and the Pre-Petition Administrative Agent, (d) the DIP Lenders and Pre-Petition Secured Credit Facility Lenders, (e) officers, directors, principals, members employees, partners, subsidiaries, affiliates, advisors, attorneys, financial advisors, accountants, and other professionals of the DIP Lenders and Pre-Petition Secured Credit Facility Lenders, (f) the members of the Creditors Committee, and (g) officers, directors, principals, members employees, partners, subsidiaries, affiliates, advisors, attorneys, financial advisors, accountants, and other professionals of the Creditors Committee (collectively the “Released Parties,” and each a “Released Party”) from any and all claims, obligations, suits, judgments, damages, rights, Causes of Action and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon actions taken solely in their respective capacities described above or any omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Chapter 11 Cases, or the Plan, except that (i) no individual shall be released from any act or omission that constitutes gross negligence or willful misconduct, (ii) the Reorganized Debtors shall not relinquish or waive the right to assert any of the foregoing as a legal or equitable defense or right of set-off or recoupment against any Claims of any such persons asserted against the Debtors, (iii) the foregoing release shall not apply to any obligations that remain outstanding in respect of loans or advances made to individuals by the Debtors, (iv) the foregoing release applies to the Released Parties solely in their respective capacities described above, and (v) notwithstanding any other provisions of the Plan, the foregoing release shall not affect the creation of the Litigation Trust and shall not release any Litigation Trust Claims assigned thereto.  Nothing set forth in Article IX of the Plan shall alter or amend the rights of the Pre-Petition Administrative Agent, the Pre-Petition Secured Credit Facility Lenders, the DIP Administrative Agent or the DIP Lenders under the Final DIP Order.

10.           Releases by non-Debtors.

The Plan provides that on the Effective Date, all Persons who (a) directly or indirectly, have held, hold, or may hold Claims, (b) vote to accept the Plan as set forth on the relevant Ballot, and (c) do not mark their Ballot to indicate their refusal to grant the releases provided in this paragraph, shall be deemed, by virtue of their receipt of Distributions and/or other treatment contemplated under the Plan, to have forever released and covenanted with the Reorganized Debtors and the Released Parties not to (y) sue or otherwise seek recovery from any of the Reorganized Debtors or any Released Party on account of any Claim, including but not limited to any Claim based upon tort, breach of contract, violations of federal or state securities laws or otherwise, based upon any act, occurrence, or failure to act from the beginning of time through the Effective Date in any way related to the Debtors or their business and affairs or (z) assert against any of the Reorganized Debtors or any Released Party any claim, obligation, right, cause of action or liability that any holder of a Claim or Interest may be entitled to assert, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, based in whole or in part on any act or omission, transaction, or occurrence from the beginning of time through the Effective Date in any way relating to the Debtors, the Chapter 11 Cases, or the Plan, provided, however, (i) none of the Released Parties shall be released from any claim primarily based on any act or omission that constitutes gross negligence or willful misconduct as determined by a court of competent jurisdiction, (ii) the foregoing release shall not apply to Ordinary Course Administrative Claims, Fee Claims and the Claims of the Pre-Petition Administrative Agent and DIP Administrative Agent and their professionals’ fees and expenses, Credit Suisse’s claims and Credit Suisse’s professionals’ fees and expenses, (iii) the foregoing release shall not apply to obligations arising under the Plan, (iv) the foregoing release shall not be construed to prohibit a party in interest from seeking to enforce the terms of the Plan, and (v) notwithstanding any other provisions of the Plan, the foregoing release shall not affect the creation of the Litigation Trust and shall not release any Litigation Trust Claims assigned thereto.

11.           Exculpation and Injunction in Respect of Released Parties

(a)           Exculpation.  The Plan provides that the Debtors, the Reorganized Debtors, and the other Released Parties (i) shall have no liability whatsoever to any holder or purported holder of an Administrative Claim, Claim, or Equity Interest for any act or omission in connection with, or arising out of, the Plan, the Disclosure Statement, the negotiation of the Plan, the negotiation of the documents included in the Plan Supplement, the pursuit of approval of the Disclosure Statement or the solicitation of votes for confirmation of the Plan, the Chapter 11 Cases, the consummation of the Plan, the administration of the Plan or the property to be distributed under the Plan, or any transaction contemplated by the Plan or Disclosure Statement or in furtherance thereof except for any act or omission that constitutes willful misconduct or gross negligence as determined by a Final Order, and (ii) in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.  This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations and any other applicable law or rules protecting such Released Parties from liability.

(b)           Injunction.  Pursuant to section 105 of the Bankruptcy Code, no holder or purported holder of an Administrative Claim, Claim or Equity Interest shall be permitted to commence or continue any action, employment of process, or any act to collect, offset, or recover any Claim against a Released Party that accrued on or prior to the Effective Date and that has been released or waived pursuant to the Plan.

12.           Term of Bankruptcy Injunction or Stays

The Plan provides that all injunctions or stays provided for in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

13.           Preservation of Insurance

The Plan provides that the Debtors’ discharge and release from all Claims as provided herein, except as necessary to be consistent with the Plan, shall not diminish or impair the enforceability of any insurance policy that may cover Claims against the Debtors, the Reorganized Debtors (including, without limitation, their officers and current and former directors) or any other person or entity.  The Reorganized Debtors shall obtain tail coverage under their existing directors and officers liability insurance policy covering their officers and current and former directors for any and all Claims brought against them, which coverage shall extend for a period of not less than six (6) years after the Effective Date.

14.           Indemnification Obligations Owed by the Debtors

(a)           The Plan provides that Indemnification Obligations owed to directors, officers, and employees of the Debtors (or the estates of any of the foregoing) who served or were employed by the Debtors as of or after the Petition Date, excluding claims which have been determined by Final Order to have resulted from gross negligence, willful misconduct, breach of fiduciary duty, or intentional tort, shall be deemed to be, and shall be treated as though they are, executory contracts that are assumed pursuant to Sections 365 of the Bankruptcy Code under the Plan.

(b)           The Plan provides that all Indemnification Obligations owed to directors, officers, and employees of the Debtors who served or were employed by the Debtors prior to, but not after, the Petition Date shall be deemed to be, and shall be treated as though they are, executory contracts that are rejected pursuant to Section 365 of the Bankruptcy Code under the Plan.

(c)           The Plan provides that Indemnification Obligations owed to any Professionals retained pursuant to Sections 327 or 328 of the Bankruptcy Code and order of the Bankruptcy Court, to the extent that such Indemnification Obligations relate to the period after the Petition Date, shall be deemed to be, and shall be treated as though they are, executory contracts that are assumed pursuant to Section 365 of the Bankruptcy Code under the Plan.

K.	Retention of Jurisdiction

The Plan provides that the Court shall have exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Cases and the Plan pursuant to, and for the purposes of, section 105(a) and section 1142 of the Bankruptcy Code and for, among other things, the following purposes:  (1) to hear and determine applications for the assumption or rejection of executory contracts or unexpired leases pending on the Confirmation Date, and the allowance of Claims resulting therefrom; (2) to determine any other applications, adversary proceedings, and contested matters pending on the Effective Date; (3) to ensure that distributions to holders of Allowed Claims are accomplished as provided in the Plan; (4) to resolve disputes as to the ownership of any Claim or Equity Interest; (5) to hear and determine timely objections to Claims; (6) to enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated; (7) to issue such orders in aid of execution of the Plan, to the extent authorized by section 1142 of the Bankruptcy Code; (8) to consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any order of the Court, including, without limitation, the Confirmation Order; (9) to hear and determine all applications for compensation and reimbursement of expenses of professionals under sections 330, 331 and 503(b) of the Bankruptcy Code; (10) to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan; (11) to hear and determine any issue for which the Plan requires a Final Order of the Court; (12) to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code; (13) to hear and determine disputes arising in connection with compensation and reimbursement of expenses of professionals for services rendered during the period commencing on the Petition Date through and including the Effective Date; (14) to hear and determine any Causes of Action preserved under the Plan under Bankruptcy Code sections 544, 547, 548, 549, 550, 551, 553, and 1123(b)(3); (15) to hear and determine any matter regarding the existence, nature and scope of the Debtors’ discharge; (16) to hear and determine any matter regarding the existence, nature, and scope of the releases and exculpation provided in Article IX of the Plan; and (17) to enter a final decree closing the Chapter 11 Cases.

L.	Miscellaneous Provisions

1.           Payment of Statutory Fees

All fees payable on or before the Effective Date pursuant to section 1930 of title 28 of the United States Code shall be paid by the Debtors on or before the Effective Date and all such fees payable after the Effective Date shall be paid by the applicable Reorganized Debtor.

2.           Modification of the Plan

Subject to the limitations contained in the Plan:  (1) the Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan prior to the entry of the Confirmation Order, including amendments or modifications to satisfy section 1129(b) of the Bankruptcy Code; and (2) after the entry of the Confirmation Order, the Debtors or the Reorganized Debtors, as the case may be, may, with the consent of the DIP Administrative Agent and the Pre-Petition Administrative Agent (such consent not to be unreasonably withheld) and upon order of the Court, amend or modify the Plan, in accordance with Section 1127(b) of the Bankruptcy Code.

3.           Governing Law

Unless a rule of law or procedure is supplied by Federal law (including the Bankruptcy Code and Bankruptcy Rules) or the Delaware General Corporation Law, the laws of the State of Delaware (without reference to the conflicts of laws provisions thereof) shall govern the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan, unless otherwise specified.

4.           Filing or Execution of Additional Documents

On or before the Effective Date, the Debtors or the Reorganized Debtors shall file with the Court or execute, as appropriate, such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

5.           Withholding and Reporting Requirements

In connection with the Plan and all instruments issued in connection therewith and distributions thereon, the Reorganized Debtors shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority and all distributions thereunder shall be subject to any such withholding and reporting requirements.

6.           Exemption From Transfer Taxes

Pursuant to section 1146(c) of the Bankruptcy Code, (a) the issuance, transfer or exchange under the Plan of New BRHI Common Stock and New BRHI Warrants and the security interests in favor of the lenders under the Exit Facilities, (b) the making or assignment of any lease or sublease, or (c) the making or delivery of any other instrument whatsoever, in furtherance of or in connection with the Plan shall not be subject to any stamp, real estate transfer, recording or other similar tax.

7.           Section 1145 Exemption

Pursuant to, in accordance with, and solely to the extent provided under section 1145 of the Bankruptcy Code, the issuance of the New BRHI Common Stock and New BRHI Warrants and distribution thereof to the Debtors’ creditors under the Plan will be exempt from registration under applicable securities laws (including without limitation, Section 5 of the Securities Act or any similar state or local law requiring the registration for offer or sale of a security or registration or licensing of an issuer of a security) pursuant to Section 1145(a) of the Code, and may be sold without registration to the extent permitted under Section 1145 of the Code and is deemed to be a public offering.

For a more detailed description of these matters, see Article XII below.

8.           Waiver of Federal Rule of Civil Procedure 62(a)

The Debtors may request that the Confirmation Order include (a) a finding that Fed. R. Civ. P. 62(a) shall not apply to the Confirmation Order, and (b) authorization for the Debtors to consummate the Plan immediately after entry of the Confirmation Order.

9.           Exhibits/Schedules

All exhibits and schedules to the Disclosure Statement, the Plan, and the Plan Supplement are incorporated into and constitute a part of the Disclosure Statement and the Plan as if fully set forth therein.

10.           Notices

All notices, requests, and demands hereunder to be effective shall be in writing and unless otherwise expressly provided herein or in the Plan, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

To the Debtors:  Buffets, Inc., 1460 Buffet Way, Eagan, Minnesota 55121, Attn:  R. Michael Andrews, with a copy to Young Conaway Stargatt & Taylor, LLP, 1000 West Street, 17th Floor, P.O. Box 391, Wilmington, DE 19801, attention:  Pauline K. Morgan, Esq., Tel:  (302) 571-4757, Fax:  (302) 571-1253.

To the Lenders:  In care of Latham & Watkins LLP, 885 Third Avenue, New York, NY 10022, attention:  Mitchell A. Seider, Esq., Tel:  (212) 906-1200, Fax:  (212) 751-4864, with a copy to Duane Morris LLP, 1100 North Market Street, Suite 1200, Wilmington, DE 19801, attention:  Michael R. Lastowski, Esq., Tel:  (302) 657-4900, Fax:  (212) 657-4901.

To the Creditors Committee:   In care of Otterbourg, Steindler, Houston & Rosen, P.C., 230 Park Avenue, New York, New York 10169, attention:  Scott L. Hazan, Esq., Tel:  (212) 661-9100, Fax:  (212) 682-6104 with a copy to Pachulski, Stang, Ziehl & Jones, attention: Curtis Hehn, Esq., 919 North Market Street, Suite 1700, P.O. Box 8705, Wilmington, DE 19899-8705, Tel:  (302) 778-6461, Fax:  (302) 652-4400.

To the Pre-Petition Administrative Agent and DIP Administrative Agent:  In care of Latham & Watkins LLP, 885 Third Avenue, New York, NY 10022, attention:  Mitchell A. Seider, Esq. and Michael J. Riela, Esq., Tel:  (212) 906-1200, Fax:  (212) 751-4864 with a copy to Duane Morris LLP, 1100 North Market Street, Suite 1200, Wilmington, DE 19801, attention:  Michael R. Lastowski, Esq., Tel:  (302) 657-4900, Fax:  (302) 657-4901.

To Credit Suisse Securities (USA) LLC:  In care of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, NY 10036, attention: Sal Guerrera, Esq. and Sally Henry, Esq., Tel:  (212) 735-3000, Fax:  (212) 735-2000.

11.           Plan Supplement

Forms of the documents (which may be in substantially final form) relating to the First Lien Exit Facility, the Second Lien Exit Facility, the New BRHI Common Stock, the New BRHI Warrants, the New Subsidiary Equity Interests, amendments to certificates of incorporation and by-laws, the Litigation Trust, the alternative dispute resolution procedures applicable to Tort Claims including, but not limited to, employer liability claims, Automobile Liability Claims and Insured Claims but specifically excluding Workers’ Compensation Claims and such other documents as the Debtors determine to be necessary or appropriate to the implementation and/or confirmation of the Plan shall be contained in the Plan Supplement, which will be filed with the Clerk of the Court prior to the Confirmation Hearing.  The Plan Supplement may be inspected in the office of the Clerk of the Court during normal court hours and shall be available online at “https://ecf.deb.uscourts.gov.”  Holders of Claims or Equity Interests may obtain a copy of the Plan Supplement upon written request to counsel to the Debtors in accordance with Article XI.J. of the Plan.

12.           Conflict

The terms of the Plan shall govern in the event of any inconsistency with the summaries of the Plan set forth in this Disclosure Statement.

M.	Executory Contracts and Unexpired Leases

The Bankruptcy Code grants the Debtors the power, subject to the approval of the Court, to assume or reject executory contracts and unexpired leases.  If an executory contract or unexpired lease is rejected, the other party to the agreement may file a claim for damages, if any, incurred by reason of the rejection.  In the case of the Debtors’ rejection of leases of real property and employment agreements, such damage claims are subject to certain caps imposed by the Bankruptcy Code.

1.           Assumption and Rejection of Executory Contracts and Unexpired Leases

To the extent not (i) assumed in the Chapter 11 Cases prior to the Confirmation Date, (ii) rejected in the Chapter 11 Cases prior to the Confirmation Date, or (iii) specifically rejected pursuant to the Plan, each executory contract and unexpired lease that exists between Debtor and any Person is specifically assumed by the Debtor that is a party to such executory contract or unexpired lease as of and subject to the Effective Date pursuant to the Plan.

The following executory contracts and unexpired leases are rejected:

(a)           executory contacts or unexpired leases that were rejected before the Confirmation Date;

(b)           employment agreements that were terminated or rejected prior to the Confirmation Date; and

(c)           contracts and unexpired leases identified on Exhibit A attached to the Plan, which contracts and unexpired leases are deemed rejected by the applicable Debtor as of the corresponding rejection dates set forth on Exhibit A to the Plan.

Unexpired leases of nonresidential real property identified on Exhibit B attached to the Plan (the “Exhibit B Leases”) are specifically assumed by the applicable Debtor listed on Exhibit B as of and subject to the Effective Date, and the Confirmation Order shall operate as an order authorizing the Debtors’ assumption of the Exhibit B Leases, as may be amended by agreement of the parties thereto, as of and subject to the Effective Date.

2.           Limited Extension of Time to Assume or Reject

In the event of a dispute as to whether a contract or lease is executory or unexpired, the right of the Debtors or Reorganized Debtors to move to assume or reject such contract or lease shall be extended until the date that is thirty (30) days after the entry of a Final Order by the Court determining that the contract or lease is executory or unexpired.  The deemed assumptions and rejections provided for in Article XII of the Plan shall not apply to such contract or lease.

In the event the Debtors or the Reorganized Debtors become aware after the Effective Date of the existence of an executory contract or unexpired lease that was not included in the Schedules or on the Exhibit B Leases, the right of the Reorganized Debtors to move to assume or reject such contract or lease shall be extended until the date that is thirty (30) days after the date on which the Debtors or the Reorganized Debtors become aware of the existence of such contract or lease.  The deemed assumptions and rejections provided for in Article XII of the Plan shall not apply to any such contract or lease.

The Debtors reserve the right to amend Exhibits A and B to the Plan at any time.

3.           Cure

The applicable Reorganized Debtor, except as otherwise agreed by the parties, will cure any and all undisputed defaults under any executory contract or unexpired lease that is assumed by such Reorganized Debtor pursuant to the Plan in accordance with section 365 of the Bankruptcy Code.  All disputed defaults that are required to be cured shall be cured either within 30 days of the entry of a Final Order determining the amount, if any, of the applicable Debtor or the applicable Reorganized Debtor’s liability with respect thereto, or as may otherwise be agreed to by the parties.

4.           Rejection Damage Claims

All Claims for damages arising from the rejection of executory contracts or unexpired leases must be filed with the Court in accordance with the terms of the order authorizing such rejection, but in no event later than thirty (30) days after the Effective Date.  Any Claims not filed within such time will be forever barred from assertion against the Debtors, their respective estates and the Reorganized Debtors.  All Allowed Claims arising from the rejection of executory contracts or unexpired leases shall be treated as General Unsecured Claims or Convenience Claims, as appropriate under the circumstances.

N.	Benefit Plans

As of and subject to the Effective Date, all employment and severance agreements and policies, and all employee compensation and benefit plans, policies, and programs of the Debtors applicable generally to their employees, including agreements and programs subject to section 1114 of the Bankruptcy Code, as in effect on the Effective Date, including, without limitation, all savings plans, retirement plans, health care plans, disability plans, severance benefit plans, incentive plans, and life, accidental death, and dismemberment insurance plans, shall be deemed to be, and shall be treated as though they are, executory contracts that are assumed under the Plan, and the Debtors’ obligations under such agreements and programs shall survive the Effective Date of the Plan, without prejudice to the Reorganized Debtors’ rights under applicable non-bankruptcy law to modify, amend, or terminate the foregoing arrangements, except for (i) such executory contracts or plans specifically rejected pursuant to the Plan (to the extent such rejection does not violate section 1114 of the Bankruptcy Code) and (ii) such executory contracts or plans as have previously been terminated, or rejected, pursuant to a Final Order, or specifically waived by the beneficiaries of such plans, contracts, or programs.

O.	Confirmation and Effectiveness of the Plan

1.           Conditions precedent to Effectiveness

Pursuant to Article XIV.A. of the Plan, the Plan shall not become effective unless and until it has been confirmed and the following conditions have been satisfied in full or waived pursuant to Article XIV.B. of the Plan:

(1)  the Confirmation Order shall have become a Final Order;

(2)  all authorizations, consents and regulatory approvals required (if any) for the Plan’s effectiveness shall have been obtained;

(3)  the certificates of incorporation for each of the Debtors shall have been amended as provided in Article V.A. of the Plan;

(4)  the New BRHI Common Stock, New BRHI Warrants, and New Subsidiary Equity Interests to be issued pursuant to Article V.A.3. of the Plan shall be consistent with the Plan; and

(5)  the Reorganized Debtors shall have entered into the Exit Facilities.

2.           Waiver of Conditions

The Debtors may waive any or all of the conditions set forth in Article XIV.A (1) or (2) of the Plan at any time with the consent of the DIP Administrative Agent and without leave of or order of the Court and without any formal action.

3.           Effect of Failure of Conditions

In the event that the Effective Date does not occur on or before ninety (90) days after the Confirmation Date, upon notification submitted by the Debtors to the Court:  (a) the Confirmation Order shall be vacated, (b) no distributions under the Plan shall be made, (c) the Debtors and all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date had never occurred, and (d) the Debtors’ obligations with respect to the Claims and Equity Interests shall remain unchanged and nothing contained in the Plan shall constitute or be deemed a waiver or release of any Claims or Equity Interests by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors unless extended by Court order.

4.           Vacatur of Confirmation Order

If a Final Order denying confirmation of the Plan is entered, or if the Confirmation Order is vacated, then the Plan shall be null and void in all respects, and nothing contained in the Plan shall (a) constitute a waiver or release of any Claims against or Equity Interests in the Debtors; (b) prejudice in any manner the rights of the holder of any Claim against, or Equity Interest in, the Debtors; (c) prejudice in any manner any right, remedy or claim of the Debtors; or (d) be deemed an admission against interest by the Debtors.

5.           Revocation, Withdrawal, or Non-Consummation

(a)           Right to Revoke or Withdraw.  Pursuant to the Plan, the Debtors reserve the right to revoke or withdraw the Plan at any time prior to the Effective Date.

(b)           Effect of Withdrawal, Revocation, or Non-Consummation.  If the Debtors revoke or withdraw the Plan prior to the Effective Date, or if the Confirmation Date or the Effective Date does not occur, the Plan, any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Interest or Class of Claims or Interests), the assumption or rejection of executory contracts, unexpired leases, or benefit plans effected by the Plan, any release, exculpation or indemnification provided for in the Plan, and any document or agreement executed pursuant to the Plan shall be null and void.  In such event, nothing contained herein or in the Plan, and no acts taken in preparation for consummation of the Plan shall be deemed to constitute a waiver or release of any Claims by or against or Interests in the Debtors or any other Person, to prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors, or to constitute an admission of any sort by the Debtors or any other Person.

VIII.

PROJECTIONS AND VALUATION

The Debtors, with the assistance of their advisors, developed a set of financial projections (as summarized below and in Exhibit C, the “Financial Projections”) to generally assess the value of the Reorganized Debtors and, specifically, to determine the value of the New BRHI Common Stock to be distributed to Classes 2, 3A, 5 and 6 under the Plan.  The Financial Projections and valuations set forth below and in Exhibit C are based on a number of significant assumptions, including, among other things, the successful reorganization of the Debtors.

THE PROJECTIONS AND VALUATIONS ARE BASED UPON A NUMBER OF SIGNIFICANT ASSUMPTIONS.  ACTUAL OPERATING RESULTS AND VALUES MAY VARY.

A.	Financial Projections

As a condition to confirmation of a plan, the Bankruptcy Code requires, among other things, that the Court determine that confirmation is not likely to be followed by the liquidation or the need for further financial reorganization of the debtor.  In connection with the development of the Plan, and for purposes of determining whether the Plan satisfies this feasibility standard, the Debtors’ management have, through the development of the Financial Projections, analyzed the Debtors’ ability to meet their obligations under the Plan and to maintain sufficient liquidity and capital resources to conduct their business subsequent to their emergence from chapter 11.  The Financial Projections were also prepared to assist holders of Allowed Claims entitled to vote on the Plan in determining whether to accept or reject the Plan.

The Financial Projections should be read in conjunction with the assumptions and qualifications set forth herein and in Exhibit C, and certain relevant information set forth in Buffets Holdings’ Annual Report on Form 10 K for the fiscal year ended July 2, 2008, and Buffets Holdings’ Quarterly Reports on Form 10 Q for the first quarter of fiscal year 2009, all of which are available online at the Debtors’ dedicated web page on Epiq Systems – Bankruptcy Solutions’ website at http://chapter11.epiqsystems.com/buffets.  The Debtor’s financial statements along with other financial filings may also be found at the SEC’s EDGAR website at: http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0001292731. The Financial Projections were prepared in good faith based upon assumptions believed to be reasonable.  The Financial Projections, which were prepared during February of 2009, were based, in part, on economic, competitive, and general business conditions prevailing at the time.  Any future changes in these conditions may materially impact the Debtors’ ability to achieve the Financial Projections.

THE FINANCIAL PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARDS COMPLYING WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS.  THE DEBTORS’ INDEPENDENT ACCOUNTANT, DELOITTE & TOUCHE LLP, HAS NEITHER COMPILED NOR EXAMINED THE ACCOMPANYING PROSPECTIVE FINANCIAL INFORMATION TO DETERMINE THE REASONABLENESS THEREOF AND, ACCORDINGLY, HAS NOT EXPRESSED AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT THERETO.

THE DEBTORS DO NOT, AS A MATTER OF NORMAL COURSE, PUBLISH PROJECTIONS OF THEIR ANTICIPATED FINANCIAL POSITION, RESULTS OF OPERATIONS OR CASH FLOWS.  ACCORDINGLY, THE DEBTORS DO NOT INTEND TO, AND DISCLAIM ANY OBLIGATION TO (A) FURNISH UPDATED PROJECTIONS TO HOLDERS OF CLAIMS OR EQUITY INTERESTS PRIOR TO THE EFFECTIVE DATE OR TO HOLDERS OF NEW BRHI COMMON STOCK OR ANY OTHER PARTY AFTER THE EFFECTIVE DATE, (B) INCLUDE SUCH UPDATED INFORMATION IN ANY DOCUMENTS THAT MAY BE REQUIRED TO BE FILED WITH THE SEC, OR (C) OTHERWISE MAKE SUCH UPDATED INFORMATION PUBLICLY AVAILABLE.

THESE FINANCIAL PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY THE DEBTORS’ MANAGEMENT, MAY NOT BE REALIZED, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE DEBTORS’ CONTROL.  THE DEBTORS CAUTION THAT NO REPRESENTATIONS CAN BE MADE AS TO THE ACCURACY OF THESE FINANCIAL PROJECTIONS OR TO THE DEBTORS’ ABILITY TO ACHIEVE THE PROJECTED RESULTS.  SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE.  FURTHER, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THESE FINANCIAL PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED AND, THUS, THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIAL AND POSSIBLY ADVERSE MANNER.

FINALLY, THE FINANCIAL PROJECTIONS INCLUDE ASSUMPTIONS AS TO THE ENTERPRISE VALUE OF THE REORGANIZED DEBTORS, THE FAIR VALUE OF THEIR ASSETS, AND THEIR ACTUAL LIABILITIES AS OF THE EFFECTIVE DATE.  THE REORGANIZED DEBTORS WILL BE REQUIRED TO MAKE SUCH ESTIMATIONS AS OF THE EFFECTIVE DATE.  SUCH DETERMINATION WILL BE BASED UPON THE FAIR VALUES AS OF THAT DATE, WHICH COULD BE MATERIALLY GREATER OR LOWER THAN THE VALUES ASSUMED IN THE FOREGOING ESTIMATES.

1.           Scope of Financial Projections

As part of this analysis, the Debtors have prepared projections of their financial performance for the five-year period through the end of fiscal year 2013 (the “Projection Period”).  These projections and the assumptions upon which they are based are included in the Financial Projections that are annexed hereto as Exhibit C.

The financial information and projections appended to the Disclosure Statement include for the Projection Period:

•	A pro forma projected consolidated balance sheet as of April 29, 2009.

•	Pro forma projected balance sheets for fiscal years 2009, 2010, 2011, 2012, and 2013.

•	Pro forma projected income statements for fiscal years 2009, 2010, 2011, 2012, and 2013.

•	Pro forma projected statements of cash flow for fiscal years 2009, 2010, 2011, 2012, and 2013.

The financial information and projections are based on the assumptions that the Plan will be confirmed by the Court and, for projection purposes, that the Effective Date under the Plan will occur on April 29, 2009.  Although the projections and information are based upon a April 29, 2009 Effective Date, the Debtors believe that an actual Effective Date any time during the fourth quarter of fiscal year 2009 would not have any material effect on the projections.

2.           Summary of Significant Assumptions

The following summarizes management’s projections regarding revenues, expenses, EBITDA, capital expenditures and financing needs of the Reorganized Debtors and their consolidated subsidiaries for the fiscal years ended July 2009 (“FYE 2009”) through July 2013 (“FYE 2013”) (the “Projection Period”).  The projections are based on a number of assumptions, including the expectation that the Reorganized Debtors have ample liquidity to achieve these projections, either through the generation of free cash flow, significant cash reserves or availability under a line of credit.  Capital may be required to remodel existing stores in a timely fashion and rehabilitate current locations to support current and future growth in guest traffic.

Number of Restaurants.  The Reorganized Debtors expect to emerge from bankruptcy with 539 full service Company-owned stores.  The resulting footprint will incorporate 243 Ryan’s brand restaurants, 286 Old Country Buffet, Hometown Buffet locations and 10 Tahoe Joe’s Famous Steakhouse locations. The financial projections also assume the closure of underperforming stores over time as it remains within the normal course of business to periodically assess renewal/non-renewal opportunities under current lease agreements.

Revenue Assumptions.  During FY 2009 the Reorganized Debtors expect to generate $1,370.1 million in restaurant sales, down from $1,588.5 million the prior year, primarily due to the closure of 35 Company-owned stores during the period and lower guest counts given a difficult economic environment.  Restaurant sales are then projected to increase slightly from $1,318.0 million during FY 2010 to $1,335.0 million in FY 2013, primarily due to no new planned store openings (for the purposes of these projections) coupled with the closure of underperforming stores, offset by revenue generating initiatives through the projection period.

Cost Assumptions.  Restaurant Operating Profit (“Level Four Profit”) is expected to increase from $131.7 million during FY 2009 to $185.8 million in FY 2013, while gross margin percentage is forecast to remain virtually flat during the Projection Period.

Operating costs are projected to decline as a percent of restaurant sales by 4.3% from 90.4% in 2009, to 86.1% in 2013.  This decrease is expected to result from enhanced efficiencies of the Company’s operating cost structure.

Corporate overhead expenses are expected to decline from $101.0 million in FY 2009, to $97.4 million in FY 2013, declining from 7.4% of total restaurant sales to 7.3% of total restaurant sales.

EBITDA.  EBITDA for FY 2009 is projected to be approximately $76.0 million.  Over the Projected Period, EBITDA is expected to increase to $113.9 million by FY 2013.  EBITDA margin is projected to increase from 5.5% of total revenues during FY 2009 to 8.5% during FY 2013.  The increase in EBITDA and EBITDA margin is attributable to economies of scale, operating efficiencies and the success of new initiatives.

Capital Expenditures.  Total capital expenditures are projected to increase from $21.5 million in FY 2009, to $40.8 million in FY 2013.  The Company is expected to increase its capital expenditures for initiatives to drive growth in business beginning in FY 2010.

Working Capital. Investments in Working Capital are expected to decline over the course of the projection period as the Reorganized Debtors work to rationalize the store network, improve trade terms with their distributors and in turn reduce the need for collateralized letters of credit over the span of the forecast period.

Fresh Start Accounting. The proforma balance sheet adjustments contained herein account for (i) the reorganization and related transactions pursuant to the Plan and (ii) the implementation of “fresh start” accounting pursuant to Statement of Position 90-7 (“SOP 90-7”), Financial Reporting by Entities in Reorganization Under the Bankruptcy Code, as issued by the American Institute of Certified Public Accountants (the “AICPA”). The fresh start adjustments are based on a total equity value of $227 million.

Debt.   The Plan contemplates the entry by the Reorganized Debtors into the Exit Facilities, which will include the Exit First Lien Secured Term Loan (the “First Lien Exit Facility”) and an exit Second Lien Term Loan (the “Second Lien Exit Facility”).  The projections assume the First Lien Exit Facility of $120 million with a maturity of three (3) years.   The Exit Secured Term Loan will be used to satisfy amounts outstanding under the Debtor-in-Possession Financing Facility, other fees, expenses, and emergence costs as well as liquidity on an ongoing basis. The projections assume the Exit Second Lien Term Loan will be $200 million, with a maturity of four (4) years and issued, pursuant to the plan, to holders of the Rollover Facility to satisfy amounts outstanding thereunder.  Note that according to the Plan, the amount of such Exit Second Lien Term Loan could be between $0 and $200 million, but to provide for the most conservative presentation, the Financial Projections contemplate the maximum amount of debt.  The terms and conditions incorporated into the projection related to each of these debt instruments (including interest rates, maturity, amendments, etc.) are illustrative and make general assumptions taking into account current financing market conditions.  The actual terms and conditions will be subject to obtaining financing from a combination of new third party lenders and existing lenders subject to definitive documentation which may have terms and conditions materially different from those assumed herein.

Common Stock.  Between 10,000,000 shares and 18,790,430 shares (of 27,500,000 shares authorized) of Common Stock of the Reorganized Debtors will initially be issued pursuant to the Plan, subject to dilution from warrants issued to the holders of General Unsecured Claims and Senior Note Claims and warrants, options and any equity grants in connection with the Management Incentive Plan.

The above financial projections are based on assumptions that are inherently uncertain and unpredictable.   The operating and financial information contained in the Reorganized Debtors’ projected financial data have been prepared by management and reflect management’s current estimates of the Reorganized Debtors’ future performance.  The projections and assumptions have not been reviewed or independently verified by any third party.  The projected results are dependent on the successful implementation of management’s growth strategies and are based on assumptions and events over which, in many cases, the Reorganized Debtors will have only partial or no control.  The selection of assumptions underlying such projected information require the exercise of judgment, and the projections are subject to uncertainty due to the effects that economic, business, competitive, legislative, political or other changes may have on future events.  Changes in the facts or circumstances underlying such assumptions could materially affect the projections.  To the extent that assumed events do not materialize, actual results may vary substantially from the projected results.  As a result, no assurance can be made that the Reorganized Debtors will achieve the operating or financial results set forth in the financial projections, nor can there be any assurance that results will not vary, perhaps materially and/or adversely.

Any statements included in the Plan or Disclosure Statement regarding plans, objectives, goals, strategies, future events or performance of the Reorganized Debtors, including the above financial projections, are based on various assumptions, many of which in turn are based on other assumptions that management believes to be reasonable but which are inherently uncertain and unpredictable.  The assumptions underlying projections may be incomplete and inaccurate, and unanticipated events and circumstances are likely to occur.  For these reasons, actual results achieved during periods covered may vary from the projections, and such variations may be material or adverse.  The projections are included solely to provide holders of Claims information concerning estimates of future operating results based on the assumptions, and no representation is intended that such results will be achieved.  The Reorganized Debtors make no representation or warranty as to the accuracy or completeness of any of the foregoing information.

B.	Valuation of the Reorganized Debtors

THE VALUE OF AN OPERATING BUSINESS IS SUBJECT TO NUMEROUS UNCERTAINTIES AND CONTINGENCIES WHICH ARE DIFFICULT TO PREDICT AND WILL FLUCTUATE WITH CHANGES IN FACTORS AFFECTING THE FINANCIAL CONDITION AND PROSPECTS OF SUCH A BUSINESS.  THE ESTIMATES OF THE REORGANIZATION VALUE PREPARED BY HOULIHAN LOKEY HOWARD & ZUKIN CAPITAL, INC. (“HOULIHAN LOKEY” OR “HOULIHAN”) REPRESENT THE HYPOTHETICAL ENTERPRISE VALUE OF THE REORGANIZED DEBTORS.  THE ESTIMATES OF THE REORGANIZATION VALUE PREPARED BY HOULIHAN LOKEY ASSUME THAT THE REORGANIZED DEBTORS WILL CONTINUE AS THE OWNER AND OPERATOR OF THEIR BUSINESSES AND ASSETS.  SUCH ESTIMATES WERE DEVELOPED SOLELY FOR PURPOSES OF THE FORMULATION AND NEGOTIATION OF THE PLAN AND THE ANALYSIS OF IMPLIED RELATIVE RECOVERIES TO CREDITORS AND INTEREST HOLDERS THEREUNDER.  SUCH ESTIMATES REFLECT COMPUTATIONS OF THE RANGE OF THE ESTIMATED ENTERPRISE VALUE OF THE REORGANIZED DEBTORS THROUGH THE APPLICATION OF VARIOUS VALUATION TECHNIQUES AND DO NOT PURPORT TO REFLECT OR CONSTITUTE APPRAISALS, LIQUIDATION VALUES OR ESTIMATES OF THE ACTUAL MARKET VALUE THAT MAY BE REALIZED THROUGH THE SALE OF ANY SECURITIES TO BE ISSUED PURSUANT TO THE PLAN WHICH MAY BE SIGNIFICANTLY DIFFERENT THAN THE AMOUNTS SET FORTH HEREIN.

Houlihan has assumed and relied upon the accuracy and completeness of all information (including the Financial Projections) provided to it by the Reorganized Debtors and certain publicly available information and has not assumed any responsibility for independent verification of such information or for any independent valuation or appraisal of any assets of the Debtors. Houlihan has assumed, without independent investigation, the accuracy of all representations and statements made by the Debtors’ management and employees.  Houlihan has assumed that the Financial Projections are true and that they were reasonably prepared on bases reflecting the best estimates and good faith judgments of the Debtors’ management as of the date of their preparation, and that the Debtors’ management has informed Houlihan of all circumstances occurring since such date that could make the Financial Projections incomplete or misleading.  The valuation was delivered by Houlihan with the explicit understanding that it is based on standards of assessment, including economic, market, political, legal and other conditions, in existence as of the date hereof and that standards of assessment may change in the future.  Houlihan disclaims any responsibility for any impact any such change may have on the assessment of the valuation of the Reorganized Debtors set forth herein.

In preparing its analysis, Houlihan, among other things, (i) reviewed certain financial statements of the Debtors for recent years and interim periods; (ii) reviewed certain internal financial and operating data prepared by the Debtors; (iii) discussed the current operations and prospects of the business with the Debtors’ management; (iv) considered the financial forecasts and reviewed the assumptions underlying the financial forecasts prepared by the Debtors’ management; (v) reviewed publicly available information regarding certain companies engaged in businesses deemed reasonably comparable to that of the Debtors; (vi) reviewed certain information regarding merger and acquisition transactions, to the extent publicly available, involving certain companies engaged in businesses deemed reasonably comparable to that of the Debtors; (vii) considered certain economic and industry information relevant to the Debtors’ business; (viii) reviewed various documents relating to the Plan; and (ix) reviewed such other information, performed such other analyses and took into account such other factors as Houlihan deemed relevant, necessary or appropriate.

SOLELY FOR PURPOSES OF THE PLAN, THE ESTIMATED RANGE OF REORGANIZATION VALUE FROM OPERATIONS OF THE REORGANIZED DEBTORS IS ASSUMED TO BE APPROXIMATELY $490 MILLION TO $580 MILLION, WITH AN APPROXIMATE MIDPOINT VALUE OF $535.0 MILLION, AS OF AN ASSUMED EMERGENCE DATE OF APRIL 29, 2009. THE ESTIMATED RANGE OF THE REORGANIZATION VALUE FROM OPERATIONS OF THE REORGANIZED DEBTORS DOES NOT INCLUDE ANY VALUE FOR TAX ATTRIBUTES THAT MAY OR MAY NOT BE AVAILABLE IN THE FUTURE. BASED UPON THE ASSUMED RANGE OF THE REORGANIZATION VALUE FROM OPERATIONS OF THE REORGANIZED DEBTORS OF $490 MILLION TO $580 MILLION, AN ASSUMED EXCESS CASH BALANCE OF APPROXIMATELY $12 MILLION AND AN ASSUMED TOTAL FUNDED DEBT AMOUNT OF APPROXIMATELY $320 MILLION, HOULIHAN LOKEY, THE DEBTORS’ FINANCIAL ADVISOR, HAS DETERMINED AN IMPUTED ESTIMATE OF THE RANGE OF EQUITY VALUE FOR THE REORGANIZED DEBTORS IS BETWEEN $182 MILLION AND $272 MILLION, WITH AN APPROXIMATE MID-POINT VALUE OF $227 MILLION. THE FOREGOING ESTIMATE OF THE REORGANIZATION VALUE OF THE REORGANIZED DEBTORS IS BASED ON A NUMBER OF ASSUMPTIONS,  INCLUDING A SUCCESSFUL REORGANIZATION OF THE DEBTORS’ BUSINESS AND FINANCES IN A TIMELY MANNER, THE IMPLEMENTATION OF THE REORGANIZED DEBTORS’ BUSINESS PLAN, THE ACHIEVEMENT OF THE FORECASTS REFLECTED IN THE PROJECTIONS ATTACHED AS EXHIBIT C, ACCESS TO ADEQUATE EXIT FINANCING, MARKET CONDITIONS THROUGH THE PERIOD COVERED BY THE PROJECTIONS, AND THE PLAN BECOMING EFFECTIVE IN ACCORDANCE WITH THE ESTIMATES AND OTHER ASSUMPTIONS DISCUSSED HEREIN.

Valuation Methodology

Houlihan Lokey performed a variety of analyses and considered a variety of factors in preparing the valuation of the Reorganized Debtors.  Given that the Debtors’ three main concepts (primarily OCB/HTB, Ryan’s and Tahoe Joe’s) employ somewhat unique approaches to positioning and geographic strategy, Houlihan Lokey felt it prudent to account for these unique demographic targets and their respective effect on profitability and valuation by evaluating each of those concepts/businesses separately.

Several generally accepted valuation methodologies for estimating enterprise value were used and applied to arrive at an enterprise value for each of the three concepts/businesses. Then, those separate enterprise values were aggregated into a total consolidated enterprise value for the Reorganized Debtors.  Houlihan Lokey primarily relied on three methodologies: comparable public company analysis, discounted cash flow analysis, and precedent transactions analysis.  Houlihan Lokey made judgments as to the significance of each analysis in determining the Debtors’ indicated enterprise value range.  Houlihan Lokey’s valuation must be considered as a whole, and selecting just one methodology or portions of the analyses, without considering the analyses as a whole, could create a misleading or incomplete conclusion as to Reorganized Debtors’ enterprise value.

In preparing its valuation estimate, Houlihan Lokey performed a variety of analyses and considered a variety of factors, some of which are described herein.  The following summary does not purport to be a complete description of the analyses and factors undertaken to support Houlihan Lokey’s conclusions.  The preparation of a valuation is a complex process involving various determinations as to the most appropriate analyses and factors to consider, as well as the application of those analyses and factors under the particular circumstances.  As a result, the process involved in preparing a valuation is not readily summarized.

Comparable Public Company Analysis.  A comparable public company analysis estimates value based on a comparison of the Debtors’ financial statistics with the financial statistics of public companies that are generally similar to the Debtors (or any of their separate concepts/businesses).  It establishes a benchmark for asset valuation by deriving the value of “comparable” assets, standardized using a common variable such as revenues, earnings, and/or cash flows.  The analysis includes a detailed multi-year financial comparison of each company’s income statement, balance sheet, and cash flow statement.  In addition, each company’s performance, profitability, margins, leverage and business trends were also examined.  Based on these analyses, a number of financial multiples and ratios were calculated to gauge each company’s relative performance and valuation.  These multiples and ratios were then applied to appropriate representative levels of the Debtors’ multiples and ratios to determine a range of relative values.

Precedent Transactions Analysis.  Precedent transactions analysis estimates value by examining publicly announced merger and acquisition transactions.  An analysis of the disclosed purchase price as a multiple of various operating statistics reveals industry acquisition multiples for companies in similar lines of business.  These transaction multiples were calculated based on the purchase price (including any debt assumed) paid to acquire companies that are generally comparable to the Debtors (or any of their separate concepts/businesses).  Houlihan Lokey specifically focused on prices paid as a multiple of revenue and EBITDA.  These multiples and ratios were then applied to appropriate levels of the Debtors’ representative Revenues and EBITDA to determine the total enterprise values.

Discounted Cash Flow Approach. The discounted cash flow (“DCF”) valuation methodology relates the value of an asset or business to the present value of expected future cash flows to be generated by that asset or business.  The DCF methodology is a “forward looking” approach that discounts the expected future cash flows by a theoretical or observed discount rate determined by calculating the average cost of debt and equity for publicly traded companies that are generally similar to the Debtors (or any of their separate concepts/businesses).  The expected future cash flows have two components: the present value of the projected unlevered after-tax free cash flows for a determined period and the present value of the terminal value of cash flows (representing firm value beyond the time horizon of the Projections).  Houlihan Lokey’s discounted cash flow valuation is based on the business plan Projections.  Houlihan Lokey discounted the projected cash flows and terminal value using an estimated weighted average cost of capital.  The terminal value was derived by using an EBITDA multiple consistent with the methodology utilized in the Precedent Transactions Analysis applied to projected 2013 EBITDA.

This approach relies on the company’s ability to project future cash flows with some degree of accuracy.  Because the Debtors’ Projections reflect significant assumptions made by the Reorganized Debtors’ management concerning anticipated results, the assumptions and judgments used in the Projections may or may not prove correct and, therefore, no assurance can be provided that projected results are attainable or will be realized.  Houlihan Lokey cannot and does not make any representations or warranties as to the accuracy or completeness of the Debtors’ Projections.

THE ESTIMATES OF THE REORGANIZATION VALUE AND EQUITY VALUE DETERMINED BY HOULIHAN LOKEY REPRESENT ESTIMATED REORGANIZATION VALUES AND DO NOT REFLECT VALUES THAT COULD BE ATTAINABLE IN PUBLIC OR PRIVATE MARKETS.  THE IMPUTED ESTIMATE OF THE RANGE OF THE REORGANIZATION EQUITY VALUE OF THE REORGANIZED DEBTORS ASCRIBED IN THE ANALYSIS DOES NOT PURPORT TO BE AN ESTIMATE OF THE POST-REORGANIZATION MARKET VALUE.  ANY SUCH VALUE MAY BE MATERIALLY DIFFERENT FROM THE IMPUTED ESTIMATE OF THE REORGANIZATION EQUITY VALUE RANGE FOR THE REORGANIZED DEBTORS ASSOCIATED WITH HOULIHAN LOKEY’S VALUATION ANALYSIS.

IX.

CERTAIN RISK FACTORS TO BE CONSIDERED

HOLDERS OF CLAIMS AGAINST THE DEBTORS SHOULD READ AND CONSIDER CAREFULLY THE FACTORS SET FORTH BELOW AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT (AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH AND/OR INCORPORATED HEREIN BY REFERENCE), PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN.  THESE RISK FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS CONSTITUTING THE ONLY RISKS INVOLVED IN CONNECTION WITH THE PLAN AND ITS IMPLEMENTATION.

A.	Projected Financial Information

The Financial Projections included in this Disclosure Statement are dependent upon the successful implementation of the Reorganized Debtors’ business plan and the validity of the assumptions contained therein.  These projections reflect numerous assumptions, including, without limitation, confirmation and consummation of the Plan in accordance with its terms, the Reorganized Debtors’ anticipated future performance, the future performance of the restaurant industry, certain assumptions with respect to the Reorganized Debtors’ competitors, general business and economic conditions and other matters, many of which are beyond the control of the Reorganized Debtors.  In addition, unanticipated events and circumstances occurring subsequent to the preparation of the Financial Projections may affect the Reorganized Debtors’ actual financial results.  Although the Reorganized Debtors believe that the Financial Projections are reasonably attainable, variations between the actual financial results and those projected may occur and be material.

B.	Risks Related to the Debtors’ Business and Operations

1.           Marketing and Competition

The Debtors’ restaurants operate in a highly competitive industry comprising a large number of restaurants, including national and regional restaurant chains and franchised restaurant operations, as well as locally-owned, independent restaurants.  Price, restaurant location, food quality, service and attractiveness of facilities are important aspects of competition, and the competitive environment is often affected by factors beyond a particular restaurant management’s control, including changes in the public’s taste and eating habits, population and traffic patterns and economic conditions.  Many of the Debtors’ competitors have greater financial resources and there are few non-economic barriers to entry.  Therefore, new competitors may emerge at any time.  It cannot be certain that the Debtors will be able to compete successfully against their competitors in the future or that competition will not have a material adverse effect on the Debtors’ operations or earnings.

The Debtors have operated their core buffet restaurant concept since 1983, and the Ryan’s restaurant chain acquired in November 2006 dates its operations to 1978.  The median age of the Debtors’ core steak-buffet restaurants is approximately thirteen years.  As a result, the Debtors are exposed to vulnerabilities associated with being a mature concept.  These include vulnerability to innovations by competitors and out-positioning in markets where the demographics or customer preferences have changed.  Mature units require greater expenditures for repair, maintenance, refurbishments and re-concepting, and the Debtors will be required to continue making such expenditures in the future in order to preserve traffic at many of the Debtors’ restaurants.  The Debtors cannot be sure that these expenditures, particularly for remodeling and refurbishing, will be successful in preserving or building guest counts.

If the Debtors’ competitors in the casual dining, mid-scale and quick-service segments respond to any economic changes by adopting discount pricing strategies, it could have the effect of drawing customers away, thereby reducing sales and pressuring margins.  Because certain elements of the Debtors’ cost structure are fixed in nature, particularly over shorter time horizons, changes in marginal sales volume can have a more significant impact on the Debtors’ profitability than for a business operating in a more variable cost structure.

2.           Employees and Labor Costs

The Debtors operate in the service sector and are therefore extremely dependent upon the availability of qualified restaurant personnel.  Availability of staff varies widely from location to location.  If restaurant management and staff turnover trends increase, the Reorganized Debtors would suffer higher direct costs associated with recruiting, training and retaining replacement personnel.  Moreover, the Reorganized Debtors could suffer from significant indirect costs, including restaurant disruptions due to management changeover, increased above-store management staffing and potential delays in new store openings due to staff shortages.  Competition for qualified employees exerts pressure on wages paid to attract qualified personnel and raises recruiting expenses, resulting in higher labor costs.

Many employees are hourly workers whose wages may be impacted by an increase in the federal or state minimum wage.  Legislation is regularly introduced at federal and state levels to increase minimum wage levels.  On January 10, 2007, the federal government approved federal minimum wage increases according to the following schedule: $5.85 on July 24, 2007, $6.55 on July 24, 2008 and $7.25 on July 24, 2009.  In addition, fifteen states in which the Debtors operate enacted minimum wage increases during the Debtors’ 2008 fiscal year.  An increase in the minimum wage may create pressure to increase the pay scale for the Reorganized Debtors’ employees.  A shortage in the labor pool, competition for employees or other general inflationary pressures or changes could also increase the Reorganized Debtors’ labor costs.

Furthermore, the operation of buffet-style restaurants is materially different than other restaurant concepts.  Consequently, the retention of executive management familiar with the Debtors’ core buffet business is important to the Reorganized Debtors’ continuing success.  The departure of one or more key operations executives or the departure of multiple executives in a short time period could have an adverse impact on the Reorganized Debtors’ business.

The Debtors’ workers’ compensation and employee benefit expenses are disproportionately concentrated in states with adverse legislative climates.  The Debtors’ highest per-employee workers’ compensation insurance costs are in California, where the Debtors retain a large employment presence.  Various states have considered legislation that would require large employers to provide health insurance or equivalent funding for workers who have traditionally not been covered by employer health plans.  Other potential state and federal mandates, such as compulsory paid absences, increases in overtime wages and unemployment tax rates, stricter citizenship requirements and revisions in the tax treatment of employee gratuities, could also adversely affect the Reorganized Debtors’ business.  Any increases in labor costs could have a material adverse affect on the Reorganized Debtors’ results of operations and could decrease the Debtors’ profitability and cash available to service the Reorganized Debtors’ debt obligations, if the Reorganized Debtors were unable to compensate for such increased labor costs by raising the prices charged or realizing additional operational efficiencies.

3.           Vendors; Raw Material Costs

The Debtors are dependent on timely deliveries of fresh ingredients, including fresh produce, dairy products and meat.  The cost, availability and quality of the ingredients used to prepare food are subject to a range of factors, many of which are beyond the Debtors’ control.  Fluctuations in weather, supply and demand and economic and political conditions could adversely affect the cost, availability and quality of ingredients.  Historically, when operating expenses increased due to inflation or increases in food costs, the Debtors have been able to recover these increased costs by increasing menu prices.  However, the Debtors may not be able to recover increased costs in the future because competition may limit or prohibit such future increases.  If food quality declines due to the lack, or lower quality, of ingredients or due to interruptions in the flow of fresh ingredients and similar factors, customer traffic may decline and negatively affect the restaurants’ results of operations.  The Debtors rely exclusively on third-party distributors and suppliers for such deliveries.  The number of companies capable of servicing the Debtors’ distribution needs on a national basis has declined over time, reducing the Debtors’ bargaining leverage and increasing vulnerability to distributor interruptions.  In addition, the Debtors’ suppliers typically provide trade credit in connection with Reorganized Debtors’ purchases.

Among the Debtors’ major third party suppliers, as of year-end, one provided the majority of the food products to approximately 47% of the Debtors’ restaurants.  Furthermore, during the pendency of the Debtors’ bankruptcy cases, one of the Debtors’ food suppliers, Commissary Operations, Inc. (“COI”), filed a bankruptcy petition in the United States Bankruptcy Court for the Middle District of Tennessee, Nashville Division.  Through its bankruptcy case, COI began to discontinue its operations and no longer was able to supply the Debtors under the terms of a service agreement between the Debtors and COI.  While the Debtors were able to obtain an alternative supplier to COI, if significant suppliers or distributors are unable to perform their agreements with the Debtors, or if the agreements with such parties are suddenly and unexpectedly terminated, or if the terms by which the Reorganized Debtors’ purchase products are significantly amended in a manner adverse to the Reorganized Debtors, supply costs could increase and disruptions in distribution could occur during the transition to other food suppliers which could have an adverse affect on the Reorganized Debtors’ business, liquidity and results of operations.

4.           Seasonality and Major World Events

The Debtors’ restaurant sales volume fluctuates seasonally.  Overall, restaurant sales are generally higher in the summer months and lower in the winter months although seasonality varies by geographic area.  Positive or negative trends in weather conditions can have a strong influence on the Debtors’ business.  This effect is heightened because many of the Debtors’ restaurants are in geographic areas that experience extremes in weather, including severe winter conditions and tropical storm patterns.  Increases in gasoline prices also have a negative impact on the Debtors’ business as they may decrease customers’ discretionary spending and their dining out expenditures.  Additionally, major world developments and other significant events that distract consumers from traditional spending patterns may adversely affect the Reorganized Debtors’ business.

Additionally, the price and availability of the food that the Debtors purchase, which is influenced in large part by demand, capacity and oil and gas prices, significantly affects the Debtors’ business.  Fluctuating oil and energy costs, like those experienced in the last year, could adversely affect the Reorganized Debtors’ costs.  The Reorganized Debtors may not be able to fully offset food price increases through customer price increases and process efficiencies.  To the extent the Reorganized Debtors are unable to so offset any further raw material price increases their business may be adversely affected.

5.           Consumer Preferences and Consumer Discretionary Spending

The restaurant industry is affected by consumer preferences and perceptions.  If consumers seek out other dining alternatives rather than visit the Reorganized Debtors’ restaurants, whether due to shifts in dietary trends, health emphasis or otherwise, the Reorganized Debtors’ business could be hurt.  In addition, negative publicity about the Reorganized Debtors’ products could materially harm their business, results of operations and financial condition.

The Debtors’ success depends to a significant extent on consumers having ready access to discretionary income.  Discretionary spending can be influenced by a large number of factors, including changes in general economic conditions or consumer confidence.  Significant declines in consumer confidence or in the amount of funds available for discretionary spending could have a material adverse effect on the Reorganized Debtors’ business, results of operations and financial condition.  The Reorganized Debtors could experience declines in sales and profits during economic downturns, when energy prices are high, or due to concerns related to terrorism, for example.  Escalating gasoline prices could motivate customers to visit the Reorganized Debtors’ restaurants less frequently, alter their dining-out patterns or cause them to spend less when they do decide to dine away from home.  Other factors that could reduce consumers’ discretionary spending could include increased borrowing costs due to adverse mortgage rate adjustments, credit card liability or other debt service expense.

6.           Certain Restaurant Locations

The success of any restaurant depends, in substantial part, on its location.  There can be no assurance that current locations will continue to be attractive as demographic patterns change.  Neighborhood or economic conditions where restaurants are located could decline in the future, thus resulting in potentially reduced sales in these locations.

The Reorganized Debtors’ success will depend in part on the ability to secure leases in desired locations at rental rates believed to be reasonable.  The Debtors currently lease all of their restaurants located in shopping centers and malls, and lease the land and/or building for all but 22 of the Debtors’ freestanding restaurants.  Each of the Debtors’ lease agreements provides that the lessor may terminate the lease for a number of reasons, including the Debtors’ default in any payment of rent or taxes or breach of any covenant or agreement in the lease.  Termination of any of the Reorganized Debtors’ leases could harm the results of operations and, as with a default under any of their indebtedness, could have a material adverse impact on the Reorganized Debtors’ liquidity.  There is no assurance that the Reorganized Debtors will succeed in obtaining extensions in the future at rental rates believed to be reasonable or at all.  Moreover, if some locations should prove to be unprofitable, the Reorganized Debtors could remain obligated for lease payments even if the Reorganized Debtors decide to withdraw from those locations.  The Reorganized Debtors will incur special charges relating to the closing of such restaurants, including lease termination costs.  Impairment charges and other special charges will reduce the Reorganized Debtors’ profits.

7.           Government Regulations

In addition to wage and benefit regulatory risks, the Debtors are subject to other extensive government regulation at federal, state and local levels.  These include, but are not limited to, regulations relating to the sale of food in all of the Debtors’ restaurants and of alcoholic beverages in the Debtors’ Tahoe Joe’s Famous Steakhouse® restaurants.  The Debtors are required to obtain and maintain governmental licenses, permits and approvals.  Difficulty or failure in obtaining or maintaining them in the future could result in delaying or canceling the opening of new restaurants or the closing of current ones.  Local authorities may suspend or deny renewal of the Reorganized Debtors’ governmental licenses if they determine that the Reorganized Debtors’ operations do not meet the standards for initial grant or renewal.  This risk would be even higher if there were a major change in the licensing requirements affecting the Reorganized Debtors’ types of restaurants.

The Federal Americans with Disabilities Act prohibits discrimination on the basis of disability in public accommodations and employment.  Mandated modifications to the Reorganized Debtors’ facilities in the future to make different accommodations for disabled persons could result in material, unanticipated expense.

State “dram shop” statutes generally provide a person injured by an intoxicated patron the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person.  Application of these statutes to the Reorganized Debtors’ operations, or liabilities otherwise associated with liquor service in the Tahoe Joe’s Famous Steakhouse® restaurants, could negatively affect the Reorganized Debtors’ financial condition if not otherwise insured.

The Debtors’ steak-buffet restaurants have a service format that is heavily dependent upon self-service by customers.  Food tampering by customers or other events affecting the self-service format could cause regulatory changes or changes in the Reorganized Debtors’ business pattern or customer perception.  Any development that would materially impede or prohibit the Reorganized Debtors’ continued use of a self-service approach, or reduce the appeal of self-service to guests, would have a material adverse impact on the Reorganized Debtors’ primary business.

8.           Environmental Laws

The Debtors are subject to federal, state and local laws, regulations and ordinances relating to the protection of the environment, including those that govern the cleanup of contaminated sites and activities or operations that may have adverse environmental effects, such as discharges to air and water, as well as handling and disposal practices for solid and hazardous wastes.  These laws and regulations may impose liability for the costs of cleaning up, and damage resulting from, sites contaminated by past spills, disposals or other releases of hazardous materials.  The Reorganized Debtors could incur such liabilities, including resulting cleanup costs, regardless of whether the Reorganized Debtors lease or own the restaurants or land in question and regardless of whether such environmental conditions were created by the Reorganized Debtors or resulted from historical operations of a prior owner or tenant or other third parties.  Significant expense could also arise in relation to governmental regulations involving the handling and storage of hazardous materials, response planning for environmental contingencies and the reporting of environmentally related occurrences.  It cannot be guaranteed that obligations relating to prior, existing or future restaurants or restaurant sites will not have a material adverse effect on the Reorganized Debtors.

9.           Risk of Negative Publicity

The Debtors are, from time to time, faced with negative publicity relating to food quality, restaurant facilities, restaurant closures, health inspection scores, employee relationships or other matters at one of their restaurants or those of their franchisees.  Adverse publicity may negatively affect the Reorganized Debtors, regardless of whether the allegations are valid or whether the Reorganized Debtors are liable.  In addition, the negative impact of adverse publicity relating to one restaurant may extend beyond the restaurant involved to affect some or all of the Reorganized Debtors’ other restaurants.  If a franchised restaurant fails to meet the Reorganized Debtors’ franchise operating standards, the Reorganized Debtors’ own restaurants could be adversely affected due to customer confusion or negative publicity.  A similar risk exists with respect to totally unrelated food service businesses, if customers mistakenly associate such unrelated businesses with the Reorganized Debtors’ own operations.

10.           Risk of Food-Borne Illness Incidents

While the Debtors maintain internal controls and training to prevent all food-borne illnesses, it cannot be guaranteed that such efforts will be fully effective.  Furthermore, reliance on third-party food processors makes it difficult to monitor food safety compliance and increases the risk that food-borne illness would affect multiple locations rather than single restaurants.  Some food-borne illness incidents could be caused by third-party food suppliers and transporters outside of the Reorganized Debtors’ control.  New illnesses resistant to current precautions may develop in the future, or diseases with long incubation periods could arise that could give rise to claims or allegations on a retroactive basis.  In addition, the levels of chemicals or other contaminants that are currently considered safe in certain foods may be regulated more restrictively in the future or become the subject of public concern.

The reach of food-related public health concerns can be considerable due to the level of attention given to these matters by the media.  Local public health developments and concerns over diseases such as avian flu and E. coli could have a national adverse impact on the Reorganized Debtors’ sales.  Similarly, concerns related to particular food constituents or the byproducts of cooking processes could also have an adverse impact.  This could occur whether or not the developments are specifically attributable to the Reorganized Debtors’ restaurants or those of the Reorganized Debtors’ franchisees or competitors.

11.           Protection of Trademarks and Other Proprietary Rights

The Debtors believe that their trademarks and other proprietary rights are important to their success and competitive position.  Accordingly, the Debtors devote substantial resources to the establishment and protection of their trademarks and proprietary rights.  However, actions taken may be inadequate to prevent imitation of brands, proprietary rights and concepts by others, which may thereby dilute the Reorganized Debtors’ brands in the marketplace or diminish the value of such proprietary rights, or to prevent others from claiming violations of their trademarks and proprietary rights by the Reorganized Debtors.  In addition, others may assert rights in the Reorganized Debtors’ trademarks and other proprietary rights.  The Reorganized Debtors’ exclusive rights to trademarks are subject to the common law rights of any other person who began using the trademark (or a confusingly similar mark) prior to both the date of registration and first use of such trademarks in the relevant territory.  The Reorganized Debtors cannot guarantee that third parties will not assert claims against the Reorganized Debtors’ intellectual property or that the Reorganized Debtors will be able to successfully resolve such claims.  Future actions by third parties may diminish the strength of the Reorganized Debtors’ restaurant concepts’ trademarks or other proprietary rights and decrease the Reorganized Debtors’ competitive strength and performance.  The Reorganized Debtors could also incur substantial costs to defend or pursue legal actions relating to the use of intellectual property, which could have a material adverse affect on their business, results of operation or financial condition.

12.           Complaints or Litigation

The Debtors are from time to time subject to employee claims alleging injuries, wage and hour violations, discrimination, harassment or wrongful termination, as well as customer and third party claims.  In recent years, a number of restaurant companies have been subject to lawsuits, including class action lawsuits, alleging violations of federal and state law regarding workplace, employment and similar matters.  A number of these lawsuits have resulted in the payment of substantial damages by the defendants.  The Debtors are the subject of several collective-action lawsuits, including those related to Ryan’s pre-acquisition.  Regardless of whether any claims against the Reorganized Debtors are valid or whether they are ultimately determined to be liable, claims may be expensive to defend and may divert time and money away from the Reorganized Debtors’ operations and hurt the Reorganized Debtors’ financial performance.  A significant judgment for any claim(s) could materially adversely affect the Reorganized Debtors’ financial condition or results of operations.

13.           Goodwill and Intangible Assets

The Debtors are required to evaluate goodwill and other intangibles for impairment whenever changes in circumstances indicate that the carrying amount may not be recoverable from estimated future cash flows or at least annually.  This evaluation requires the use of projections of future cash flows from the reporting segment.  These projections are based on growth rates, anticipated future economic conditions, the appropriate discount rates relative to risk and estimates of residual values.  If changes in growth rates, future economic conditions, discount rates or estimates of residual values were to occur, goodwill and other intangibles may become impaired.  This could result in material charges that could be adverse to the Reorganized Debtors’ operating results and financial position.

C.	Ability to Refinance Certain Indebtedness and Restrictions Imposed by Indebtedness

As discussed above, following the Effective Date of the Plan, the Reorganized Debtors’ working capital needs and letter of credit requirements are anticipated to be funded by the First Lien Exit Facility.  The Exit Facilities will likely restrict, among other things, the Reorganized Debtors’ ability to incur additional indebtedness, consummate certain asset sales, create liens on assets, make investments, loans or advances, consolidate or merge with or into any other person or convey, transfer or lease all or substantially all of their assets or change the business to be conducted by the Reorganized Debtors.  In addition, the Exit Facilities may contain certain other and more restrictive covenants.  A breach of any of these covenants could result in a default under the Exit Facilities.  It is also anticipated that substantially all of the assets of the Reorganized Debtors will be pledged as security under the Exit Facilities.

The Debtors cannot provide any assurances that they will be able to generate sufficient cash flow from operations to enable them to repay their indebtedness under the Exit Facilities and they may not be able to extend the maturity of or refinance this indebtedness on commercially reasonable terms or at all.

D.	Certain Bankruptcy Law Considerations

1.           Risk of Non-Confirmation of the Plan

Although the Debtors believe that the Plan satisfies all of the requirements necessary for confirmation by the Court, there can be no assurance that the Court will reach the same conclusion.  Moreover, there can be no assurance that modifications of the Plan will not be required for confirmation or that such modifications would not necessitate the resolicitation of votes to accept the Plan, as modified.  Confirmation of the Plan is conditioned upon Court approval of the Valuation Litigation Settlement.  If the Plan is not confirmed in tandem with the Valuation Litigation Settlement, significant delay will ensue, which the Debtors believe will hamper their prospects for reorganization and likely result in smaller recoveries to creditors.

2.           Risk of Non-Occurrence of the Effective Date

Although the Debtors believe that the Effective Date may occur during the first calendar quarter of 2009, there can be no assurance as to such timing or that such conditions to the Effective Date contained in the Plan will ever occur.

E.	Certain Risks Relating to the Equity Securities under the Plan

1.           Significant Holders

If holders of significant numbers of shares of New BRHI Common Stock were to act as a group, such holders could be in a position to control the outcome of actions requiring stockholder approval, including the election of directors.  This concentration of ownership could also facilitate or hinder a negotiated change of control of the Reorganized Debtors and, consequently, have an impact upon the value of the New BRHI Common Stock.

Further, one or more of the holders of a significant number of shares of New BRHI Common Stock may determine to sell all or a large portion of their shares of New BRHI Common Stock in a short period of time, which may adversely affect the market price of the New BRHI Common Stock.

2.           Lack of Established Market for New BRHI Common Stock

The New BRHI Common Stock issued under the Plan will be a new issue of stock for which no trading market currently exists and will not be listed on any securities exchange or over-the-counter-market.  There can be no assurance that an active trading market for the New BRHI Common Stock will develop.  Accordingly, no assurance can be given that a holder of New BRHI Common Stock will be able to sell such securities in the future or as to the price at which any such sale may occur.  If such market were to develop, the liquidity of the market for such securities and the prices at which such securities would trade will depend upon many factors, including the number of holders, investor expectations for the Debtors, and other factors beyond the Debtor’s control.  In addition, the New BRHI Common Stock will be issued to pre-petition creditors of the Debtors, some of whom may prefer to liquidate their investment rather than to hold it on a long-term basis, which may create an initial imbalance in the market if and when one were to develop.

While the Plan was developed based on an assumed reorganization value of $22.71 per share for the New BRHI Common Stock (calculated on a fully diluted basis and based on the Debtors’ mid-point enterprise valuation), such valuations are not an estimate of the prices at which the New BRHI Common Stock may trade on and after the Effective Date.  Such securities could trade at prices higher or lower than the values ascribed to such securities in this Disclosure Statement, depending on many factors, including prevailing interest rates, markets for similar securities, the general economic and industry conditions, and the performance of, and investor expectations for, the Reorganized Debtors.

3.           Lack of Publicly Available Information about the Debtors.

As a result of covenants contained in the indenture governing the Senior Notes, Buffets Holdings currently files with the SEC Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.   Because the Indenture will be terminated on the Effective Date of the Plan, Buffets Holdings’ obligations to submit information to the SEC will cease on that date and Buffets Holdings expects that it will cease filing reports with the SEC Commission.  Accordingly, after the Effective Date, holders of New BRHI Common Stock will not be entitled to receive information concerning the results of operations and financial condition of the Reorganized Debtors, which may make it difficult for such holders to assess and evaluate their investment in the New BRHI Common Stock.

X.

CONFIRMATION PROCEDURE

Under the Bankruptcy Code, the following steps must be taken to confirm the Plan:

A.	Solicitation of Votes

In accordance with sections 1126 and 1129 of the Bankruptcy Code, the Claims and Interests in Classes 2, 3A, 3B, 4, 5, 6, 7, 9, and 10 of the Plan are or may be Impaired, but only the holders of Allowed Claims in Classes 2, 3A, 3B, 4, 5, 6 and 7 are entitled to vote to accept or reject the Plan.  Holders of Claims and Interests in Classes 9 and 10 are presumed to reject the Plan and are not entitled to vote to accept or reject the Plan.  The Claims and Interests in Classes 1 and 8 are unimpaired.  The holders of Allowed Claims in Classes 1 and 8 are conclusively presumed to have accepted the Plan and the solicitation of acceptances with respect to such Class therefore is not required under section 1126(f) of the Bankruptcy Code.

As to Classes of Claims entitled to vote on the Plan, the Bankruptcy Code defines acceptance of a plan by a class of creditors as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of the claims of that class that have timely voted to accept or reject a plan.

A vote may be disregarded if the Court determines, after notice and a hearing, that acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

Any Claim in Class 2, 3A, 3B, 4, 5, 6 or 7 to which an objection or request for estimation is pending, or which is scheduled by the Debtors as unliquidated, disputed or contingent and for which no proof of claim has been filed, is not entitled to vote unless the holder of such Claim has obtained an order of the Court temporarily allowing such Claim for the purpose of voting on the Plan.  In addition, the Debtors propose that Ballots cast by alleged creditors whose claims (a) are not listed on the Debtors’ Schedules of liabilities or (b) are listed as disputed, contingent and/or unliquidated on the Debtors’ Schedules of liabilities, but who have timely filed proofs of claim in unliquidated or unknown amounts that are not the subject of an objection filed by the Debtors will have their Ballots counted towards satisfying the numerosity requirement of section 1126(c) of the Bankruptcy Code, but will not have their Ballots counted toward satisfying the aggregate claim amount requirements of that section.

B.	The Confirmation Hearing

The Bankruptcy Code requires the Court, after notice, to hold a confirmation hearing.  The Confirmation Hearing in respect of the Plan has been scheduled for February 3, 2009 at 2:00 p.m., prevailing Eastern Time, before the Honorable Mary F. Walrath at the United States Bankruptcy Court for the District of Delaware, 824 North Market Street, Wilmington, Delaware 19801.  The Confirmation Hearing may be adjourned from time to time by the Court without further notice except for an announcement of the adjourned date made at the Confirmation Hearing.  Any objection to confirmation must be made in writing and specify in detail the name and address of the objector, all grounds for the objection and the amount of the Claim(s) or other Interest(s) held by the objector.  Any such objection must be filed with the Court and served so that it is received by the Court and the following parties and the other parties requesting notice in these cases on or before January 27, 2009 at 4:00 pm.:

The Debtors:  Buffets Holdings, Inc., 1460 Buffet Way, Eagan, MN 55121, attention: R. Michael Andrews, with a copy to Young Conaway Stargatt & Taylor, LLP, 1000 West Street, 17th Floor, P.O. Box 391, Wilmington, Delaware 19801, attention:  Pauline K. Morgan, Esq. and Joel A. Waite, Esq., Tel: (302) 571-4757, Fax: (302) 571-1253.

The Creditors Committee:  (i) Otterbourg, Steindler, Houston & Rosen. P.C., 230 Park Avenue, New York, New York 10169, attention:  Scott L. Hazan, Esq. and Glenn B. Rice, Esq., Tel.: (212) 661-9100, Fax: (212) 682-6104, and (ii) Pachulski Stang Ziehl & Jones LLP, 919 N. Market Street, 17th Floor, P.O. Box 8705, Wilmington, Delaware, 19899, attention: Laura Davis Jones, Esq. and Curtis A. Hehn, Esq., Tel.: (302) 652-4100, Fax: (302) 652-4400.

The DIP Administrative Agent:  (i) Latham & Watkins LLP, 885 Third Avenue, Suite 1000, New York, New York 10022, attention:  Mitchell A. Seider, Esq. and Michael J. Riela, Esq., Tel.: (212) 906-1200, Fax: (212) 751-4864, and (ii) Duane Morris LLP, Suite 1200, 1100 N. Market Street, Wilmington, Delaware 19801, attention:  Michael R. Lastowski, Esq., Tel.: (302) 657-4900, Fax: (302) 657-4901.

The Office of the United States Trustee, 844 King Street, Suite 2207, Wilmington, Delaware 19801, attention:  Jane M. Leamy, Esq., Tel.: (302) 573-6491, Fax: (302) 573-6497.

Credit Suisse Securities (USA) LLC:  Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, NY 10036, attention: Sal Guerrera, Esq. and Sally Henry, Esq., Tel:  (212) 735-3000, Fax:  (212) 735-2000.

Objections to confirmation of the Plan are governed by Bankruptcy Rule 9014 and orders of the Court.

C.	Confirmation

At the Confirmation Hearing, the Court will confirm the Plan only if all of the requirements of section 1129 of the Bankruptcy Code are met.  Among the requirements for confirmation of a plan are that the plan is (i) accepted by all impaired classes of claims and equity interests or, if rejected by an impaired class, that the plan “does not discriminate unfairly” and is “fair and equitable” as to such class, (ii) feasible and (iii) in the “best interests” of creditors and equity interest holders that are impaired under the Plan.

1.           Acceptance

Classes 2, 3A, 3B, 4, 5, 6, 7, 9 and 10 of the Plan are Impaired under the Plan.  Classes 1 and 8 of the Plan are unimpaired and, therefore, are conclusively presumed to have voted to accept the Plan.  Classes 9 and 10 are deemed to reject the Plan because they will not receive a distribution under the Plan.  Thus, only Classes 2, 3A, 3B, 4, 5, 6 and 7 are entitled to vote to accept or reject the Plan.  Because Classes 9 and 10 are Impaired and are deemed to reject the Plan, the Debtors will seek nonconsensual confirmation of the Plan under section 1129(b) of the Bankruptcy Code, with respect to such Classes.  In addition to the extent any Impaired Class(es) entitled to vote on the Plan reject(s) the Plan, the Debtors may also seek the nonconsensual confirmation of the Plan under section 1129(b) of the Bankruptcy Code with respect to such rejecting Class(es).  Finally, the Debtors reserve their rights to amend the Plan in accordance with Article XI.B. of the Plan with respect to any such rejecting Class(es).

2.           Unfair Discrimination and Fair and Equitable Tests

To obtain nonconsensual confirmation of the Plan, also referred to as a “cram down,” it must be demonstrated to the Court that the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to each Impaired, nonaccepting Class.  The Bankruptcy Code provides a non-exclusive definition of the phrase “fair and equitable.”  The Bankruptcy Code provides that a plan is “fair and equitable” with respect to a class of creditors or equity holders if:

(a)            Secured Creditors.  Either (i) each Impaired creditor retains its liens securing its secured claim and receives on account of its secured claim deferred cash payments having a present value equal to the amount of its Allowed secured claim, (ii) each Impaired secured creditor realizes the “indubitable equivalent” of its Allowed secured claim or (iii) the property securing the claim is sold free and clear of liens with such liens to attach to the proceeds of the sale and the treatment of such liens on proceeds to be as provided in clause (i) or (ii) of this subparagraph.

(b)            Unsecured Creditors.  Either (i) each Impaired unsecured creditor receives or retains under the Plan property of a value equal to the amount of its Allowed Claim or (ii) the holders of Claims and Interests that are junior to the Claims or Interests of the nonaccepting class will not receive any property under the Plan.

(c)            Equity Interests.  Either (i) each holder of an Equity Interest will receive or retain under the Plan property of a value equal to the greatest of the fixed liquidation preference to which such holder is entitled, the fixed redemption price to which such holder is entitled or the value of its interest or (ii) the holder of an Interest that is junior to the nonaccepting class will not receive or retain any property under the Plan.

3.           Feasibility

The Bankruptcy Code permits a plan to be confirmed if it is not likely to be followed by a liquidation or the need for further financial reorganization of the debtor.  For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed their ability to meet their obligations under the Plan.  Based upon the Financial Projections attached as Exhibit C and the assumptions set forth therein, the Debtors believe that they will be able to make all distributions required pursuant to the Plan and to fund their operations going forward and, therefore, that confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization.

4.           Best Interests Test

With respect to each Impaired Class of Claims and Equity Interests, Confirmation of the Plan requires that each holder of an Allowed Claim or Equity Interest either (i) accept the Plan or (ii) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code.  To determine what holders of Claims and Equity Interests in each Impaired Class would receive if the Debtors were liquidated under chapter 7, the Court must determine the dollar amount that would be generated from the liquidation of the Debtors’ assets and properties in the context of a chapter 7 liquidation case.  The Cash amount that would be available for satisfaction of Claims and Equity Interests would consist of the proceeds resulting from the disposition of the unencumbered assets and properties of the Debtors, augmented by the unencumbered Cash, if any, held by the Debtors at the time of the commencement of the liquidation case.  Such Cash amount would be reduced by the amount of the costs and expenses of the liquidation and by such additional administrative and priority claims that might result from the termination of the Debtors’ business and the use of chapter 7 for the purposes of liquidation.

The Debtors’ costs of liquidation under chapter 7 would include the fees payable to a chapter 7 trustee, as well as those fees that might be payable to attorneys and other professionals that such a trustee might engage.  In addition, claims would arise by reason of the breach or rejection of obligations incurred and leases and executory contracts assumed or entered into by the Debtors during the pendency of the Chapter 11 Cases.  The foregoing types of claims and other claims that might arise in a liquidation case or result from the pending Chapter 11 Cases, including any unpaid expenses incurred by the Debtors and the Creditors Committee during the Chapter 11 Cases such as compensation for attorneys, financial advisors and accountants, would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay prepetition Allowed Unsecured Claims.

To determine if the Plan is in the best interests of each Impaired Class, the value of the distributions from the proceeds of a liquidation of the Debtors’ unencumbered assets and properties, after subtracting the amounts attributable to the foregoing claims, are then compared with the value of the property offered to such Classes of Claims and Equity Interests under the Plan.

After considering the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors and Interest holders in the Chapter 11 Cases, including (i) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee, (ii) the likely erosion in value of assets in a chapter 7 case in the context of an expeditious liquidation and the “forced sale” atmosphere that would prevail under chapter 7 and (iii) the substantial increases in Claims which would be satisfied on a priority basis or on parity with creditors in the Chapter 11 Cases, the Debtors have determined that confirmation of the Plan will provide each holder of an Allowed Claim or Equity Interest with a recovery that is not less than such holder would receive pursuant to a liquidation of the Debtors under chapter 7.

The Debtors’ Liquidation Analysis is attached hereto as Exhibit D.  The information set forth in Exhibit D provides a summary of the liquidation values of the Debtors’ assets, assuming a chapter 7 liquidation in which a trustee appointed by the Court would liquidate the assets of the Debtors’ estates.  The Liquidation Analysis was prepared by the Debtors with the assistance of Zolfo Cooper.  As reflected in Exhibit D, because the estimated liquidation value of the Debtors’ estates is less than the amount of the DIP Financing Claims, nothing would be available for distribution to holders of Allowed Administrative Claims, Priority Claims or General Unsecured Claims.

Underlying the Liquidation Analysis are a number of estimates and assumptions that, although developed and considered reasonable by management, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtors and their management.  The Liquidation Analysis is also based on assumptions with regard to liquidation decisions that are subject to change.  Accordingly, the values reflected might not be realized if the Debtors were, in fact, to undergo such a liquidation.  The chapter 7 liquidation period is assumed to be a period of 6 months, allowing for, among other things, the (i) discontinuation of the Debtors’ operations, (ii) sale of assets and (iii) collection of receivables.

XI.

ALTERNATIVES TO CONFIRMATION AND
CONSUMMATION OF THE PLAN

If the Plan is not confirmed and consummated, the alternatives to the Plan include (i) liquidation of the Debtors under chapter 7 of the Bankruptcy Code and (ii) an alternative plan of reorganization or a plan of liquidation.

A.	Alternative Plan of Reorganization or Plan of Liquidation

If the Plan is not confirmed, the Court could confirm a different plan.  The Plan is, in essence, a reorganization of the Debtors’ business and a different plan might involve either a reorganization and continuation of the Debtors’ business or an orderly liquidation of the Debtors’ assets.  The Debtors believe that the Plan, as described herein, enables creditors and interests holders to realize the highest and best value under the circumstances.  The Debtors believe that any liquidation of the Debtors’ assets or alternative form of chapter 11 plan is a much less attractive alternative to creditors than the Plan because of the far greater returns and certainty provided by the Plan.  Other alternatives could involve diminished recoveries, significant delay, uncertainty, and substantial additional administrative costs.  The Debtors believe that their Plan provides the best recovery to their creditors by providing them with a negotiated resolution of the Valuation Litigation, which provides for a distribution of Cash or New BRHI Common Stock and New BRHI Warrants, as the case may be, rather than no recovery or diminished recoveries following a conclusion of the Valuation Litigation, liquidation of their assets or distribution of other property.

B.	Liquidation Under Chapter 7

If no plan is confirmed, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed or elected to liquidate the Debtors’ assets for distribution in accordance with the priorities established by chapter 7 of the Bankruptcy Code.  A discussion of the effects that a chapter 7 liquidation would have on the recoveries of holders of Claims and Equity Interests is set forth in the Liquidation Analysis attached as Exhibit D to this Disclosure Statement.  For the reasons articulated in Article X above, the Debtors believe that a liquidation under chapter 7 would result in smaller distributions being made to creditors than those provided for in the Plan.

XII.

SECURITIES LAW MATTERS

No registration statement will be filed under the Securities Act, or any state securities laws with respect to the offer and distribution under the Plan of the New BRHI Common Stock (as defined in this Article, the “Plan Securities”).  The Debtors believe that the provisions of section 1145(a)(1) of the Bankruptcy Code exempt the offer and distribution of the Plan Securities from federal and state securities registration requirements (including, without limitation, Section 5 of the Securities Act or any similar state or local law requiring the registration for offer or sale of a security of registration of licensing of an issuer or a security).

A.	Bankruptcy Code Exemptions from Registration Requirements

1.           Initial Offer and Sale of Plan Securities

Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under the Securities Act and state laws if three principal requirements are satisfied:  (i) the securities must be offered and sold under a plan of reorganization and must be securities of the debtor, of an affiliate participating in a joint plan with the debtor or of a successor to the debtor under the plan; (ii) the recipients of the securities must each hold a prepetition or administrative expense claim against the debtor or an interest in the debtor; and (iii) the securities must be issued entirely in exchange for the recipient’s claim against or interest in the debtor, or principally in such exchange and partly for cash or property.  The Debtors believe that the offer and sale of the Plan Securities under the Plan satisfy the requirements of section 1145(a)(1) of the Bankruptcy Code and are, therefore, exempt from registration under the Securities Act and state securities laws.

The exemptions provided for in section 1145 do not apply to an entity that is deemed an “underwriter” as such term is defined in section 1145(b).  Section 1145(b) identifies four types of “underwriters”:

(a)           persons who purchase a claim against, an interest in, or a claim for administrative expense against, the debtor, with a view to distributing any security received in exchange for such a claim or interest (“accumulators”);

(b)           persons who offer to sell securities offered under a plan for the holders of such securities (“distributors”);

(c)           persons who offer to buy securities from the holders of such securities, if the offer to buy is (a) with a view to distributing such securities and (b) made under a distribution agreement; and

(d)           a person who is an “issuer” with respect to the securities, as the term “issuer” is defined in section 2(11) of the Securities Act.

2.           Subsequent Transfers of Plan Securities

In general, all resales and subsequent transactions in the Plan Securities will be exempt from registration under the Securities Act pursuant to section 4(1) of the Securities Act, unless the holder thereof is deemed to be an “issuer,” an “underwriter” or a “dealer” with respect to such securities.

As used in this definition, an “issuer” includes any “affiliate” of the issuer which means any person directly or indirectly controlling, controlled by or under common control with the issuer.  Under section 2(12) of the Securities Act, a “dealer” is any person who engages either for all or part of his or her time, directly or indirectly, as agent, broker or principal, in the business of offering, buying, selling or otherwise dealing or trading in securities issued by another person.  Whether or not any particular person would be deemed to be an “underwriter” or a “dealer” with respect to any Plan Security or to “control,” be under “common control with,” or be “controlled” by, an issuer would depend upon various facts and circumstances applicable to that person.  Accordingly, the Debtors express no view as to whether any person would be an “underwriter” or a “dealer” with respect to any Plan Security or to “control,” be under “common control with,” or be “controlled” by, an issuer.

The SEC has taken the position that resales of securities distributed under a plan of reorganization by accumulators and distributors of securities who are not affiliates of the issuer of such securities are exempt from registration under the Securities Act if effected in “ordinary trading transactions.”  The staff of the SEC has indicated in this context that a transaction by such non-affiliates may be considered an “ordinary trading transaction” if it is made on an exchange or in the over-the-counter market and does not involve any of the following factors:

(a)           (i) concerted action by the recipients of securities issued under a plan in connection with the sale of such securities or (ii) concerted action by distributors on behalf of one or more such recipients in connection with such sales;

(b)           the use of informational documents concerning the offering of the securities prepared or used to assist in the resale of such securities, other than a bankruptcy court-approved disclosure statement and supplements thereto, and documents filed with the SEC pursuant to the Exchange Act; or

(c)           the payment of special compensation to brokers and dealers in connection with the sale of such securities designed as a special incentive to the resale of such securities (other than the compensation that would be paid pursuant to arm’s-length negotiations between a seller and a broker or dealer, each acting unilaterally, not greater than the compensation that would be paid for a routine similar-sized sale of similar securities of a similar issuer).

The views of the SEC on the matter have not, however, been sought by the Debtors and, therefore, no assurance can be given regarding the proper application of the “ordinary trading transaction” exemption described above.  Any person intending to rely on such exemption is urged to consult their counsel as to the applicability thereof to their circumstances.

The Debtors believe that, pursuant to section 1145(c) of the Bankruptcy Code, the Plan Securities will not be “restricted securities” as defined in Rule 144(a)(3).  In addition, affiliates of the issuer will not be deemed to be engaged in a distribution of the Plan Securities and therefore not be deemed to be “underwriters” under section 2(11) of the Securities Act if they comply with the requirements of Rule 144 under the Securities Act for the resale of their Plan Securities.  Rule 144 allows a holder of securities that is an affiliate of the issuer of such securities to sell, without registration, within any three-month period a number of such securities that does not exceed the greater of one percent (1%) of the number of outstanding securities in question or the average weekly trading volume in the securities in question during the four (4) calendar weeks preceding the date on which notice of such sale was filed pursuant to Rule 144, subject to the satisfaction of certain other requirements of Rule 144 regarding the manner of sale, notice requirements and the availability of current public information regarding the issuer.

GIVEN THE COMPLEX NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER, AFFILIATE OR DEALER, THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN THE PLAN SECURITIES.  THE DEBTORS RECOMMEND THAT HOLDERS OF CLAIMS CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.

State securities laws generally provide registration exemptions for subsequent transfers by a bona-fide owner for their own account and subsequent transfers to institutional or accredited investors.  Such exemptions are generally expected to be available for subsequent transfers of Plan Securities.

Under Section 1145(a)(4) of the Bankruptcy Code, stockbrokers effecting transactions in the Plan Securities prior to the expiration of 40 days after the Effective Date are required to deliver to the purchaser of such securities a copy of this Disclosure Statement (and supplements hereto, if any, if ordered by the Court) at or before the time of delivery of such securities to such purchaser.

THE DEBTORS DO NOT PRESENTLY INTEND TO SUBMIT ANY NO-ACTION OR INTERPRETATIVE REQUESTS TO THE SEC WITH RESPECT TO ANY SECURITIES LAWS MATTERS DISCUSSED HEREIN.

Following the Effective Date, the Plan Securities will not be traded on any stock exchange or other national quotation system.  As a result of the termination of the Indenture, the Debtors will no longer be obligated to file annual, quarterly or other reports under the Securities Exchange Act.

XIII.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

IRS Circular 230 disclosure: To ensure compliance with requirements imposed by the IRS, we inform you that any U.S. federal tax advice contained in this document is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding penalties under the Internal Revenue Code or (ii) promoting, marketing or recommending to another party any transaction or matter that is contained in this document.

The following discussion summarizes certain federal income tax consequences of the implementation of the Plan to holders of Claims and Equity Interests in Classes 2, 3A, 3B, 4, 5, 6, 7, 9, and 10 and to the Debtors.  It does not address the federal income tax consequences to holders whose secured or priority Claims are entitled to reinstatement or payment in full in Cash under the Plan.

The following summary is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), Treasury regulations promulgated and proposed thereunder, judicial decisions, and published administrative rules and pronouncements of the IRS in effect on the date hereof.  Changes in, or new interpretations of, such rules may have retroactive effect and could significantly affect the federal income tax consequences described below.

The federal income tax consequences of the Plan are complex and are subject to uncertainties.  The Debtors have not requested a ruling from the IRS or an opinion of counsel with respect to any of the tax aspects of the Plan.  Thus, no assurance can be given as to the interpretation that the IRS will adopt.  In addition, this summary does not address foreign, state, or local tax consequences of the Plan, and it does not purport to address the federal income tax consequences of the Plan to special classes of taxpayers (such as foreign taxpayers, broker-dealers, banks, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, tax-exempt organizations, and investors in pass-through entities).

ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF A HOLDER OF A CLAIM OR EQUITY INTEREST.  EACH HOLDER OF A CLAIM OR EQUITY INTEREST IS URGED TO CONSULT ITS OWN TAX ADVISOR FOR THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN.

A.	Consequences to Creditors

1.           Tax Securities

The federal income tax consequences of the Plan may vary depending upon, among other things, whether a holder’s Claim and the property for which it is being exchanged constitutes a “security” of the Debtors for federal income tax purposes (a “Tax Security”).  The term “security” is not defined in the Tax Code but is generally understood to include stock, rights to purchase stock, and debt instruments with a maturity of more than ten (10) years from the date of issuance, although the determination whether a particular claim or debt constitutes a Tax Security depends upon an overall evaluation of the nature of the claim or debt.  An instrument with an original term of as little as five (5) years may qualify.  Under these principles, it is likely that the New BRHI Common Stock will be characterized as a Tax Security.  Each holder should consult its tax advisor regarding the tax status of its Claim or Claims.

The Tax Security issue arises because the Tax Code’s corporate reorganization provisions generally provide that a holder recognizes no gain or loss upon exchanging an issuer’s Tax Securities for other Tax Securities of such issuer (except that consideration received for a claim for accrued but unpaid interest must be included as current income).  By contrast, a holder will recognize gain or loss upon exchanging (i) an issuer’s obligations that are not Tax Securities for Tax Securities of such issuer, or (ii) an issuer’s Tax Securities for obligations of such issuer that are not Tax Securities.  See also subsection A.3 below (“Consequences to Creditors - Claims Not Constituting Tax Securities”).

2.           Claims and Consideration Constituting Tax Securities

In general, if a holder of a Claim that constitutes a Tax Security exchanges such Claim for consideration that constitutes a Tax Security, such holder will not recognize any gain or loss upon implementation of the Plan.  A holder of a Claim that constitutes a Tax Security who receives no distribution will recognize a loss equal to such holder’s basis in such Claim, the character of which will be determined under the rules described in subsection B.2. below (“Additional Tax Consideration for All Holders of Claims”).

A holder’s tax basis in Tax Securities received in satisfaction of a Claim represented by a Tax Security of the Debtors will be such holder's adjusted tax basis in such Claim.

A holder’s holding period for Tax Securities received in exchange for the Debtors’ Tax Securities will include such holder’s holding period for the obligations so exchanged, except to the extent the new Tax Securities were issued in respect of such holder’s Claim for accrued interest.  A holder’s holding period for Tax Securities issued in respect of its Claim for accrued interest (or in respect of which the holder is otherwise required to recognize gain) will begin on the day after its issuance.

The tax-free treatment of an exchange of Tax Securities pursuant to the Plan is contingent upon the Plan qualifying as a reorganization under the Tax Code.  Under factual circumstances similar to the Plan, the IRS has privately ruled that the exchange by the creditors of a subsidiary member of a consolidated group of debtors for a package that included parent company voting stock will be treated as an exchange of such creditors’ claims for stock of the corresponding subsidiary followed by an exchange by such creditors with the parent of the subsidiary stock received for parent company voting stock.  As a result of such characterization, for federal income tax purposes, there was a deemed tax-free recapitalization of the subsidiary followed by a deemed tax-free exchange of the subsidiary stock solely for voting stock of the parent corporation.  Taxpayers other than the taxpayer requesting the private letter ruling are not permitted to rely on private letter rulings as precedent or to bind the IRS.  Accordingly, there can be no assurance that the Plan will be characterized as a tax-free reorganization for federal income tax purposes.  If the Plan is not treated as a tax-free reorganization, the holders of Tax Securities will be subject to the same treatment as the holders of Claims that are not Tax Securities described in subsection A.3 below (“Claims Not Constituting Tax Securities”).

3.           Claims Not Constituting Tax Securities

The exchange of any Claims that are not treated as Tax Securities for Cash or other property, whether or not such property constitutes a Tax Security, would constitute a taxable transaction.  See also subsection B.1 below (“Additional Tax Consideration for All Holders of Claims - Distributions in Discharge of Accrued Interest”).

In such case, a holder of such Claims would generally recognize gain or loss in an amount equal to the difference between (a) the “amount realized,” i.e., the Cash and/or aggregate fair market value of all property received by the Claim holder in exchange for its Claim (other than a Claim for interest), and (b) its adjusted basis in the exchanged debt instruments (exclusive of any basis attributable to accrued interest).

The character of any gain or loss recognized as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, whether the Claim constitutes a capital asset in the hands of the holder, whether the Claim has been held for more than twelve (12) months, whether the Claim was purchased at a discount (in which case the market discount rules of the Tax Code may apply to recharacterize a portion of any gain as ordinary income), and whether and to what extent the holder has previously claimed a bad debt deduction in respect of such Claim.  Also in this regard, Tax Code Section 582(c) provides that the sale or exchange of a bond, debenture, note, certificate, or other evidence of indebtedness by certain financial institutions will be considered the sale or exchange of a non-capital asset.  Accordingly, any gain or loss recognized by such financial institutions as a result of the implementation of the Plan will be ordinary gain or loss, regardless of the nature of their Claims.  See also section B below (“Additional Tax Considerations for All Holders of Claims”).

A holder’s tax basis in any property received for a Claim that does not constitute a Tax Security will be the fair market value thereof included in the holder’s amount realized on the exchange.  The holding period for the property so received will begin on the day following the exchange.

B.	Additional Tax Considerations for All Holders of Claims

1.           Distributions in Discharge of Accrued Interest

A Claim holder that receives property including a Tax Security in discharge of a Claim for interest accrued during the period the holder owned such Claim and not previously included in such holder’s income will be required to recognize ordinary income equal to the fair market value of the consideration received in respect of such Claim.  A holder generally will recognize a deductible loss (or, possibly, a write-off against a reserve for bad debts) to the extent any accrued interest claimed was previously included in its gross income and is not paid in full by the Debtors.  The tax basis of any property received in exchange for Claims for accrued interest will be the fair market value of such property.  The holding period for such property will begin the day after the exchange.

Under the Plan, distributions in respect of Allowed Claims will be allocated first to the stated principal amount of such Claims, with any excess allocated to interest.  However, there can be no assurance that the IRS or the courts will respect the Plan allocation for federal income tax purposes.

2.           Subsequent Sale of New BRHI Common Stock

Any gain recognized by a holder upon a subsequent taxable disposition of New BRHI Common Stock received pursuant to the Plan in satisfaction of a Claim (or any stock or other property received for them in a later tax-free exchange) may be treated as ordinary income to the extent of (i) any bad debt deductions (or additions to a bad debt reserve) previously claimed with respect to its Claim and any ordinary loss deduction incurred upon satisfaction of its Claim, less any income (other than interest income) recognized by the holder upon satisfaction of its Claim, (ii) with respect to a cash-basis holder, any amounts that would have been included in its gross income if the holder’s Claim had been satisfied in full but were not included by reason of the cash method of accounting, and (iii) any accrued market discount that is assigned to the New BRHI Common Stock, as discussed in subsection B.3 below (“Additional Tax Considerations for All Holders of Claims - Market Discount”).

3.           Market Discount

Under the “market discount” provisions of sections 1276 through 1278 of the Tax Code, some or all of any gain recognized by a holder may be treated as ordinary income (instead of capital gain), to the extent of the amount of “market discount” on such claims.  In general, a debt instrument is considered to have been acquired with “market discount” if its holder’s adjusted tax basis in the debt instrument is less than (i) the sum of all remaining payments to be made on the debt instrument, excluding “qualified stated interest” or, (ii) in the case of a debt instrument issued with original issue discount, its adjusted issue price, by at least a de minimis amount (equal to 0.25 percent of the sum of all remaining payments to be made on the debt instrument, excluding qualified stated interest, multiplied by the number of remaining whole years to maturity), and the obligation does not have a fixed maturity date within one year from the date of issue.

Any gain recognized by a holder on a taxable disposition of Claims (determined as described above) that were acquired with market discount should be treated as ordinary income to the extent of the market discount that accrued thereon while such Claims were considered to be held by the holder (unless the holder elected to include market discount in income as it accrued).  To the extent that Claims that were acquired with market discount are exchanged in a tax-free or other reorganization transaction for a Tax Security, any gain recognized on the subsequent sale, exchange, redemption or other disposition of such Tax Security may thereby be treated as ordinary income to the extent of the accrued but unrecognized market discount with respect to the exchanged claims.

4.           Withholding

All distributions to holders of Allowed Claims under the Plan are subject to applicable withholding (including employment tax withholding).  Under federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to “backup withholding” at a 28% rate.  Backup withholding generally applies if the holder (a) fails to furnish its social security number or other taxpayer identification number (“TIN”), (b) furnishes an incorrect TIN, (c) fails to report properly interest or dividends, or (d) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding.  Backup withholding is not an additional tax, but merely an advance payment that may be refunded to the extent it results in an overpayment of tax.  Certain persons are exempt from backup withholding.

C.	Consequences to the Debtors — Cancellation of Debt

The Debtors have reported for federal income tax purposes substantial net operating losses (“NOLs”), and in the case of the affiliated group of which Buffets Restaurants Holdings, Inc. is the common parent (the “BRHI Group”), there are substantial NOLs that are available to be carried forward to future tax years.  As discussed below, however, certain tax attributes of the Debtors, such as NOL carryforwards and tax basis of depreciable assets, may be subject to elimination or reduction as a result of implementing the Plan.

In general, the Tax Code provides that a debtor in a bankruptcy case does not include cancellation of debt (“COD”) income in its gross income, but rather must reduce its tax attributes, to the extent it has such attributes to reduce, by the amount of COD income that otherwise would have been recognized.  The amount of COD income is the amount by which the indebtedness discharged exceeds the consideration for which it is exchanged.  A debtor’s tax attributes are generally reduced in the following order until COD income is exhausted:  NOLs, general business credits, alternative minimum tax credits, capital losses, the tax basis of its assets, passive activity losses, and credits and foreign tax credits.  A debtor may elect instead to first reduce the basis of depreciable and amortizable property.  Losses (and tax credits) are reduced only after the debtor’s tax liability for the current year is determined (with, in each case, current-year NOLs being reduced before any NOL carryforwards from prior years), and tax basis is reduced as of the first day of the succeeding year.  A debtor’s tax basis in its assets will not be reduced below the amount of its liabilities (as defined) outstanding immediately after the COD income is recognized.  Any COD income remaining after exhausting available tax attributes is simply forgiven.  The reduction of the Debtors’ tax attributes by the amount of COD, however, may trigger recognition of excess loss account (“ELA”) income by the Debtors.  ELA generally arises in a consolidated group where a parent corporation, as a result of consolidation, has previously deducted losses with respect to a subsidiary in which it has no tax basis such that so called “negative basis” is created.  Where negative basis exists a taxpayer is required to recapture the amount of ELA in certain circumstance.  The Debtors do not believe that recognition of ELA will be triggered, but ELA income recognition could be triggered if valuations and tax attributes vary from what is currently anticipated.

As a result of the reduction of the Debtors’ indebtedness pursuant to the Plan, the tax benefit attributes of the Debtors will be substantially reduced.  The Debtors believe that they will have significant COD income, and that the amount of this COD income will substantially reduce the amount of the NOL carryforwards available to the Debtors to offset future income.  As a result, unless the Debtors make the election described below, the NOL carryforwards of the BRHI Group will be significantly reduced on July 2, 2009 (assuming that the Plan is implemented in the Debtors’ fiscal year 2009).  The Debtors are considering whether it would instead be more advantageous to elect to reduce asset basis first, in which case the basis of depreciable and amortizable assets in the Debtors would be significantly reduced, effective July 2, 2009 (assuming that the Plan is implemented in the Debtors’ fiscal year 2009).  If this election were made, it is likely that the BRHI Group would retain some NOL carryforwards for tax years after fiscal year 2009, but the utilization of those NOL carryforwards could be limited by Section 382 of the Tax Code.

D.	Section 382

Section 382 of the Tax Code provides in general that when a corporation with certain tax attributes such as NOL carryforwards undergoes an “ownership change” (as defined in section 382(g) of the Tax Code), the corporation’s ability to utilize such NOL carryforwards and other tax attributes to offset income earned following such change may be subject to limitations.  Generally, an ownership change occurs when the percentage of stock (determined on the basis of value) owned by one or more holders of at least five percent (5%) of such stock increases by more than fifty (50) percentage points (in relationship to the corporation’s total stock considered to be outstanding for this purpose) from the lowest percentage of stock that was owned by such five percent (5%) shareholders at any time during the applicable “testing period.”  The testing period is ordinarily the shorter of (i) the three-year period preceding the date of testing and (ii) the period of time since the most recent ownership change of the corporation.  In general, for purposes of determining stock ownership under section 382 of the Tax Code, stock owned by an entity is deemed owned proportionately by its owners and, with certain exceptions, all persons holding less than five percent (5%) of the value of the corporation’s stock are treated as a single five percent (5%) shareholder.

A corporation that undergoes an “ownership change” may use pre-change NOL carryforwards in any taxable year following an ownership change only to the extent of its “section 382 limitation” for such taxable year.  (Similar limitations apply with respect to built-in losses, and, under section 383 of the Tax Code, tax credits.)  The section 382 limitation for a taxable year equals, in general and subject to adjustments, the product of (i) the “long term tax-exempt bond rate” as determined at the time of the ownership change and (ii) the equity value of the corporation immediately before the ownership change.  In general, in the case of a corporation that undergoes an ownership change in a bankruptcy proceeding, the value of the corporation, for purposes of calculating the section 382 limitation, is increased to reflect the surrender or cancellation of creditors’ claims for stock.  Any NOL carryforwards that are not utilized in a given year because of the section 382 limitation remain available for use in future years until their normal expiration dates, but subject to the section 382 limitation in such later years.  To the extent that a corporation’s section 382 limitation in a given year exceeds its taxable income for such year, such excess will increase the section 382 limitation in future taxable years.

Tax Code section 382(l)(6) and the Treasury regulations thereunder provide that the value of the debtor’s stock for the purpose of computing the section 382 limitation is generally equal to the lesser of (1) the aggregate value of the debtor’s stock immediately after the ownership change and (2) the value of the debtor’s assets immediately before the ownership change (determined without regard to the debtor’s liabilities).  A debtor’s determination of its section 382 limitation under section 382(l)(6) of the Tax Code generally will reflect the increase in the value of the debtor’s stock resulting from the cancellation of its debt pursuant to the in-court restructuring.  To the extent the debtor had a net unrealized built-in gain as of the effective date of the restructuring, however, the debtor would be able to increase its section 382 limitation by virtue of recognized built-in gains in the manner described herein.

THE FOREGOING FEDERAL INCOME TAX SUMMARY HAS BEEN PROVIDED FOR INFORMATIONAL PURPOSES ONLY.  ALL CREDITORS AND EQUITY HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES OF THE PLAN

XIV.

CONCLUSION

The Debtors believe that confirmation of the Plan is in the best interests of all Creditors and Equity Interest holders and urge all creditors who receive ballots to vote in favor of the Plan.

Dated:   March 11, 2009

BUFFETS RESTAURANTS HOLDINGS, INC.

By:	/s/ R. Michael Andrews, Jr.
Name:	R. Michael Andrews, Jr.
Title:	Chief Executive Officer

BUFFETS HOLDINGS, INC.

By:	/s/ R. Michael Andrews, Jr.
Name:	R. Michael Andrews, Jr.
Title:	Chief Executive Officer

BUFFETS, INC.

By:	/s/ R. Michael Andrews, Jr.
Name:	R. Michael Andrews, Jr.
Title:	Chief Executive Officer

HOMETOWN BUFFET, INC.

By:	/s/ R. Michael Andrews, Jr.
Name:	R. Michael Andrews, Jr.
Title:	Chief Executive Officer

OCB RESTAURANT COMPANY, LLC

By:	/s/ R. Michael Andrews, Jr.
Name:	R. Michael Andrews, Jr.
Title:	Chief Manager

OCB PURCHASING CO.

By:	/s/ R. Michael Andrews, Jr.
Name:	R. Michael Andrews, Jr.
Title:	Chief Executive Officer

BUFFETS LEASING COMPANY, LLC

By:	/s/ R. Michael Andrews, Jr.
Name:	R. Michael Andrews, Jr.
Title:	Chief Manager

RYAN’S RESTAURANT GROUP, INC.

By:	/s/ R. Michael Andrews, Jr.
Name:	R. Michael Andrews, Jr.
Title:	Chief Executive Officer

BUFFETS FRANCHISE HOLDINGS, LLC

By:	/s/ R. Michael Andrews, Jr.
Name:	R. Michael Andrews, Jr.
Title:	Chief Manager

TAHOE JOE’S, INC.

By:	/s/ R. Michael Andrews, Jr.
Name:	R. Michael Andrews, Jr.
Title:	Chief Executive Officer

HOMETOWN LEASING COMPANY, LLC

By:	/s/ R. Michael Andrews, Jr.
Name:	R. Michael Andrews, Jr.
Title:	Chief Manager

OCB LEASING COMPANY, LLC

By:	/s/ R. Michael Andrews, Jr.
Name:	R. Michael Andrews, Jr.
Title:	Chief Manager

BIG R PROCUREMENT COMPANY, LLC

By:	/s/ R. Michael Andrews, Jr.
Name:	R. Michael Andrews, Jr.
Title:	Chief Manager

RYAN’S RESTAURANT LEASING COMPANY, LLC

By:	/s/ R. Michael Andrews, Jr.
Name:	R. Michael Andrews, Jr.
Title:	Chief Manager

FIRE MOUNTAIN RESTAURANTS, LLC
By: Ryan’s Restaurant Group, Inc., Sole Member

By:	/s/ R. Michael Andrews, Jr.
Name:	R. Michael Andrews, Jr.
Title:	Chief Executive Officer

RYAN’S RESTAURANT MANAGEMENT GROUP, LLC

By:	/s/ R. Michael Andrews, Jr.
Name:	R. Michael Andrews, Jr.
Title:	Chief Manager

TAHOE JOE’S LEASING COMPANY, LLC

By:	/s/ R. Michael Andrews, Jr.
Name:	R. Michael Andrews, Jr.
Title:	Chief Manager

FIRE MOUNTAIN LEASING COMPANY, LLC

By:	/s/ R. Michael Andrews, Jr.
Name:	R. Michael Andrews, Jr.
Title:	Chief Manager

FIRE MOUNTAIN MANAGEMENT GROUP, LLC

By:	/s/ R. Michael Andrews, Jr.
Name:	R. Michael Andrews, Jr.
Title:	Chief Manager

EXHIBITS

Exhibit A –Plan of Reorganization

Exhibit B-1 – The Initial Disclosure Statement Order

Exhibit B-2 – The Amended Disclosure Statement Order

Exhibit C – Projected Financial Information

Exhibit D – Liquidation Analysis

EXHIBIT D

HYPOTHETICAL LIQUIDATION ANALYSIS

Section 1129(a)(7) of the Bankruptcy Code, often called the “best interests” test, requires that the Bankruptcy Court find, as a condition to Confirmation, that each Holder of a Claim or Equity Interest in each Impaired Class:  (i) has accepted the Plan; or (ii) will receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the amount that such Person would receive if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code.  To make these findings, the Bankruptcy Court must:  (1) estimate the cash proceeds (the “Liquidation Proceeds”) that a Chapter 7 Trustee would generate if the Debtor’s Chapter 11 Case were converted to a Chapter 7 case on the Effective Date and the assets of such Debtor’s Estate were liquidated; (2) determine the distribution (the “Liquidation Distribution”) that each non-accepting Holder of a Claim or Equity Interest would receive from the Liquidation Proceeds under the priority scheme dictated in Chapter 7; and (3) compare each Holder’s Liquidation Distribution to the distribution under the Plan (“Plan Distribution”) that such Holder would receive if the Plan were confirmed and consummated.

To assist the Bankruptcy Court in making the findings required under section 1129(a)(7), the Debtors have prepared this Hypothetical Liquidation Analysis (“Liquidation”). As the Debtors’ Plan has been prepared on a consolidated basis, this Liquidation Analysis was also prepared on a Consolidated basis.  As such, proceeds realized from each Debtor are aggregated in a common distribution source.  For purposes of distribution, each and every asserted Claim against and Equity Interest in any Debtor is entitled to a distribution from the aggregated proceeds.  Any Claim against a Debtor and any guarantee thereof executed by any other Debtor and any joint or several liability of any of the Debtors are deemed one right to a distribution from the aggregated proceeds.

The Liquidation Analysis presents both “High” and “Low” estimates of Liquidation Proceeds representing a range of management’s assumptions and estimates relating to the proceeds to be received from the liquidation of the assets less the costs incurred during the liquidation.  It is assumed that a majority of the liquidation would be performed over a period of six to twelve months.  The assumed date of the conversion to a hypothetical Chapter 7 Liquidation is approximately April 29, 2009 (“Conversion Date”).  It is assumed that a Chapter 7 Trustee (to be appointed), plus certain current Buffets employees will be employed to wind-down the operations and sell the Debtors’ assets on a piecemeal basis, and/or at auction.

The statements in the Liquidation Analysis, including estimates of Allowed Claims, were prepared solely to assist the Bankruptcy Court in making the findings required under section 1129(a)(7) and they may not be used or relied upon for any other purpose.

THE DEBTORS BELIEVE THAT ANY ANALYSIS OF A HYPOTHETICAL LIQUIDATION IS NECESSARILY SPECULATIVE.  THERE ARE A NUMBER OF ESTIMATES AND ASSUMPTIONS UNDERLYING THE LIQUIDATION ANALYSIS THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC, COMPETITIVE AND OPERATIONAL UNCERTAINTIES AND CONTINGENCIES BEYOND THE CONTROL OF THE DEBTORS OR A CHAPTER 7 TRUSTEE.  NEITHER THE LIQUIDATION ANALYSIS, NOR THE FINANCIAL INFORMATION ON WHICH IT IS BASED, HAS BEEN EXAMINED OR REVIEWED BY INDEPENDENT ACCOUNTANTS IN ACCORDANCE WITH STANDARDS PROMULGATED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS.  THERE CAN BE NO ASSURANCE THAT ACTUAL RESULTS WILL NOT VARY MATERIALLY FROM THE HYPOTHETICAL RESULTS PRESENTED IN THE LIQUIDATION ANALYSIS.

(Amounts in $000s)
Summary Overview

						See
	Estimated	Estimated Liquidation Value				Attached
	Book Value	High		Low		Notes
Statement of Estimated Assets
Cash	$20,800	$20,800	100%	$20,350	98%	1
Accounts Receivable	7,000	6,072	87%	4,669	67%	2
Inventory	29,100	2,844	10%	678	2%	3
Restricted Cash	2,100	-	0%	-	0%	4
Prepaid Expenses	37,917	2,086	6%	233	1%	5
Property Plant & Equipment	176,701	59,499	34%	30,466	17%	6
Goodwill and Other Intangibles	195,542	10,510	5%	1,200	1%	7
Other NonCurrent Assets	30,967	1,360	4%	730	2%	8
Items Not on Balance Sheet	n/a	5,000		0		9
Gross Liquidation Proceeds	$500,127	$108,170	22%	$58,326	12%

		Recovery
		High		Low
		Amount	%	Amount	%
Recovery of Claims and Costs

Estimated Accrued Sales Tax	$6,000	$6,000	100%	$6,000	100%	10-C3

Super Priority Claims
New Money Loan	$71,250	$71,250	100%	$52,326	73%	13A
Roll-Over Facility	199,631	30,920	15%	-	0%	13B
	$270,881	$102,170	38%	$52,326	19%
Less Wind-Down Costs		(4,208)		(8,837)		11/12
Less: Carve-Out for Professional Fees		(4,100)		(4,100)		10-C5b
Total Deductions from Recovery		(8,308)		(12,937)
Net Recovery to Super Priority Claims		$93,862	35%	$39,389	15%

Undistributed Net Proceeds		$0		$0

Pre-Petition Secured Claims	$379,618	$0	0%	$0	0%	14
Administrative Claims	$254,823	$0	0%	$0	0%	15
Priority Claims	$17,457	$0	0%	$0	0%	16
General Unsecured Claims	$456,138	$0	0%	$0	0%	17

As the table above shows, the estimated net proceeds from a Chapter 7 Liquidation Analysis range from approximately $58 million to $108 million before wind-down costs and payment of any claims.  The major assumptions are detailed on the following pages.

MAJOR ASSUMPTIONS

A.   Proceeds from Liquidation of Assets

The estimated Net Book Values (“NBV”) of the assets were derived from a combination of actual balances as of November 19, 2008, and projected balances as of April 29, 2009, the assumed date of the conversion to a Chapter 7 Liquidation. In addition, the net estimated liquidation proceeds are on a current value basis rather than net present value basis (unless otherwise noted) even though the Liquidation is expected to take place over a period of 6-12 months (or more).

1.	Cash

The amounts shown are the projected cash balances available to the Debtors as of the Conversion Date.  The estimated cash balances were derived from the forecasted balance sheet based on projected cash flows through the Effective Date.  The cash balances,

a.	Are prior to any wind-down costs required for the Liquidation except as noted;

b.	Exclude payment of any Professional Fees accrued and unpaid to that date;

c.	Do not include any “restricted cash” or cash in escrow accounts.

2.	Accounts Receivable

Accounts Receivable was analyzed by the following major general ledger accounts:

a.	Credit Cards	Recovery range of 90% to 98%, after deductions for fees and true-ups.
b.	Rebates	Recovery assumed at a range of 67% to 90%. Rebates are based on actual purchases from the respective vendors and should be collectable.
c.	Inter-Company	On a consolidated basis, all inter-company balances are eliminated.
d.	Other
Recovery assumed at a range of 25% to 50%. Primarily “Group Account” customers (military, church groups, schools, etc).  Collections are managed at the local restaurant level and would be difficult to collect in a wind-down.

3.	Inventory

Inventory includes two primary categories: Food and related items in restaurants (30% of total) and Smallwares which includes dishes, utensils, etc. (70% of total):

a. Food Due to its perishable nature, would be sold to liquidators or donated to food banks with recoveries between 5% to 25%.

b. Smallwares In a large scale liquidation such as this, the value of this product is estimated to range between $500 to $1,500 per store.

4.	Restricted Cash

Primarily cash held in the Wells Fargo Utility Deposit Escrow Account for the benefit of utilities that did not receive separate deposits. This account is, for the most part, equal to ½ month of average usage for each of the respective utilities. It is assumed that these funds will either be used during the wind-down period or that the Utilities will have them applied to their open post-petition balances.

5.	Prepaid Expenses and Other Assets

a.	Escrow Deposits	Miscellaneous deposits with insurance companies and banks.

b.	Pre-Funded L/Cs	Post-petition L/Cs with various insurance carriers and food vendors. It is assumed that these L/Cs will be fully drawn in a liquidation to satisfy post-petition obligations.

c.	Prepaid-Insurance	Pre-paid premiums for various insurance policies (property, general liability, auto, etc). Assumed to be applied during wind-down period. Little to no recovery is expected on these prepaids.

d.	Prepaid-Advertising	Little to no refund would be expected in a Liquidation.

e.	Other	Various other prepaids including IT and other services. Minimal recovery.

6.	Property Plant and Equipment (PP&E)

PP&E was analyzed in the following major groups:

a.	Cabinet Division
The Company has a division that builds and refurbishes various types of furniture and equipment for use in the Debtors’ restaurants. The estimated value of this inventory to third parties under a liquidation would range between 10% and 25% of Book Value.

b.	Corporate Inventory	Primarily includes P/C’s and offices supplies. This product would be sold to liquidators.
c.	Leasehold Impr.	Due to its nature, most Leasehold Improvements would remain with the stores.
d.	Equipment	All of the non-attached FF&E in the stores is assumed to be sold to liquidators. The value of the equipment in a mass liquidation is estimated at $15K to $38K per store.
e.	Assets to be Sold:
The Company currently owns approximately 17 parcels of non-operating real estate including closed stores, undeveloped land and office buildings. The liquidation values for these properties are based on valuations provided by an independent appraiser’s valuation of the properties.

e.	Assets to be Sold	The Company owns 11 Stores that are currently operating. The liquidation values for these stores are based on an independent appraiser’s valuation of the properties.
f.	Leasehold Value:
The Company currently leases over 540 properties of which a majority are being leased at or above market rates. For the leases with contractual rentals below estimated current market rates, the Company has valued the leases as described below. The estimated market rentals were provided by an independent appraiser.

i.
For each such lease, the margin of market value rentals over actual contractual rentals was calculated for the remainder of the current lease term, plus a portion of  future renewal options. For both the “High” and “Low” valuations, a total term of five years was used. The market value for the Low valuation was assumed at 80% of the “High” market value.

ii.	An assumed marketing period of nine months was assumed in which the Company was responsible for the contractual rentals, CAM, taxes and other non-rent charges.
iii.	The value streams were present valued using a discount rate of 6.0% for the High valuation and 10.0% for the Low valuation.

Note: The net proceeds for items 6e, 6f and 6g above are net of commissions.

7.	Goodwill and Other Intangible Assets
a.	Goodwill	No Value
b.	Acquisition Costs	No Value
c.	Liquor Licenses	It is estimated that the Liquor Licenses at the Tahoe Joes stores could be sold be sold for between $200K and $510K.
d.	Recipes	Potential value as part of sale of “Trademarks” below
e.	Trademarks	Under the assumption that a buyer of some of the Leasehold Interests would continue to operate the restaurants under their current tradename, a value of up to $10 million was assumed.

8.	Other Non-Current Assets
a.	Deposits: Utilities	It is assumed that these funds will either be used during the wind-down period or that the Utilities will have them applied to their open post-petition balances
b.	Deposits: Insurance	The Company owns a “Split Dollar Life Insurance” policy on an employee with an estimate current value of $400K to $700K

c.	Deposits: Miscell.	Various miscellaneous deposits
d.	Net Debt Issuance Costs:	No Value

9.	Non-Balance Sheet Accounts

a.	Preference Claims Actions

Under a Liquidation scenario, the Company would pursue numerous potential Preference Actions to force recovery of certain payments from creditors that were made by the Company during the 90 day period prior to the Chapter 11 Filing.  The Company is currently in the process of reviewing its payment records to determine the amount and number of potential preference action items that could be pursued.  Based on a preliminary review, the value range of these potential actions is estimated at $0 to $5.0 million

b.	Pending Lawsuits

The Company does not have any pending lawsuits against third parties that are expected to result in net proceeds to the Company.

B.	Costs/Claims Due to Conversion to Chapter 7

The Estate would incur additional costs and claims due to the conversion of the Chapter 11 case to a Chapter 7 case.  In addition, the estate could bear considerable costs to liquidate the assets with value and for the wind-down of the Estate.

10.	Estimated Additional Costs and Claims Due to a Chapter 7 Conversion

A.
Payroll and Payroll Taxes: As most of Buffets employees are paid in arrears, there is estimated to be approximately $17 million of accrued payroll and payroll taxes as of the Effective Date. These costs receive Administrative Claim status in this Liquidation Analysis.

B.
Severance:  Under this Liquidation Analysis, it was assumed that normal Company Practice would not be followed and that Severance would not be paid.  As a note, under normal Company Practice, the total amount owed would be approximately $30 million.

C.	Accounts Payable and Accrued Expenses
1.
Accounts Payable and Accrued Expenses:  As of the conversion date, it is estimated that there will be approximately $58 million of post-petition accrued costs and payables (primarily trade vendors). Some of the vendors, primarily Food Vendors and Utilities) have Letters of Credit and deposits totaling approximately $31 million to secure their receivables. The remaining claims would receive Administrative Claims status.

2.	Insurance and General Liability:
i.	General Liability
$15 million. Consists of various claims and lawsuits against the Debtors. The reserve amount is the estimated amount for which the Company is responsible. The Company is self-insured with large ($250K to $500K) individual stop-loss levels after which insurance policies kick in. It is estimated that approximately $13 million is pre-petition (General Unsecured Claims) and approximately $2 million is post-petition (Administrative Claims).

ii.	Insurance	$3 million. Consists of the Company’s portion of medical claims and are assumed to be post-petition (administrative claims).
3.	Sales Taxes: The Company collects sales tax on its customer sales and remits the proceeds to the respective taxing jurisdictions approximately one month after collection. These proceeds are in effect “Trust Fund” proceeds and would be remitted to the taxing jurisdictions prior to any other claim (including the Super-Priority Claims) being paid.
4.	Gift certificates: Any outstanding customer gift certificate would not be honored as store operations have ceased. These claims (assumed to be post-petition) would receive Administrative Claims status.
5.	Professional Fees: Treatment is based on terms of the DIP Agreement:
i.	Lenders’ Professionals:	Do not receive a recovery under a Chapter 7 Conversion as they are not covered by the DIP Agreement Carve-Out
ii.	Other Retained Prof.:	Under the DIP Agreement Carve-Out, the Professionals for the Company and the UCC will receive payment out of the proceeds paid to the Super-Priority Claims
6.
Property Taxes:  Accrued property taxes (post-petition) receive Administrative Claim status. An exception here would be for properties with value under the Leasehold Valuation analysis, those taxes would be paid in order to retain the value of the property.

7.	Taxes: Unpaid federal, state and local taxes would receive a Priority Claim in a Liquidation.
8.
Workers Compensation Claims:  Covered under existing Letters of Credit. Any claims in excess of the Letters of Credit become the responsibility of the insurance carrier subject to further claims from such carriers.

D.	New Claims Due to Conversion to Chapter 7

1.	Lease Rejection Claims
i.	Assumed Leases:	Over 320 real estate leases were assumed during the post-petition period. In most cases, the landlords would receive an Administrative Claim equal to 24 months of rent.

ii.	Non-Assumed Leases:	The remaining real estate leases that were not assumed would receive General Unsecured Claims under Section 502(b)(6).
2.	Other Contracts	Numerous other non-real estate contracts would also be rejected. Most of the parties to these contracts would be entitled to file General Unsecured Claims.

C.	Wind-Down Costs

11.	Costs required for wind-down of the Estate and for the liquidation of the assets.

It is estimated it could take 6 to 12 months or more to perform the following activities necessary to wind-down the Estate:
a.	Liquidation of Assets
i.	Sale of major owned real estate assets
ii.	Sale of leases with leasehold value greater than market value
iii.	Collection of accounts receivable and liquidation of inventory
iv.	Liquidation of remaining assets with value
b.	Close and reconcile books including collecting all accounts receivable, reviewing accounts payable and filing all required tax returns.
c.	Review and reconcile various creditor claims

The major types of costs to be incurred for the wind-down of Estate and sale of assets are shown below. It should be noted, that due to the low creditor recoveries, the actual costs to be incurred in this effort will be subject to review by the holders of the Super-Priority Claims.

a.	Company Personnel
i.	Management	Oversee wind-down of operations and assist Chapter 7 Trustee
ii.	Accounting	Closing books and reconcile final bills and accounts payable
iii.	Tax	Prepare final tax returns
iv.	Real Estate	Management process for sale of stores and Leasehold Interests. It is assumed a third party real estate company will ultimately manage this process.
v.	Legal	Close remaining general liability and legal claims
vi.	MIS	Maintain most systems during wind-down process
vii.	Treasury	Manage the wind-down of the Debtor’s treasury activities including closing bank accounts, and consolidating cash.

b.	Wind-Down Costs: Non-Personnel
Primarily office space for the Corporate personnel during the wind-down process

c.	Store Personnel

Existing store personnel will be used to assist in the store closure process including removing assets with value and initiating marketing activities for those locations with favorable leasehold values.

d.	Professionals

i.	Legal	Assist in wind-down of Estate and reconciliation of claims
ii.	Management	Transition of numerous functions
iii.	Real Estate	Marketing of the real estate assets
iv.	Claims Admin.	Close-out claims process
v.	Accounting	Closing/auditing the books and preparation of final tax returns

12.	Chapter 7 Trustee Fees Expenses

It is assumed a Chapter 7 Trustee would be appointed by the Court.

D.	Claims of the Estate (all Classes)

13.	Super-Priority Secured Claims
This is the $284.6 million facility created under the original DIP Agreement and is composed of two Claims:
a.
$85.0 million New Money Facility. At the assumed Liquidation Date, approximately $13.75 million of the facility will have been paid down during the post-petition period.  The estimated balance is expected to be $71.25 million.

b.	$199.6 million Roll-Over Term Loan

In this Liquidation Analysis, it is assumed that these claims receive priority over all other claim categories (except for payment of Sales Taxes as previously noted) and will receive substantially all, if not all, of the net proceeds from the liquidation value of the assets. In addition, from the recoveries to the Super-Priority Secured Claims, the following payments/claims will be paid:

a.	The costs to wind-down the Estate as noted in Section C herein
b.	Payment of the accrued and unpaid Professional Fees owed to the Debtors and UCC’s professionals.

14.	Pre-Petition Secured Claims
This class includes the remaining pre-petition secured debt as follows:
a.	The remaining $324.4 million of the total $524.0 million in Term Loans that was not included in the $199.6 million Roll-Over Line noted above
b.	Revolver: $40.0 million
c.	Letter of Credit Facility: $69.6 million (assumes remaining L/Cs are drawn)

Total Estimated Pre-Petition Secured Claims: $434.0 million, less $54.4 million in Adequate Protection Payments paid during the Chapter 11 period resulting in a net claim of $379.6 million.

15.	Administrative
a.	Estimated Claims as of October 1, 2008 (pre Chapter 7 conversion)
	i.	503(b)(9)	$4.1 million
b.	Accrued Costs and Accounts Payable as of Conversion Date
	i.	Accrued Payroll	$17.0 million
	ii.	Other Admin	$46.5 million
c.	New Claims Due to Conversion to Chapter 7
	i.	Lease Rejection Claims	$187.3 million
Total Estimated Administrative Claims:			$254.8 million

16.	Priority Claims
a.	Estimated Claims as of October 1, 2008 (pre Chapter 7 conversion)
	i.	Taxes	$14.6 million
	ii.	Employees	$0.5 million
	iii.	Other	$1.8 million
b.	Accrued as of Conversion Date
	i.	Taxes	$0.6 million
Total Estimated Priority Claims: $17.5 million

17.	General Unsecured Claims
a.	Estimated Claims as of October 1, 2008 (pre Chapter 7 conversion)
	i.	Accounts Payable	$23.9 million
	ii.	General Liability	$1.7 million
	iii.	R/E Lease Rejection	$48.0 million
	iv.	Employee Claims	$15.5 million
	v.	Executory Contracts	$7.1 million
	vi.	Other	$8.0 million

b.	Unsecured Bonds		$320.9 million
c.	New Claims Due to Chapter 7 Conversion
	i.	Lease Rejection Claims	$31.0 million
	ii	Other Contracts	n/a
	Total Estimated General Unsecured Claims:		$456.1 million